     As filed with the Securities and Exchange Commission on April 22, 1996
                                                           Registration  No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               WEST COAST BANCORP
             (Exact name of registrant as specified in its charter)

             OREGON                                6022                         93-0810577
(State or other jurisdiction of        (Primary standard industrial          (I.R.S. employer
 incorporation or organization)         classification code number)         identification no.)

 5335 S.W. MEADOWS ROAD, SUITE 201, LAKE OSWEGO, OREGON  97035  (503) 684-0884
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   VICTOR L. BARTRUFF AND RODNEY B. TIBBATTS
                 Co-Presidents and Co-Chief Executive Officers
                       5335 S.W. Meadows Road, Suite 201
                           Lake Oswego, Oregon  97035
                                 (503) 684-0884
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:

STEPHEN M. KLEIN, ESQ                           KENNETH E. ROBERTS, ESQ.
Graham & Dunn, P.C.                             Foster Pepper & Shefelman
1420 Fifth Avenue, 33rd Floor                   101 S.W. Main Street, 15th Floor
Seattle, Washington  98101                      Portland, Oregon  97024

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
 The date of mailing of the enclosed Prospectus/Proxy Statement to shareholders of Vancouver Bancorp.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                     CALCULATION OF REGISTRATION FEE
===================================================================================================
Title of Each                             Proposed Maximum      Proposed Maximum       Amount of
Class of Securities    Amount Being       Offering Price        Aggregate              Registration
Being Registered       Registered(1)      Per Share(2)          Offering Price(3)      Fee(3)
- ---------------------------------------------------------------------------------------------------
Common Stock,
No par value           757,000            $8.09                 $6,124,831.00          $2,112.01
===================================================================================================

(1) Represents the estimated maximum number of shares of Common Stock, no par value per share, of West Coast Bancorp that may be issued in exchange for the 172,984 shares of Common Stock, $1.00 par value per share, of Vancouver Bancorp that are either outstanding or subject to presently exercisable options, pursuant to the Merger Agreement described in this Registration Statement.

(2) Represents the maximum price per share of West Coast Bancorp Common Stock to be issued in the calculation of the exchange ratio pursuant to the Merger Agreement.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of the per-share book value of the Common Stock of Vancouver Bancorp as of March 31, 1996.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               WEST COAST BANCORP

                             CROSS-REFERENCE SHEET
             (SHOWING LOCATION OF INFORMATION REQUIRED BY FORM S-4)

                      S-4 Item                                                Prospectus Heading
                      --------                                                ------------------
 A.    INFORMATION ABOUT THE TRANSACTION

      1.  Forepart of Registration Statement and                Cover Page; Cross Reference Sheet; Outside Front
          Outside Front Cover Page of Prospectus                Cover Page of Prospectus/Proxy Statement

      2.  Inside Front and Outside Back Cover                   Available Information; Table of Contents
          Pages of Prospectus

      3.  Risk Factors, Ratio of Earnings to Fixed              Summary; Stock Price and Dividend Information;
          Charges, and Other Information                        Selected Financial Data; Equivalent Per Common
                                                                Share Data

      4.  Terms of the Transaction                              Summary; Equivalent Per Common Share Data;
                                                                Annual Meeting of VB Shareholders; Background
                                                                of and Reasons for the Merger; The Merger;
                                                                Unaudited Pro Forma Combined Financial
                                                                Statements; Comparison of Certain Rights of
                                                                Holders of VB and WCB Common Stock


      5.  Pro Forma Financial Information                       Selected Financial Data; Equivalent Per Common
                                                                Share Data; Unaudited Pro Forma Combined
                                                                Financial Statements

      6.  Material Contracts with the Company                   Summary; The Merger
          Being Acquired

      7.  Additional Information Required for                   Not Applicable
          Reoffering by Persons and Parties Deemed
          to be Underwriters

      8.  Interests of Named Experts and Counsel                Background of and Reasons for the Merger --
                                                                Opinion of VB Financial Advisor; Certain Legal
                                                                Matters; Experts

      9.  Disclosure of SEC Position on Indemni-                Not Applicable
          fication for Securities Act Liabilities

 B.    INFORMATION ABOUT THE REGISTRANT

     10.  Information with Respect to S-3 Registrants           Summary; Stock Price and Dividend Information;
                                                                Selected Financial Data; Equivalent Per Common
                                                                Share Data; Background of and Reasons for the
                                                                Merger; The Merger; Unaudited Pro Forma
                                                                Combined Financial Statements; Information
                                                                Concerning WCB; Supervision and Regulation;
                                                                Comparison of Certain Rights of Holders of VB
                                                                and WCB Common Stock; WCB Financial Statements

     11.  Incorporation of Certain Information by               Incorporation by Reference
          Reference

     12.  Information with Respect to S-2 or S-3                Not Applicable
          Registrants

     13.  Incorporation of Certain Information by               Not Applicable
          Reference

     14.  Information with Respect to Registrants               Not Applicable
          Other Than S-3 or S-2 Registrants

 C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15.  Information with Respect to S-3 Companies             Not Applicable

     16.  Information with Respect to S-3 or S-2                Not Applicable
          Companies

     17.  Information with Respect to Companies                 Summary; Stock Price and Dividend Information;
          Other Than S-3 or S-2 Companies                       Selected Financial Data; Equivalent Per Common
                                                                Share Data; Background of and Reasons for the
                                                                Merger; The Merger; Unaudited Pro Forma
                                                                Combined Financial Statements; Information
                                                                Concerning VB; VB Management's Discussion and
                                                                Analysis of Financial Condition and Results of
                                                                Operations; Management of VB; Supervision and
                                                                Regulation; Comparison of Certain Rights of
                                                                Holders of VB and WCB Common Stock; VB
                                                                Financial Statements

  D.  VOTING AND MANAGEMENT INFORMATION

     18.  Information if Proxies, Consents or                   Summary; Annual Meeting of VB Shareholders;
          Authorizations are to be Solicited                    Background of and Reasons for the Merger;
                                                                The Merger; Information Concerning VB;
                                                                Comparison of Certain Rights of Holders of VB
                                                                and WCB Common Stock

     19.  Information if Proxies, Consents or                   Not Applicable
          Authorizations are Not to be Solicited
          or in an Exchange Offer

                         [Vancouver Bancorp Letterhead]
                             ____________ ___, 1996

Dear Fellow Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Vancouver Bancorp ("VB"), which will be held on Tuesday May 28, 1996, at 5:00 p.m., local time, at the Royal Oaks Country Club, 8917 N.E. Fourth Plain Boulevard, Vancouver, Washington.

        At the Annual Meeting, you will be asked to consider and ratify a Plan and Agreement of Reorganization and Merger, dated as of February 15, 1996 (the "Merger Agreement"), between VB, West Coast Bancorp ("WCB") and HB Acquisition Corporation ("HB"), WCB's wholly owned subsidiary, under the terms of which VB will be merged with and into HB (the "Merger"), with the result that VB shareholders would become shareholders of WCB. The Merger is subject to various conditions which are contained in the Merger Agreement. The terms of the Merger are described in the attached Proxy Statement, which also serves as a Prospectus of WCB for its Common Stock to be issued in the Merger. The complete text of the Merger Agreement appears as Appendix A to the Prospectus/Proxy Statement. If the Merger is approved, each VB shareholder will receive shares of WCB Common Stock for each share of VB Common Stock owned, based on an exchange formula detailed in the Prospectus/Proxy Statement which is intended to provide WCB shares with a market value of approximately $66.95 for each share of VB exchanged in the merger. The Board of Directors has received an opinion from Columbia Financial Advisors, Inc. to the effect that the consideration to be received by VB's shareholders in the Merger is fair from a financial point of view.

        At the Annual Meeting, you will also be asked to elect seven directors to VB's Board of Directors, each to serve a one- year term or until their respective successors are elected and qualified, or until such time as the Merger is effective.

        YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF VANCOUVER BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER. YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of VB Common Stock. Directors are elected by a plurality of the votes cast for nominees. We urge you to read the attached Prospectus/Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the Annual Meeting, please feel free to call Anne M. Ryan, VB's Vice President and Secretary, at (360) 695-3439. Regardless of the size of your holdings, it is important that your shares be voted at the Annual Meeting.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BE CERTAIN TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

                               Very truly yours,


        James J. Pomajevich                           Lee S. Stenseth
        Chairman of the Board                         President

         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

                               VANCOUVER BANCORP
                                801 MAIN STREET
                          VANCOUVER, WASHINGTON  98660

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 1996


TO THE SHAREHOLDERS OF VANCOUVER BANCORP:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vancouver Bancorp ("VB") will be held on Tuesday May 28, 1996, at 5:00 p.m., local time, at the Royal Oaks Country Club, 8917 N.E. Fourth Plain Boulevard, Vancouver, Washington. The Annual Meeting is for the following purposes:

        1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Reorganization and Merger, dated as of February 15, 1996, as more fully described in the accompanying Prospectus/Proxy Statement, and attached as Appendix A thereto.

        2. ELECTION OF DIRECTORS. To elect seven directors, each to hold office for a one-year term, or until their respective successors are elected and qualified, or until such time as the Merger is effective.

        3. OTHER MATTERS. To act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

        Only holders of record of the VB Common Stock, $1.00 par value per share, at the close of business on April 18, 1996, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Shareholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Washington statute, RCW 23B.13, a copy of which is included in the Prospectus/Proxy Statement. See "THE MERGER -- Dissenters' Rights of Appraisal" and Appendix C.

        All shareholders are cordially invited to attend the Annual Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of VB Common Stock. Shareholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to VB's secretary at or prior to the Annual Meeting, or by appearing and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not of itself revoke a previously submitted proxy.

                                       By Order of the Board of Directors,


                                       Anne M. Ryan, Secretary
Vancouver, Washington
__________ ___, 1996

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF VB COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED, AND IN ORDER TO ENSURE A QUORUM, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY.

                      PROXY STATEMENT OF VANCOUVER BANCORP
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 1996

                        PROSPECTUS OF WEST COAST BANCORP
                      SHARES OF COMMON STOCK, NO PAR VALUE

        This Prospectus/Proxy Statement is being furnished to holders of shares of common stock, $1.00 par value per share ("VB Common Stock"), of Vancouver Bancorp ("VB"), a Washington corporation, in connection with the solicitation of proxies by the Board of Directors of VB (the "VB Board") for use at the Annual Meeting of Shareholders to be held on Tuesday May 28, 1996, at 5:00 p.m., local time, at the Royal Oaks Country Club, 8917 N.E. Fourth Plain Boulevard, Vancouver, Washington, and at any adjournments or postponements thereof. VB shareholders will vote upon a proposal to approve the merger (the "Merger") of VB with and into HB Acquisition Corporation ("HB"), a Washington corporation and wholly owned subsidiary of West Coast Bancorp ("WCB"), an Oregon corporation and bank holding company, on the terms described in the Plan and Agreement of Reorganization and Merger (the "Merger Agreement") dated as of February 15, 1996 between WCB, HB and VB. The Merger Agreement is incorporated herein by reference.

        This Prospectus/Proxy Statement also constitutes the Prospectus of WCB filed as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Common Stock, no par value per share ("WCB Common Stock"), of WCB to be issued in the Merger. When the Merger becomes effective, all outstanding shares of VB Common Stock will be converted into the right to receive shares of WCB Common Stock. Cash will be paid in lieu of fractional shares. See "THE MERGER -- Basic Terms of Merger." Shareholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Washington statute, RCW 23B.13, a copy of which is included in the Prospectus/Proxy Statement. See "THE MERGER -- Dissenters' Rights of Appraisal" and Appendix C. For a description of certain significant considerations in connection with the Merger, see "THE MERGER -- Conditions to the Merger; Interests of Certain Persons in the Merger."

        This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of VB upon consummation of the Merger, and no person is authorized to make any use of this Prospectus/Proxy in connection with any such resale. This Prospectus/Proxy Statement and the accompanying proxy cards are first being mailed to shareholders of VB on or about May 1, 1996.

THE SHARES OF WCB COMMON STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THE SHARES OF WCB COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus/Proxy Statement is ___________ __, 1996

                             AVAILABLE INFORMATION

        WCB is subject to the information and reporting requirements of the Securities Exchange Act of 1934, (the "Exchange Act") as amended. In accordance with the Exchange Act, WCB files reports, proxy statements, and other information with the SEC. Under the rules and regulations of the SEC, the solicitation of VB shareholders to approve the Merger constitutes an offering of the WCB Common Stock to be issued in conjunction with the Merger. WCB has filed with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act covering the WCB Common Stock to be issued in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by WCB under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by WCB are available for inspection at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. As permitted by the rules and regulations of the SEC, this Prospectus/Proxy Statement omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information.

        VB is not subject to the information and reporting requirements of the Exchange Act.

        This Prospectus/Proxy Statement constitutes part of the Registration Statement on Form S-4 (File No. 33-________) filed by WCB with the SEC under the Securities Act. This Prospectus/Proxy Statement omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is made hereby to the Registration Statement and related exhibits for further information with respect to WCB and the WCB Common Stock. Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by WCB with the SEC pursuant to the Exchange Act are incorporated in this Prospectus/Proxy Statement by reference:

        1. WCB's Annual Report on Form 10-K for the year ended December 31, 1995 (the "WCB 1995 10-K");

        2. WCB's Proxy Statement for its 1996 Annual Meeting of Shareholders (the "WCB 1996 Proxy");

        3.       WCB's Current Report on Form 8-K dated February 20, 1996; and

        4. The description of WCB's capital stock contained in its Registration Statement on Form S-4 filed with the SEC on January 27, 1995 (Registration No. 33-88656).

        All documents filed by WCB pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the VB Annual Meeting of Shareholders shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or superseded such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

        As described above, this Prospectus/Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. These documents (other than exhibits to such documents that are specifically incorporated by reference into the text of such documents) are available, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus/Proxy Statement is delivered, upon written or oral request to Anne M. Ryan, Vice President and Secretary, Vancouver Bancorp, 801 Main Street, Vancouver, Washington 98660. In order to ensure timely delivery of the documents, any such request should be made by May 20, 1996.

        All information contained in this Prospectus/Proxy Statement relating to WCB has been furnished by WCB, and VB is relying upon the accuracy of that information. All information contained in this Prospectus/Proxy Statement relating to VB has been furnished by VB, and WCB is relying upon the accuracy of that information.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER WCB OR VB. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION.

        NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF VB OR WCB AND ITS SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     VB Shareholder Meeting . . . . . . . . . . . . . . . . . . . . . . .     1
     Parties to the Merger  . . . . . . . . . . . . . . . . . . . . . . .     1
     The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . .     3
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     Reasons for the Merger; Recommendation of the VB Board . . . . . . .     3
     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . .     4
     Board of Directors and Executive Officers of WCB and the Bank  . . .     4
     Trading Market . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
     Conditions; Regulatory Approvals . . . . . . . . . . . . . . . . . .     4
     Termination and Amendment of the Merger Agreement  . . . . . . . . .     4
     Tax Treatment of the Merger  . . . . . . . . . . . . . . . . . . . .     5
     Accounting Treatment of the Merger . . . . . . . . . . . . . . . . .     5
     Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . .     5
     Interests of Certain Persons in the Merger . . . . . . . . . . . . .     6
     Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . .     6

STOCK PRICE AND DIVIDEND INFORMATION  . . . . . . . . . . . . . . . . . .     7
     WCB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     VB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA  . . . . . . .     8

EQUIVALENT PER COMMON SHARE DATA  . . . . . . . . . . . . . . . . . . . .    12

ANNUAL MEETING OF VB SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .    14
     Date, Time, and Place  . . . . . . . . . . . . . . . . . . . . . . .    14
     Purpose of the Meeting . . . . . . . . . . . . . . . . . . . . . . .    14
     Shares Outstanding and Entitled to Vote; Record Date . . . . . . . .    14
     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     Voting, Solicitation, and Revocation of Proxies  . . . . . . . . . .    14

BACKGROUND OF AND REASONS FOR THE MERGER  . . . . . . . . . . . . . . . .    15
     Reasons for the Merger - General . . . . . . . . . . . . . . . . . .    15
     Reasons for the Merger - WCB . . . . . . . . . . . . . . . . . . . .    17
     Reasons for the Merger - VB  . . . . . . . . . . . . . . . . . . . .    18
     Opinion of VB's Financial Advisor  . . . . . . . . . . . . . . . . .    19
     Recommendation of the VB Board . . . . . . . . . . . . . . . . . . .    20

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     Basic Terms of the Merger  . . . . . . . . . . . . . . . . . . . . .    20
     Cash for Fractional Shares . . . . . . . . . . . . . . . . . . . . .    23
     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . .    23
     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . .    23

     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . .   24
     Mechanics of the Merger  . . . . . . . . . . . . . . . . . . . . . . .   24
     Conduct Pending Consummation of the Merger . . . . . . . . . . . . . .   24
     Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . .   24
     Amendment of the Merger Agreement  . . . . . . . . . . . . . . . . . .   25
     Termination of the Merger Agreement  . . . . . . . . . . . . . . . . .   25
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . .   26
     Certain Federal Income Tax Matters . . . . . . . . . . . . . . . . . .   26
     Accounting Treatment of Merger . . . . . . . . . . . . . . . . . . . .   27
     Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . . .   28
     Resales of Stock Received in the Merger by VB Affiliates . . . . . . .   28
     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . . .   29

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS . . . . . . . .   32

INFORMATION CONCERNING WCB  . . . . . . . . . . . . . . . . . . . . . . . .   38

INFORMATION CONCERNING VB . . . . . . . . . . . . . . . . . . . . . . . . .   38
     Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . .   40

VB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . .   40
     Financial Condition and Results of Operations  . . . . . . . . . . . .   40
     Lending  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     Summary of Loan Loss Experience  . . . . . . . . . . . . . . . . . . .   47
     Asset and Liability Maturity Repricing Schedule
       December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . .   49
     Recent Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

MANAGEMENT OF VB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     Directors and Executive Officers . . . . . . . . . . . . . . . . . . .   52
     Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . .   52
     Director Compensation  . . . . . . . . . . . . . . . . . . . . . . . .   53
     Certain Transactions and Relationships . . . . . . . . . . . . . . . .   54
     Securities Ownership of Management and Certain Beneficial Owners . . .   54
     Directors and Executive Officers . . . . . . . . . . . . . . . . . . .   55
     Other Principal Shareholders . . . . . . . . . . . . . . . . . . . . .   55
     Committees of the Board of Directors . . . . . . . . . . . . . . . . .   56

SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . . . .   56
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     Holding Company Structure  . . . . . . . . . . . . . . . . . . . . . .   56
     Control Transactions . . . . . . . . . . . . . . . . . . . . . . . . .   57

THE BANK SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     Regulation of State Banks  . . . . . . . . . . . . . . . . . . . . . .   58
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     Regulation of Management . . . . . . . . . . . . . . . . . . . . . . .   59
     Control of Financial Institutions  . . . . . . . . . . . . . . . . . .   59
     FIRREA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     FDICIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     Interstate Banking and Branching . . . . . . . . . . . . . . . . . . .   60
     Capital Adequacy Requirements  . . . . . . . . . . . . . . . . . . . .   61
     FDIC Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
  VB AND WCB COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . .   63
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     Dividend Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     Assessments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     Indemnification and Limitation of Liability  . . . . . . . . . . . . .   65
     Amendment of Articles of Incorporation and Bylaws  . . . . . . . . . .   66
     Repurchase of Shares . . . . . . . . . . . . . . . . . . . . . . . . .   66
     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     Sales of Assets, Mergers and Dissolutions - Voting . . . . . . . . . .   66
     Potential "Anti-Takeover" Provisions . . . . . . . . . . . . . . . . .   67

CERTAIN LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

GLOSSARY OF KEY TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . .  G-1

     APPENDIX A - Plan and Agreement of Reorganization and Merger
     APPENDIX B - Stock Option Agreement
     APPENDIX C - Dissenters' Rights of Appraisal
     APPENDIX D - Opinion of Columbia Financial Advisors, Inc.

                                    SUMMARY

        The following material summarizes certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement (including the appendices hereto). Capitalized terms used in this Prospectus/Proxy Statement, unless the context otherwise requires, have the meanings ascribed to them in the Glossary of Key Terms inside the back cover. Additional terms used principally in particular sections of this Prospectus/Proxy Statement are defined in the sections where they are used.

INTRODUCTION

        Pursuant to the Merger Agreement, WCB proposes to acquire VB by means of a triangular merger, whereby VB would be merged with and into HB, WCB's wholly-owned subsidiary, with the result that VB shareholders would become shareholders of WCB, and the Bank of Vancouver (the "Bank") would become a wholly-owned subsidiary bank of WCB.

        The respective Boards of Directors ("Boards") of WCB, HB and VB have unanimously adopted the Merger Agreement. The VB Board has unanimously recommended that the shareholders of VB vote to approve the Merger Agreement. Subject to approval by VB's shareholders, receipt of required regulatory approvals, and satisfaction of certain other conditions, VB will be merged with and into HB. VB's shareholders will receive shares of WCB Common Stock in exchange for their shares of VB Common Stock. See "THE MERGER -- Basic Terms of the Merger."

VB SHAREHOLDER MEETING

        An Annual Meeting ("Meeting") of VB's shareholders will be held on Tuesday May 28, 1996, at 5:00 p.m., local time, at the Royal Oaks Country Club, 8917 N.E. Fourth Plain Boulevard, Vancouver, Washington. The purposes of the Meeting are (i) to vote to approve the Merger Agreement providing for the merger of VB with and into HB, and (ii) to elect seven nominees to the VB Board, each of whom will serve a one-year term, or until his or her successor has been elected and qualified or the Merger is consummated.

        Only shares of VB Common Stock held of record as of April 18, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 141,461 shares of VB Common Stock outstanding. The affirmative vote of a majority of the shares of VB Common Stock outstanding on the Record Date is required to approve the Merger Agreement. Directors are elected by a plurality of the votes cast at the election. As of the Record Date, VB's directors were entitled to vote, and have agreed to vote, 50,289 shares in favor of the Merger Agreement, which represents approximately 35.5 percent of the total number of outstanding shares at such date.

        For additional information about the Meeting, see "ANNUAL MEETING OF VB SHAREHOLDERS."

PARTIES TO THE MERGER

        WCB. WCB, an Oregon corporation, was organized in August 1981 as a bank holding company under the name Commercial Bancorp ("Commercial"). Pursuant to an agreement and plan of merger between former West Coast Bancorp ("Old WCB") and Commercial, Old WCB and Commercial were merged on February 28, 1995, with WCB as the surviving corporation. Old WCB was a one-bank holding company headquartered in Newport, Oregon. The combined company commenced operations on March 1, 1995 and, with approximately $517 million in total assets at December 31, 1995, is the second largest bank holding company based in Oregon.

        WCB is headquartered in Lake Oswego, Oregon, and its principal business activities are conducted through its three bank subsidiaries, The Commercial Bank -- Valley Commercial Bank, and The Bank of Newport -- each of which is an Oregon state- chartered, full-service commercial bank with deposits insured by the Federal Deposit Insurance Corporation ("FDIC"). At February 29, 1996, WCB's subsidiary banks had facilities in a total of 21 cities and towns in Oregon, operating a total of 26 full-service branches and two limited service branches.

        In October 1994, WCB and The Commercial Bank entered into a merger agreement with Great Western Bank of Dallas, Oregon. Under the terms of the merger agreement, Great Western Bank was merged into The Commercial Bank on March 31, 1995, and the shareholders of Great Western Bank received shares of WCB Common Stock in exchange for their shares. At March 31, 1995, Great Western Bank had total assets of approximately $8.1 million and shareholders' equity of approximately $873,000.

        WCB's executive offices are located at 5335 S.W. Meadows Road, Suite 201, Lake Oswego, Oregon 97035, and its telephone number is (503) 684-0884. Additional information concerning WCB and its business is included in the documents incorporated into this Prospectus/Proxy Statement by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

        HB. HB is a Washington bank holding company that was incorporated in 1996 to facilitate WCB's acquisition of VB. HB is WCB's wholly owned subsidiary. Immediately after Closing of the Merger, WCB intends to merge HB with and into WCB. HB's address and telephone number are the same as WCB's.

        VB. VB is a Washington corporation that was incorporated in 1994 for the purpose of being a holding company for the Bank, under an agreement and plan of exchange pursuant to which shareholders of the Bank became shareholders of VB. VB is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and has no significant operations separate from the Bank.

        The Bank is a state-chartered bank organized under Washington law in June, 1989. The Bank, which has a sole office in Vancouver, Washington, is a local community bank with a commitment to service to the businesses and residents of Clark County, Washington. The Bank offers commercial banking services (including commercial loans, accounts receivable and inventory financing, consumer installment loans, acceptance of deposits, and personal savings and checking accounts), primarily to small- and medium-size businesses, professionals and retail customers. Its deposits are insured by the FDIC. As of December 31, 1995, the Bank had deposits of approximately $70.7 million and assets of approximately $78.9 million.

        VB's principal offices are located at the main office of the Bank, at 801 Main St., Vancouver, Washington 98660, and its telephone number is (360) 695-3439. For additional information about VB and its business, see "INFORMATION CONCERNING VB."

THE MERGER; EXCHANGE RATIO

        In accordance with the Merger Agreement, on the Effective Date, VB will be merged with and into HB, with HB as the surviving corporation. Upon consummation of the Merger, each holder of shares of VB Common Stock, other than dissenting shares, will be entitled to receive, in exchange for each share of VB Common Stock held of record by such shareholder as of the Effective Date, the number of shares of WCB Common Stock obtained by dividing $11,581,000 by the Average Closing Price or the Modified Average Closing Price, whichever applies, and by further dividing such quotient by the aggregate number of shares of VB Common Stock that are issued and outstanding, including shares subject to unexercised options, as of the Effective Date. The formula is designed to result in VB shareholders receiving WCB Common Stock having a market value at the time of Closing of approximately $66.95 in exchange for each share of VB Common Stock held, so long as the WCB Common Stock is trading at a price between $15.30 and $18.70 per share. Cash will be paid in lieu of issuing fractional shares of WCB Common Stock. Upon completion of the Merger, shareholders of VB will no longer own any stock in VB.

        For more detailed information concerning the Merger, and how VB Shareholders may exchange certificates representing shares of VB Common Stock, see "THE MERGER -- Basic Terms of the Merger; Cash for Fractional Shares; Exchange of Stock Certificates."

EFFECTIVE DATE

        The parties presently expect to consummate the Merger during the second quarter of 1996, although the timing is subject to the satisfaction of certain conditions. The date on which the Merger is consummated, even if this date is the Postponed Effective Date under the Merger Agreement, is referred to in this Prospectus/Proxy Statement as the "Effective Date." The Merger Agreement provides that if the Merger has not been consummated by October 31, 1996, at any time after such date, the Board of either WCB or VB may vote to abandon the Merger. See "THE MERGER -- Basic Terms of the Merger."

REASONS FOR THE MERGER; RECOMMENDATION OF THE VB BOARD

        The VB Board has unanimously determined that the Merger is fair to and in the best interests of VB's shareholders. In making this determination, the VB Board considered a variety of factors, including the value of the WCB Common Stock that the shareholders of VB will receive in exchange for their shares of VB Common Stock, the continued ability of the Bank to continue to provide competitive and comprehensive services in the markets in which it operates, and the parties' shared belief in community banking, which emphasizes responsiveness to local markets and the delivery of personalized services to customers. The VB Board believes that the Merger will allow the Bank to continue to provide the advantages of personal community banking to VB's current customers, and will also allow VB to realize a premium, thus enhancing shareholder value. THE VB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF VB AND ITS SHAREHOLDERS AND RECOMMENDS THAT VB'S SHAREHOLDERS APPROVE THE MERGER AGREEMENT. See "BACKGROUND OF AND REASONS FOR THE MERGER."

OPINION OF FINANCIAL ADVISOR

        Columbia Financial Advisors, Inc. ("CFA"), VB's financial advisor, has delivered a written opinion to the VB Board dated the date of this Prospectus/Proxy Statement, to the effect that the Merger is fair, from a financial perspective, to VB and its shareholders. A copy of CFA's opinion setting forth the limits of its review, assumptions made, matters considered and procedures followed, is attached to this Prospectus/Proxy Statement as Appendix D and should be read in its entirety by VB's shareholders. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of VB Financial Advisor."

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF WCB AND THE BANK

        Upon consummation of the Merger, the WCB Board will consist of 12 current directors of WCB, in addition to James J. Pomajevich, who is presently the Chairman of the VB Board. WCB has agreed to appoint Mr. Pomajevich to the WCB Board upon consummation of the Merger, effective as of the Effective Date. WCB will also permit Lee S. Stenseth, the Bank's President, to attend meetings of the WCB Board as an ex-officio member until the end of his service as President of the Bank. The respective executive officers of WCB and the Bank in office immediately before the Effective Date are expected to remain unchanged following consummation of the Merger. On the Effective Date, the Bank's Board will consist of all persons who were directors of the Bank immediately before the Merger, plus an additional WCB director to be designated by WCB to the Bank's Board. See "THE MERGER -- Directors and Officers; Interests of Certain Persons in the Merger."

TRADING MARKET

        The WCB Common Stock is quoted on the Nasdaq Stock Market under the symbol "WCBO," and is registered as a class with the SEC under the Exchange Act. Accordingly, WCB is required to file certain periodic and annual reports with the SEC and make information about WCB available to its shareholders and the public. VB is not subject to the information and reporting requirements of the Exchange Act and its Common Stock is not actively traded or listed on any market system.

CONDITIONS; REGULATORY APPROVALS

        Consummation of the Merger is conditioned on (a) approval of the Merger Agreement by the holders of not less than a majority of the outstanding shares of VB Common Stock; (b) receipt of all necessary approvals of the Merger by governmental regulatory agencies, including the FRB and the Director of the Washington State Department of Financial Institutions ("Washington Director");
(c) receipt by each party of a favorable tax opinion from Graham & Dunn, P.C.;
(d) receipt of a letter from Arthur Andersen LLP to the effect that the Merger qualifies for pooling of interests accounting treatment; (e) the continuing accuracy of the representations and warranties of each party; (f) the performance of specified obligations by each party; and (g) certain other conditions. WCB has filed with the FRB and the Washington Director the appropriate applications for approval of the Merger, each of which has been accepted for processing. See "THE MERGER -- Conditions to the Merger" and "SUPERVISION AND REGULATION."

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT

        The Merger Agreement may be terminated, and the Merger abandoned, before the Effective Date, whether before or after its adoption by the shareholders of VB by (i) the respective majority votes of the

WCB and VB Boards, or (ii) either the WCB or the VB Board under certain specified circumstances, including a failure to consummate the Merger by October 31, 1996. The Merger Agreement may be amended at any time before the Effective Date if both the WCB and VB Boards approve, but no amendment reducing the amount or changing the form of any consideration which is to be received by VB shareholders can be effected without the approval of VB shareholders. See "THE MERGER -- Amendment and Termination of Merger Agreement."

TAX TREATMENT OF THE MERGER

        Consummation of the Merger is conditioned upon receipt by WCB, and delivery to VB, of an opinion from Graham & Dunn, P.C. to the effect that (i) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, (the "Code") as amended, (ii) pursuant to the provisions of Section 354(a)(i) of the Code, no gain or loss will be recognized with respect to each shareholder of VB who exchanges his or her shares of VB Common Stock solely for shares of WCB Common Stock, and (iii) the payment of cash to a shareholder of VB in lieu of a fractional share of WCB Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of
Section 302 of the Code.  See "THE MERGER -- Certain Federal Income Tax
Matters."

ACCOUNTING TREATMENT OF THE MERGER

        It is anticipated that the Merger will be accounted for as a pooling of interests by WCB under generally accepted accounting principles. The Merger Agreement provides that, as a condition to WCB's obligation to consummate the Merger, WCB must receive a letter from Arthur Andersen LLP, WCB's independent auditors, to the effect that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER -- Accounting Treatment of Merger."

DISSENTERS' RIGHTS OF APPRAISAL

        Holders of VB Common Stock have the right to dissent from the Merger and, if they follow certain procedures and the Merger is effectuated, to obtain payment of the fair value of their shares in cash, in accordance with applicable provisions of Washington state law. A SHAREHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN THE WASHINGTON STATUTE WILL RESULT IN LOSS OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS. Accordingly, the shareholders of VB wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights of Appraisal," and the copy of Chapter 13 of the Washington Business Corporation Act set forth in Appendix C to this Prospectus/Proxy Statement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of VB's management and the VB Board may be deemed to have interests in the Merger in addition to their interests as shareholders of VB generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, employment agreements, and appointments to the WCB Board.

        As a condition to the execution of the Merger Agreement, the Bank has entered into an employment agreement with Mr. Stenseth, under the terms of which he will continue as President of the Bank after the Merger. Further, WCB will permit Mr. Stenseth to attend meetings of the WCB Board as an ex-officio member until the end of his service as President of the Bank. WCB has also agreed to appoint Mr. Pomajevich, currently the Chairman of the VB Board, to the WCB Board effective upon Closing. The directors and management of the Bank are expected to retain in their respective positions with the Bank after the Merger. For additional information regarding these matters, see "THE MERGER -- Interests of Certain Persons in the Merger."

COMPARISON OF SHAREHOLDERS' RIGHTS

        Shareholders of VB who receive shares of WCB Common Stock in exchange for their shares of VB Common Stock will be governed, with respect to their rights as shareholders, by WCB's Articles of Incorporation and Bylaws, and by Oregon law. Prior to the Merger, the rights of VB's shareholders are determined under VB's Articles of Incorporation and Bylaws, and under Washington law. For a discussion of certain material differences in the rights of shareholders of WCB and VB and an explanation of certain possible antitakeover effects of certain provisions in WCB's Articles of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDERS' RIGHTS."

STOCK OPTION AGREEMENT

        As an inducement to WCB to enter into the Merger Agreement, VB has granted an Option to WCB, by agreement dated as of February 15, 1996, to purchase up to approximately 19.9% of the then-outstanding VB Common Stock at a price equal to $64.00 per share. WCB may exercise the Option only upon (i) the occurrence of certain events (none of which have occurred), and (ii) obtaining any regulatory approvals necessary for the acquisition of the VB Common Stock subject to the Option. At the request of WCB, under limited circumstances, VB will repurchase for a formula price the Option and any shares of VB Common Stock purchased upon exercise of the Option and beneficially owned by WCB at that time. See "THE MERGER - Stock Option Agreement."

                      STOCK PRICE AND DIVIDEND INFORMATION

WCB

        The WCB Common Stock trades on the Nasdaq Stock Market under the symbol "WCBO." The primary market makers are: Dain Bosworth, Inc., Pacific Crest Securities Inc., Herzog, Heine, Geduld, Inc., Wedbush Morgan Securities, Inc., and Black & Company, Inc. The respective high and low sale prices of the WCB Common Stock for the periods indicated are shown below. The prices do not include retail mark-ups, mark-downs, or commissions and may not represent actual transactions. The per share information has been adjusted retroactively for all stock dividends and splits previously issued. As of December 31, 1995, there were approximately 2,700 shareholders of record of the WCB Common Stock.

                                1995                                  1994

                  Market Price      Cash Dividends       Market Price      Cash Dividends
                  ------------      --------------       ------------      --------------
                 High      Low         Declared         High      Low         Declared
                 ----      ---         --------         ----      ---         --------
1ST QUARTER      $13.26   $12.27        $0.09          $14.46    $11.68        $0.05
2ND QUARTER      $13.86   $12.73        $0.07          $14.55    $13.41        $0.06
3RD QUARTER      $16.59   $12.95        $0.07          $15.00    $13.86        $0.06
4TH QUARTER      $17.50   $16.00        $0.07          $15.45    $12.73        $0.06


VB

        No broker makes a market in the VB Common Stock and trading has not been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. The VB Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of the VB Common Stock. The following data include trades between individual investors, as reported to VB as its own transfer agent.

                                      VB Common Stock Prices
                Number of Shares      ----------------------      Cash Dividends
    Period     Reported as Traded       High        Low                 Paid
    ------    -------------------       ----        ---                 ----
     1996           4,736              $66.95      $57.83 (1)           None
     1995           2,045              $50.00      $40.00 (2)           None
     1994           3,818              $35.10      $35.10 (3)           None
- ---------------

(1)  1,256 shares purchased by the Bank's KSOP at $66.95 in February 1996.

(2) 1,281 shares purchased by the Bank's KSOP at the appraised price of $40.76 in February 1995.

(3) 965 shares purchased by the Bank's KSOP at the appraised price of $35.10 in February 1994.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data for WCB and VB, and selected unaudited pro forma combined financial data giving effect to the Merger on a pooling of interests basis for the periods specified. The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger. The data has been derived in part from, and should be read in conjunction with, the financial statements and notes thereto and other financial information with respect to WCB and VB set forth elsewhere in this Prospectus/Proxy Statement or incorporated herein by reference, and such data are qualified in their entirety by reference thereto. All adjustments that the respective managements of WCB and VB believe to be necessary for a fair presentation of the data have been included.

 WEST COAST BANCORP AND VANCOUVER BANCORP CONSOLIDATED (UNAUDITED)


                                                                              Year ended December 31,
                                                        ---------------------------------------------------------------
(Dollars in thousands, except per share data)                1995         1994         1993         1992          1991
                                                        ---------------------------------------------------------------
Interest income . . . . . . . . . . . . . . . . . . .   $   47,293   $   38,918   $   35,585   $   34,469    $   32,194
Interest expense  . . . . . . . . . . . . . . . . . .       17,430       11,506       10,647       12,242        14,838
                                                        ---------------------------------------------------------------
Net interest income . . . . . . . . . . . . . . . . .       29,863       27,412       24,938       22,227        17,356
Provision for loan loss . . . . . . . . . . . . . . .          943          777        1,083        1,338           921
                                                        ---------------------------------------------------------------
Net interest income after provision for loan loss . .       28,920       26,635       23,855       20,889        16,435
Noninterest income  . . . . . . . . . . . . . . . . .        8,095        7,087        6,644        5,360         4,942
Noninterest expense . . . . . . . . . . . . . . . . .       25,520       24,654       21,535       19,585        16,518
                                                        ---------------------------------------------------------------
Income before income taxes  . . . . . . . . . . . . .       11,495        9,068        8,964        6,664         4,859
Provision for income taxes  . . . . . . . . . . . . .        3,245        2,752        2,425        1,878         1,382
                                                        ---------------------------------------------------------------
Net income  . . . . . . . . . . . . . . . . . . . . .   $    8,250   $    6,316   $    6,539   $    4,786    $    3,477
                                                        ===============================================================
Per share data:
  Net income  . . . . . . . . . . . . . . . . . . . .   $     1.53   $     1.23   $     1.34   $     0.98    $     0.74
  Cash dividends  . . . . . . . . . . . . . . . . . .         0.26         0.21         0.20         0.16          0.15
  Period end book value . . . . . . . . . . . . . . .        11.01         9.16         8.27         7.17          6.36
  Average common shares outstanding . . . . . . . . .    5,349,967    5,100,087    4,872,991    4,862,418     4,725,145


Total assets  . . . . . . . . . . . . . . . . . . . .   $  595,574   $  515,750   $  480,153   $  424,370    $  386,193
Total deposits  . . . . . . . . . . . . . . . . . . .      512,774      434,175      413,935      380,690       339,242
Total long-term borrowings  . . . . . . . . . . . . .       10,788       10,046        9,095         --             850
Net loans . . . . . . . . . . . . . . . . . . . . . .      395,319      319,698      284,184      249,143       224,717
Stockholders' equity  . . . . . . . . . . . . . . . .       58,981       48,884       40,342       34,962        30,518

Financial ratios:
  Return on average assets  . . . . . . . . . . . . .         1.49%        1.28%        1.50%        1.19%         0.99%
  Return on average equity  . . . . . . . . . . . . .        15.66%       14.17%       18.02%       14.69%        12.13%

  Average equity to assets  . . . . . . . . . . . . .         9.54%        9.04%        8.31%        8.09%         8.19%
  Dividend payout ratio . . . . . . . . . . . . . . .        16.89%       17.33%       15.26%       16.43%        19.84%
  Efficiency ratio  . . . . . . . . . . . . . . . . .        67.25%       71.11%       68.50%       71.01%        73.26%
  Net loans to total assets . . . . . . . . . . . . .        66.38%       61.99%       59.19%       58.71%        58.19%
  Yield on earning assets . . . . . . . . . . . . . .         9.42%        8.66%        8.86%        9.40%        10.31%
  Cost of funds . . . . . . . . . . . . . . . . . . .         4.25%        3.16%        3.20%        3.96%         5.55%
  Net interest spread . . . . . . . . . . . . . . . .         5.17%        5.50%        5.65%        5.44%         4.76%
  Net interest margin . . . . . . . . . . . . . . . .         5.95%        6.10%        6.21%        6.06%         5.56%
  Nonperforming assets to total assets  . . . . . . .         0.15%        0.11%        0.44%        0.64%         0.71%
  Allowance for loan loss to total loans  . . . . . .         1.39%        1.58%        1.53%        1.47%         1.37%

  Allowance for loan loss to nonperforming assets . .       635.90%      927.95%      210.64%      137.67%       113.19%

WEST COAST BANCORP


                                                                              Year ended December 31,
                                                        ---------------------------------------------------------------
(Dollars in thousands, except per share data)                1995         1994         1993         1992          1991
                                                        ---------------------------------------------------------------
Interest income . . . . . . . . . . . . . . . . . . .   $   40,628   $   34,487   $   32,161   $   31,273    $   29,857
Interest expense  . . . . . . . . . . . . . . . . . .       14,304        9,776        9,465       10,917        13,649
                                                        ---------------------------------------------------------------
Net interest income . . . . . . . . . . . . . . . . .       26,324       24,711       22,696       20,356        16,208
Provision for loan loss . . . . . . . . . . . . . . .          670          547          798        1,204           783
                                                        ---------------------------------------------------------------
Net interest income after provision for loan loss . .       25,654       24,164       21,898       19,152        15,425
Noninterest income  . . . . . . . . . . . . . . . . .        7,842        6,888        6,482        5,227         4,831
Noninterest expense . . . . . . . . . . . . . . . . .       23,284       22,942       20,077       18,325        15,551
                                                        ---------------------------------------------------------------
Income before income taxes  . . . . . . . . . . . . .       10,212        8,110        8,303        6,054         4,705
Provision for income taxes  . . . . . . . . . . . . .        2,853        2,458        2,268        1,674         1,382
                                                        ---------------------------------------------------------------
Net income  . . . . . . . . . . . . . . . . . . . . .   $    7,359   $    5,652   $    6,035   $    4,380    $    3,323
                                                        ===============================================================
Per share data:
  Net income  . . . . . . . . . . . . . . . . . . . .   $     1.53   $     1.24   $     1.39   $     1.00    $     0.77
  Cash dividends  . . . . . . . . . . . . . . . . . .         0.29         0.24         0.23         0.18          0.16
  Period end book value . . . . . . . . . . . . . . .        11.07         9.22         8.36         7.24          6.43
  Average common shares outstanding . . . . . . . . .    4,803,461    4,561,154    4,337,086    4,368,565     4,311,644


Total assets  . . . . . . . . . . . . . . . . . . . .   $  516,647   $  451,772   $  430,942   $  380,088    $  355,321
Total deposits  . . . . . . . . . . . . . . . . . . .      442,101      379,620      368,942      340,031       311,266
Total long-term borrowings  . . . . . . . . . . . . .        8,838        8,546        9,095           --           850
Net loans . . . . . . . . . . . . . . . . . . . . . .      335,191      278,467      252,755      220,109       204,189
Stockholders' equity  . . . . . . . . . . . . . . . .       53,198       44,232       36,311       31,436        27,680

Financial ratios:
  Return on average assets  . . . . . . . . . . . . .         1.53%        1.29%        1.54%        1.20%         1.02%
  Return on average equity  . . . . . . . . . . . . .        15.50%       14.05%       18.54%       14.83%        12.62%

  Average equity to assets  . . . . . . . . . . . . .         9.86%        9.17%        8.29%        8.10%         8.10%
  Dividend payout ratio . . . . . . . . . . . . . . .        18.95%       19.35%       16.55%       18.00%        20.78%
  Efficiency ratio  . . . . . . . . . . . . . . . . .        68.16%       72.21%       69.15%       71.61%        74.80%
  Net loans to total assets . . . . . . . . . . . . .        64.88%       61.64%       58.65%       57.91%        57.47%
  Yield on earning assets . . . . . . . . . . . . . .         9.65%        8.99%        9.29%        9.45%        10.33%
  Cost of funds . . . . . . . . . . . . . . . . . . .         4.03%        3.03%        3.16%        3.90%         5.50%
  Net interest spread . . . . . . . . . . . . . . . .         5.62%        5.96%        6.13%        5.55%         4.83%
  Net interest margin . . . . . . . . . . . . . . . .         6.36%        6.54%        6.66%        6.15%         5.61%
  Nonperforming assets to total assets  . . . . . . .         0.12%        0.12%        0.46%        0.71%         0.77%
  Allowance for loan loss to total loans  . . . . . .         1.39%        1.60%        1.55%        1.51%         1.39%

  Allowance for loan loss to nonperforming assets . .       784.22%      852.64%      202.39%      125.42%       104.44%

 VANCOUVER BANCORP


                                                                          Year ended December 31,
                                                          ------------------------------------------------------------
(Dollars in thousands, except per share data)                1995         1994         1993         1992         1991
                                                          ------------------------------------------------------------
Interest income . . . . . . . . . . . . . . . . . . .     $  6,665    $   4,431     $  3,424     $  3,196     $  2,337
Interest expense  . . . . . . . . . . . . . . . . . .        3,126        1,730        1,182        1,325        1,189
                                                          ------------------------------------------------------------
Net interest income . . . . . . . . . . . . . . . . .        3,539        2,701        2,242        1,871        1,148
Provision for loan loss . . . . . . . . . . . . . . .          273          230          285          134          138
                                                          ------------------------------------------------------------
Net interest income after provision for loan loss . .        3,266        2,471        1,957        1,737        1,010
Noninterest income  . . . . . . . . . . . . . . . . .          253          199          162          133          111
Noninterest expense . . . . . . . . . . . . . . . . .        2,236        1,712        1,458        1,260          967
                                                          ------------------------------------------------------------
Income before income taxes  . . . . . . . . . . . . .        1,283          958          661          610          154
Provision for income taxes  . . . . . . . . . . . . .          392          294          157          204            0
                                                          ------------------------------------------------------------
Net income  . . . . . . . . . . . . . . . . . . . . .     $    891    $     664     $    504     $    406     $    154
                                                          ============================================================
Per share data:
  Net income  . . . . . . . . . . . . . . . . . . . .     $   6.10    $    4.71     $   3.70     $   3.25     $   1.48
  Cash dividends  . . . . . . . . . . . . . . . . . .           --           --           --           --           --
  Period end book value . . . . . . . . . . . . . . .        41.24        33.95        29.62        25.91        22.74
  Average common shares outstanding . . . . . . . . .      138,774      136,851      136,082      125,404      105,000


Total assets  . . . . . . . . . . . . . . . . . . . .     $ 78,927     $ 63,978     $ 49,211     $ 44,282     $ 30,872
Total deposits  . . . . . . . . . . . . . . . . . . .       70,673       57,555       44,993       40,659       27,976
Total long-term borrowings  . . . . . . . . . . . . .        1,350        1,500           --           --           --
Net loans . . . . . . . . . . . . . . . . . . . . . .       60,128       41,231       31,429       29,034       20,528
Stockholders' equity  . . . . . . . . . . . . . . . .        5,783        4,652        4,031        3,526        2,838

Financial ratios:
  Return on average assets  . . . . . . . . . . . . .         1.26%        1.22%        1.02%        1.08%        0.44%
  Return on average equity  . . . . . . . . . . . . .        17.08%       15.25%       13.43%       13.33%        6.61%

  Average equity to assets  . . . . . . . . . . . . .         7.38%        8.00%        8.42%        8.00%        9.42%
  Dividend payout ratio . . . . . . . . . . . . . . .           --           --           --           --           --
  Efficiency ratio  . . . . . . . . . . . . . . . . .        58.97%       59.03%       60.65%       62.87%       76.81%
  Net loans to total assets . . . . . . . . . . . . .        76.18%       64.45%       63.87%       65.57%       66.49%
  Yield on earning assets . . . . . . . . . . . . . .        10.01%        8.70%        8.21%        8.92%       10.07%
  Cost of funds . . . . . . . . . . . . . . . . . . .         5.67%        4.20%        3.54%        4.51%        6.26%
  Net interest spread . . . . . . . . . . . . . . . .         4.34%        4.50%        4.67%        4.41%        3.81%
  Net interest margin . . . . . . . . . . . . . . . .         5.32%        5.30%        5.37%        5.22%        4.95%
  Nonperforming assets to total assets  . . . . . . .         0.35%        0.03%        0.25%        0.00%        0.00%
  Allowance for loan loss to total loans  . . . . . .         1.39%        1.31%        1.32%        1.12%        1.16%

  Allowance for loan loss to nonperforming assets . .       309.75%     3359.73%      342.74%          na           na

                        EQUIVALENT PER COMMON SHARE DATA
                                  (UNAUDITED)

        The following table presents selected per common share data for (i) WCB, (ii) WCB and VB pro forma combined, (iii) VB and (iv) equivalent pro forma data per share of VB after giving effect to the Merger on a pooling of interests basis. The pro forma condensed combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger. The pro forma equivalent data are based on the respective pro forma combined amounts per shared multiplied by three different exchange ratios, assuming the Average Closing Price for WCB Common Stock was: (i) $17.00 per share, (ii) $15.30 per share, and (iii) $18.70 per share. On April 18, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, the closing price of WCB Common Stock was $18.25 per share; if that price were the Average Closing Price under the Merger Agreement, the exchange ratio would be
3.6684 WCB shares for each share of VB outstanding. This data should be read in conjunction with the financial statements and other financial and pro forma financial information with respect to WCB and VB included elsewhere in this Prospectus/Proxy Statement or incorporated herein by reference.


=============================================================================================================
                                                                 WCB                            VB
                                                      ------------------------      -------------------------
                                                                     PRO FORMA                      PRO FORMA
                                                      HISTORICAL      COMBINED      HISTORICAL       COMBINED
- -------------------------------------------------------------------------------------------------------------
BOOK VALUE PER SHARE(1)
WITH EXCHANGE RATIO AT MID POINT, 3.9381:
(Assumes Average Closing Price of $17.00)
   December 31, 1995  . . . . . . . . . . . . . . .     $11.07          $11.01         $41.24          $43.36
   December 31, 1994  . . . . . . . . . . . . . . .       9.22            9.16          33.95           36.08
   December 31, 1993  . . . . . . . . . . . . . . .       8.36            8.27          29.62           32.55
   December 31, 1992  . . . . . . . . . . . . . . .       7.24            7.17          25.91           28.22
   December 31, 1991  . . . . . . . . . . . . . . .       6.43            6.36          22.74           25.05
- -------------------------------------------------------------------------------------------------------------

BOOK VALUE PER SHARE(1)
WITH EXCHANGE RATIO AT 4.3757:
(Assumes Average Closing Price of $15.30)
   December 31, 1995  . . . . . . . . . . . . . . .     $11.07          $10.89         $41.24          $47.63
   December 31, 1994  . . . . . . . . . . . . . . .       9.22            9.06          33.95           39.64
   December 31, 1993  . . . . . . . . . . . . . . .       8.36            8.17          29.62           35.73
   December 31, 1992  . . . . . . . . . . . . . . .       7.24            7.08          25.91           30.98
   December 31, 1991  . . . . . . . . . . . . . . .       6.43            6.29          22.74           27.52
- -------------------------------------------------------------------------------------------------------------

BOOK VALUE PER SHARE(1)
WITH EXCHANGE RATIO AT 3.5801:
(Assumes Average Closing Price of $18.70)
   December 31, 1995  . . . . . . . . . . . . . . .     $11.07          $11.11         $41.24          $39.79
   December 31, 1994  . . . . . . . . . . . . . . .       9.22            9.25          33.95           33.10
   December 31, 1993  . . . . . . . . . . . . . . .       8.36            8.35          29.62           29.89
   December 31, 1992  . . . . . . . . . . . . . . .       7.24            7.24          25.91           25.91
   December 31, 1991  . . . . . . . . . . . . . . .       6.43            6.42          22.74           22.99
- -------------------------------------------------------------------------------------------------------------

============================================================================================================
                                                                WCB                           VB
                                                     ------------------------      -------------------------
                                                                    PRO FORMA                      PRO FORMA
                                                     HISTORICAL     COMBINED       HISTORICAL       COMBINED
- ------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE(2) FOR THE PERIODS ENDED
WITH EXCHANGE RATIO AT MID POINT, 3.9381:
(Assumes Average Closing Price of $17.00)
   December 31, 1995  . . . . . . . . . . . . . .      $1.53          $1.53           $6.10           $6.04
   December 31, 1994  . . . . . . . . . . . . . .       1.24           1.23            4.71            4.86
   December 31, 1993  . . . . . . . . . . . . . .       1.39           1.34            3.70            5.28
   December 31, 1992  . . . . . . . . . . . . . .       1.00           0.98            3.25            3.88
   December 31, 1991  . . . . . . . . . . . . . .       0.77           0.74            1.48            2.90
- -----------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE(2) FOR THE PERIODS ENDED
WITH EXCHANGE RATIO AT 4.3757:
(Assumes Average Closing Price of $15.30)
   December 31, 1995  . . . . . . . . . . . . . .      $1.53          $1.52           $6.10           $6.63
   December 31, 1994  . . . . . . . . . . . . . .       1.24           1.22            4.71            5.34
   December 31, 1993  . . . . . . . . . . . . . .       1.39           1.33            3.70            5.80
   December 31, 1992  . . . . . . . . . . . . . .       1.00           0.97            3.25            4.26
   December 31, 1991  . . . . . . . . . . . . . .       0.77           0.73            1.48            3.19
- -----------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE(2) FOR THE PERIODS ENDED
WITH EXCHANGE RATIO AT MID POINT, 3.5801:
(Assumes Average Closing Price of $18.70)
   December 31, 1995  . . . . . . . . . . . . . .      $1.53          $1.55           $6.10           $5.55
   December 31, 1994  . . . . . . . . . . . . . .       1.24           1.25            4.71            4.46
   December 31, 1993  . . . . . . . . . . . . . .       1.39           1.36            3.70            4.85
   December 31, 1992  . . . . . . . . . . . . . .       1.00           0.99            3.25            3.56
   December 31, 1991  . . . . . . . . . . . . . .       0.77           0.74            1.48            2.66
===========================================================================================================

- ----------------
(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Earnings per share is calculated by dividing total actual historical and pro forma net income for the years ended December 31 by the actual historical and pro forma weighted average number of shares of common stock for the period indicated.

                       ANNUAL MEETING OF VB SHAREHOLDERS

DATE, TIME, AND PLACE

        The Meeting will be held on Tuesday May 28, 1996, at 5:00 p.m., local time, at the Royal Oaks Country Club, 8917 N.E. Fourth Plain Boulevard, Vancouver, Washington.

PURPOSE OF THE MEETING

        The purpose of the Meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement; (ii) to elect seven directors to serve a one-year term each, or until their respective successors have been elected and qualified, or until the Merger is consummated; and (iii) to act upon such matters, if any, as may properly come before the Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

        The VB Board has fixed the close of business on April 18, 1996 as the Record Date for determining the holders of shares of VB Common Stock entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, there were 141,461 shares of VB Common Stock issued and outstanding held by approximately 200 holders of record. See "INFORMATION CONCERNING VB -- Security Ownership of Certain Beneficial Owners and Management." Holders of record of VB Common Stock on the Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "Dissenters' Rights of Appraisal" and Appendix C.

VOTE REQUIRED

        The affirmative vote of a majority of all shares of VB Common Stock outstanding on the Record Date is required to approve the Merger Agreement. A plurality of the votes cast at the Meeting by holders of shares of VB Common Stock is required for the election of persons nominated to serve as directors. As to both the Merger and the election of each director nominee to the VB Board, VB's shareholders are entitled to one vote for each share of VB Common Stock held. The presence of a majority of the outstanding shares of VB Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of VB Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

        As of the Record Date, VB's directors and executive officers and their affiliates owned and were entitled to vote 50,855 shares at the Meeting, representing approximately 35.9 percent of the outstanding shares of VB Common Stock. Each VB director has agreed to vote all shares of VB Common Stock held or controlled by him or her (a total of 50,289 shares) in favor of approval of the Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

        If the enclosed proxy is duly executed and received in time for the Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE ELECTION OF THE BOARD'S

NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of VB, or by a subsequently dated proxy, or in open meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. With respect to both the approval of the Merger and the election of each director nominee to the open positions on the VB Board, shareholders are entitled to one vote for each share of VB Common Stock held on the Record Date.

        The proxy for the Meeting is being solicited on behalf of the VB Board. VB will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of VB may solicit proxies personally. VB is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

        Since its formation in 1989, VB has enjoyed progressive earnings gains and strong asset growth in its Vancouver, Washington market. Although VB's founding directors anticipated that they might consider a sale of the company after the Bank was well-established and profitable, the VB Board and management have not seriously pursued a possible sale or merger given their record of performance. In early 1995, VB received an unsolicited inquiry from another community banking organization concerning a possible merger of their companies. This inquiry gave the VB Board and management an opportunity to reassess their organization, their success to date, the circumstances under which they might be interested and/or required to consider a merger possibility. Discussions with the community banking organization broke off in July of 1995.

        In September 1995, Rodney B. Tibbatts, WCB's Co-President and Co-Chief Executive Officer, contacted Mr. Stenseth, President of both VB and the Bank, to arrange a luncheon meeting. The purpose of the meeting was to gain insight into VB and the Bank's strategic plans for the future, along with informing Mr. Stenseth of WCB's mission and strategic intent. Mr. Tibbatts indicated that WCB desired to have a presence in southwest Washington and that VB could represent a viable partner to enable this goal to be achieved. Mr. Stenseth indicated the conversation was timely in that VB was holding a directors retreat in the near future to discuss strategies for 1996 and beyond.
Following the VB Board retreat, it was concluded that the timing could be opportune to pursue discussions with WCB. Accordingly, in October 1995, Messrs. Stenseth and Pomajevich, the Chairman of the VB Board, met with Mr. Tibbatts and Victor L. Bartruff, WCB's other Co-President and Co-Chief Executive Officer, along with Lester Green and Gary Putnam, the Chairman and Vice Chairman, respectively, of the WCB Board, to share the philosophies of the two organizations in order to determine if further discussions would be productive. The parties reported on their respective conversations at their next Board meetings and, feeling that a combination of the two institutions would be consistent with the objectives of both parties, on October 17, 1995, WCB and VB signed a Confidentiality Agreement. Subsequently, in late October, a joint dinner meeting was held involving the seven members of the VB Board, the six- member Executive Committee of the WCB Board, and WCB's Chief Financial Officer, Donald A. Kalkofen.

        Subsequently, certain directors and management teams of both parties held a series of meetings to further explore the possible combination of WCB and VB. WCB and VB then conducted detailed due diligence reviews of each other's assets, business and financial conditions, consulting on the proposed transaction with their respective independent public accountants, legal counsel, and Board members. Also, the WCB negotiating team of Messrs. Tibbatts, Bartruff, Green, Putnam and Kalkofen met on several occasions with Messrs. Stenseth and Pomajevich, and on occasion other VB directors. After reaching a consensus on a number of basic issues involving a combination of the companies, including a stock exchange ratio, VB retained a financial advisor. On December 12, 1995, the WCB Board met and on December 21, 1995 the VB Board met, and both approved proceeding with formal negotiations towards a definitive Merger Agreement.

        At special meetings of the VB and WCB Boards held on February 15, 1996, the proposed combination was considered in detail. The WCB Board, along with its counsel, Graham & Dunn, P.C., reviewed the Merger Agreement together with its exhibits. After considering the potential benefits of the transaction, the financial and valuation analyses of the transaction, the terms of the Merger Agreement, and related questions and answers, the WCB Board unanimously approved the transaction. The VB Board, with advice from its legal counsel, Foster Pepper & Shefelman, reviewed the Merger Agreement and considered the potential benefit of the proposed Merger to VB and its shareholders, taking into account the financial and valuation analysis of the Merger, the terms of the Merger Agreement and a report regarding the fairness of the transaction, from a financial point of view, presented by VB's financial advisor, CFA. At this meeting, the VB Board unanimously determined that the proposed Merger was fair to and in the best interest of VB and its shareholders, and therefore recommended that the Merger Agreement be submitted to VB's shareholders for approval. At each meeting, the Merger, Exchange Ratio, and related transactions were unanimously approved by all members of the respective Boards present, subject to the approval of VB shareholders, obtaining necessary regulatory approvals, and the further conditions set forth in the Merger Agreement.

REASONS FOR THE MERGER - GENERAL

        VB and WCB share a community banking philosophy and strategy, which emphasizes responsiveness to local markets and delivery of personalized service through locally managed banks. The parties believe that a bank holding company composed of autonomous banks, emphasizing high quality personalized customer service and strong local identification is a viable alternative to the super-regional organizations which have acquired many smaller independent banks in recent years and operated them as branches. WCB expects to continue to emphasize this strategy after the Merger and intends to operate the Bank of Vancouver along with its present subsidiaries -- The Bank of Newport, The Commercial Bank and Valley Commercial Bank -- as separate subsidiaries with local management and directors that are involved in, and knowledgeable about, the respective communities of WCB's subsidiary banks.

        The parties believe that the Merger will enable the Bank to provide enhanced services to customers and to compete more effectively in the present banking environment, which is dominated by much larger institutions. The parties' geographic markets and products are complementary. The Bank is located in Vancouver, Washington, with its primary market area Clark County, Washington. This market is immediately adjacent to the greater Portland, Oregon, market in which several offices of WCB's three present subsidiary banks are located. The city of Vancouver, Washington, and Clark County are considered a part of the Portland metropolitan area. VB's primary focus is on the small- to medium-sized businesses within its market area which is consistent with the niche banking philosophy of the three business banking offices of The Bank of Newport located in the Portland, Oregon area.

        While VB's loan portfolio focuses on business lending, with a concentration in real estate developments, the institutions' portfolios complement each other both geographically and by industry types. WCB's loan portfolio has a broad diversity with some concentration in the agricultural, manufacturing, fishing, tourism, and real estate industries. WCB offers a range of non-traditional products, such as annuities, mutual funds and brokerage services, which are not presently offered by VB. In addition WCB, through its Trust Division -- West Coast Trust -- offers trust and employee benefit plans which are not presently offered by VB. It is expected that the parties' complementary market areas, product mixes and areas of expertise will provide additional opportunity for growth, revenue enhancement, and increased quality of customer services.

        To a lesser extent, the Merger is expected to provide benefits to the parties through increased efficiencies and other savings, particularly in the areas of data processing, loan participation, and through enhanced marketing efforts. Moreover, having banking offices on both sides of the Columbia River is expected to enable the parties to more effectively pursue their strategy of providing community-style banking services to small and medium-sized businesses throughout the entire metropolitan area, including those in Oregon and Clark County, Washington.

REASONS FOR THE MERGER - WCB

        At its meeting on February 15, 1996, the WCB Board determined that the Merger and Merger Agreement are fair to and in the best interests of WCB and its shareholders. In considering the Merger, the WCB Board determined that the Merger would be consistent with WCB's strategic intent in expanding its community banking organization. With VB, WCB can potentially provide customers and shareholders with certain advantages of a community banking organization as well as the larger banking organization.

        WCB determined that the Merger would advance WCB's strategic plan because of its belief that the Merger will combine two financially-sound institutions with complementary businesses and strategies, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. The WCB Board believes that (i) each institution is currently well-managed, (ii) the companies have compatible management philosophies and strategic focuses, (iii) each institution will contribute complementary business strengths resulting in a well meshed diversified institution, and (iv) the strong capitalization of the combined organization will allow it to take advantage of future acquisition opportunities. The WCB Board also believes that the Merger will allow the combined organization to compete effectively in the rapidly changing marketplace of banking and financial services and to take advantage of opportunities for growth and diversification in both Oregon and Washington.

        In reaching its determination, the WCB Board consulted with WCB's management as well as WCB's accounting and legal advisors and considered a number of factors, including the following:

        - The effectiveness of the Merger in implementing WCB's basic strategy, and in responding to changes in the banking industry which have made competing as a community banking organization more difficult;

        - The WCB Board review based in part on a presentation by WCB management regarding (i) its due diligence review of VB, including the business, operations, earnings, asset quality, financial condition and corporate culture of VB on a historical, prospective and pro forma basis, (ii) product mix, the compatibility of corporate roles and the respective contributions the parties would bring to a combined organization, and (iii) the expanded opportunities for revenue enhancement and synergies that are expected to result from the Merger;

        - The terms of the Merger Agreement, the VB Stock Option Agreement and the other documents executed in conjunction with the Merger;

        - WCB's long-term strategy of seeking to expand its operations along the I-5 corridor and particularly its stated goal of expanding its banking operations throughout the Portland-Metropolitan area, including southwest Washington; and

        - The current and prospective economic environment facing financial institutions generally and WCB in particular.

The WCB Board did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

REASONS FOR THE MERGER - VB

        The VB Board believes that the terms of the Merger, which are the product of arms length negotiations between representatives of VB and WCB, are fair and in the best interests of VB and its shareholders. In the course of reaching its determination, the VB Board consulted with legal counsel with respect to the legal duties of the VB Board, the terms of the Merger Agreement and the issues related thereto; with its accountants with respect to certain financial aspects of the transaction; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational and due diligence matters.

        At its meeting on February 15, 1996, the VB Board unanimously determined that the Merger and Merger Agreement are fair to, and in the best interests of VB and its shareholders and recommended the Merger Agreement be submitted to the shareholders of VB for approval. In addition to the overall objectives of enhancing shareholder value and providing high-quality community banking services in Vancouver and surrounding communities, the VB Board considered the fairness opinion of CFA, and a number of additional factors, including the following:

        - VB shareholder value would be significantly enhanced by the value of WCB Common Stock being issued in the Merger;

        - WCB stock is relatively actively traded, thus creating a far more marketable and liquid security for VB shareholders;

        - The Merger is structured as a tax-free exchange of stock, permitting VB shareholders the opportunity to continue to invest in a community banking organization;

        - WCB's financial condition, businesses and prospects and the economic prospects of the markets served by both parties appear to be attractive;

        - The Merger would allow VB to provide trust, investment and mortgage services to VB customers;

        - The combined organization would enable the Bank to offer larger loans to customers due to higher legal lending limits;

        - The combined organization is expected to provide increased opportunities to employees;

        - The structure of the Merger would allow the Bank to retain its name and local identity, Board and management team, enabling it to continue to provide responsive, quality, community banking services to its customers; and

        - The Merger is expected to receive regulatory approval and is not conditioned upon the approval of any shareholder group other than VB.

The VB Board did not ascribe relative or specific weights to any factor in its evaluation of the Merger.

OPINION OF VB FINANCIAL ADVISOR

        VB retained CFA as its exclusive financial advisor pursuant to an engagement letter dated February 5, 1996 (the "Engagement Letter") in connection with the Merger. CFA is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. CFA is familiar with VB, having acted as its financial advisor in connection with initiating and participating in the negotiations with WCB leading to the Merger Agreement. The VB Board selected CFA to act as VB's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

        On February 15, 1996, CFA issued its opinion to the VB Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to VB and its shareholders. The CFA opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any VB shareholder as to how such shareholder should vote at the Meeting. No limitations were imposed by the VB Board on CFA in respect to the investigations made or procedures followed by CFA in rendering its opinions.

        In rendering its opinion to VB, CFA reviewed, among other things, historical financial data of VB, certain internal financial data and assumptions of VB prepared for financial planning and budgeting purposes furnished by the management of VB and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFA discussed with VB's management the financial condition, current operating results, and business outlook for VB. CFA also reviewed certain publicly available information concerning WCB and certain financial and securities data of WCB and companies deemed similar to WCB. CFA discussed with WCB's management the financial condition, current operating results and business outlook for WCB and WCB's plans relating to VB. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of VB or WCB nor was it furnished any such appraisals. VB did not impose any limitations on the scope of the CFA investigation in arriving at its opinion.

        CFA analyzed the total Purchase Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

        Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical cost and varying account methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among VB's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFA to the net asset value approach to valuation.

        Market Value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weight than the net asset value approach and similar weight as the investment value approach as discussed below.

        CFA maintains a substantial data base concerning prices paid for banking institutions in the Northwest, particularly Washington banking institutions, during 1988 through 1996. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of VB, CFA has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Washington, Oregon, and Idaho banking organizations with total assets less than $100 million that sold for 100% common stock from January, 1988 to January, 1996.

        Comparable Sales Multiples. CFA calculated a "merger consideration multiple" of VB's Adjusted Book Value (using the estimated June 30, 1996, stockholders' equity) based on the ratio of price to adjusted stockholders' equity for a sample of Northwest banking institutions with assets below $100 million which sold between January, 1988 and January, 1996, and a sample of banking institutions located in western Washington and western Oregon with total assets below $100 million which sold between March, 1990 and January 1996. Based on these two samples, the merger consideration multiple values suggested for VB shares based on the estimated June 30, 1996 stockholders' equity were $60.42 and $74.52, respectively.

        Transaction Value as a Percentage of Total Assets. CFA calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $66.95 per share results in a transaction value as a percentage of total assets of 13.52%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets below $100 million which sold between January, 1988 through January, 1996, and a sample of Northwest banking institutions with total assets below $100 million which sold between 1990 and 1995, was 13% and 15%, respectively.

        Investment Value is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

        Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years, and the residual or terminal value of the earnings stream after five years, using VB's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of the banking industry, VB's earnings estimates for 1996-2000, historical levels of growth and earnings, and the competitive situation in VB's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand of an investment of this type, as of the valuation date, the "Net Present Value of Future Earnings: provided a range of $63.13 to $67.76 per share.

        When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view.

        Pursuant to the terms of the Engagement Letter, VB has agreed to pay CFA a fee of $15,000. In addition, VB has agreed to reimburse CFA for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFA against certain liabilities.

        THE FULL TEXT OF THE OPINION OF CFA DATED AS OF THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN BY CFA IS ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS APPENDIX D. THE SHAREHOLDERS OF VB ARE ADVISED TO READ THIS DOCUMENT IN ITS ENTIRETY. CFA'S OPINIONS ARE DIRECTED ONLY TO THE EXCHANGE RATIO IN THE MERGER AND DO NOT CONSTITUTE RECOMMENDATIONS TO ANY VB SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE VB MEETING. FURTHER, THE SUMMARY OF THE OPINION OF CFA SET FORTH IN HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION CONTAINED IN APPENDIX D. THE CFA OPINION DELIVERED TO THE VB BOARD AND DATED FEBRUARY 15, 1996, IS SUBSTANTIALLY IDENTICAL TO THE OPINION ATTACHED HERETO.

RECOMMENDATION OF THE VB BOARD

        THE VB BOARD UNANIMOUSLY RECOMMENDS THAT THE VB SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                                   THE MERGER

GENERAL

        The following description of certain aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All VB shareholders are urged to read the Merger Agreement carefully. VB shareholders are being asked to approve the Merger in accordance with the terms of the Merger Agreement.

BASIC TERMS OF THE MERGER

        The Merger Agreement provides for the merger of VB with and into HB, WCB's wholly-owned subsidiary, with the result that VB shareholders would become shareholders of WCB and the Bank would become a wholly-owned subsidiary of WCB. VB would cease to exist after the Merger. While WCB and VB believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to the Merger."

        Under the terms of the Merger Agreement, WCB would acquire VB for an aggregate purchase price of $11,581,000, or $66.95 per share of VB Common Stock. WCB would acquire VB by means of a triangular merger through which VB would be merged with and into HB, WCB's wholly-owned subsidiary organized solely to effect this transaction. As a result, VB shareholders, other than those who duly exercise dissenters' rights, would become shareholders of WCB (See "THE MERGER -- Dissenters' Rights of Appraisal"). Upon consummation of the Merger, each holder of shares of VB Common Stock, other than dissenting shares, will be entitled to receive shares of WCB Common Stock in exchange for the shares of VB Common Stock held of record by such shareholder as of the Effective Date. The number of shares of WCB Common Stock to be received for each share of VB Common Stock is the number obtained by dividing $11,581,000 by either the Average Closing Price or the Modified Average Closing Price (as defined in the Merger Agreement and discussed in more detail below), whichever applies, and by further dividing such quotient by the aggregate number of shares of VB Common Stock that are issued and outstanding or subject to unexercised options on the Effective Date. So long as the Average Closing Price of WCB Common Stock is between $15.30 and $18.70 per share, the formula is designed to result in VB shareholders receiving WCB Common Stock having a market value of approximately $66.95 for each share of VB exchanged in the Merger.

        The Average Closing Price is equal to the average of each Daily Sales Price of WCB Common Stock for the ten consecutive trading days ending on and including the fifth trading day preceding the Effective Date ("Pricing Period"). But, the Average Closing Price in the Merger Agreement includes a "floor" and a "ceiling" price, respectively 10% below and above a midpoint price of $17 (representing the average closing price of WCB Common Stock prior to the execution of the Merger Agreement). Accordingly, if the average Daily Sales Price over the Pricing Period is less than $15.30, the Average Closing Price will be $15.30. If, on the other hand, the Average Daily Sales Price over the Pricing Period is greater than $18.70, the Average Closing Price will be $18.70.

        The Modified Average Closing Price is the Average Closing Price not subject to the "floor" price described above. The Modified Average Closing Price will be used in place of the Closing Price only if (i) the Average Daily Sales Price over the Pricing Period is below $15.30 and has declined more than 5% in excess of any corresponding decline in a selected index of peer group stock prices, (ii) VB is entitled to and does exercise its provisional right to terminate the Merger Agreement under Subsection 7.2.5(a), and (iii) WCB removes the limitation otherwise imposed by the "floor" as permitted by Subsection 7.2.5(b) of the Merger Agreement. See "Termination of the Merger Agreement -- Decline in Value of WCB Stock."

        As an example of the operation of the formula for computing the exchange ratio, recognizing the $11,581,000 Purchase Price, using the midpoint price of $17 as the Average Closing Price, and assuming 172,984 shares of VB Common Stock issued and outstanding or subject to unexercised options, the number of shares of WCB Common Stock that will be exchanged for each share of VB Common Stock would be determined as follows: 11,581,000 / 17 = 681,235.29 / 172,984 = 3.9381 shares of WCB Common Stock for each share of VB Common Stock.

        The following table sets forth examples showing the approximate number of shares of WCB Common Stock a VB shareholder would receive in exchange for 100 shares of VB Common Stock. The table is based upon various hypothetical Average Closing Prices and assumes that 172,984 shares of VB Common Stock are issued and outstanding or subject to unexercised options as of the Effective Date. On April 18, 1996, the price per share of the WCB Common Stock was $18.25. However, no assurance can be given as to the market value of WCB Common Stock during the Pricing Period.


                 ============================================================
                 Assumed Average Closing          No. of Shares of WCB Common
                   Price of WCB Common                Stock for 100 Shares
                          Stock                        of VB Common Stock
                          -----                        ------------------

                 ------------------------------------------------------------
                     $15.30 or lower                          437(1)
                 ------------------------------------------------------------

                         $16.15                               414
                 ------------------------------------------------------------

                         $17.00                               393
                 ------------------------------------------------------------
                         $17.85                               375
                 ------------------------------------------------------------

                    $18.70 or higher                          358
                 ============================================================

- -------------------
(1) However, if the Modified Average Closing Price were applicable, the number of shares issuable would continue to increase proportionately for values below $15.30 per share.

        The Merger will close and become effective on the Effective Date (as defined in the Merger Agreement, within five business days after the fulfillment or waiver of each condition set forth in the Merger Agreement), unless extended by the parties. Closing is anticipated by the summer of 1996. If

Closing does not occur before October 31, 1996, either VB or WCB may terminate the Merger Agreement. See "THE MERGER -- Conditions to the Merger."

CASH FOR FRACTIONAL SHARES

        WCB will not issue certificates for fractional shares of WCB Common Stock. Each VB shareholder who is otherwise entitled to receive a fractional share, will receive cash in lieu thereof in an amount equal to the product of such fraction multiplied by the Average Closing Price of WCB Common Stock, and such VB shareholder will have no other rights with respect to such fractional shares or other shares.

EXCHANGE OF STOCK CERTIFICATES

        On and after the Effective Date, certificates representing VB Common Stock will be deemed to represent only the right to receive WCB Common Stock or cash as provided in the Merger Agreement. Upon surrender to the Exchange Agent designated by WCB and VB, of certificates that, before the Effective Date, represented shares of VB Common Stock, together with a properly executed transmittal letter form and any other required documents, the holder surrendering the certificates will be entitled to receive certificates representing the number of shares of WCB Common Stock, and cash, if any, to which he or she is entitled in accordance with the terms of the Merger Agreement. DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME. VB shareholders will receive written instructions and the required letter of transmittal after the Merger is effective.

        All WCB Common Stock issued pursuant to the Merger Agreement will be deemed issued as of the Effective Date. No distributions or dividends paid upon shares of WCB Common Stock after the consummation of the Merger will be paid to holders of VB Common Stock who are entitled under the Merger Agreement to receive WCB Common Stock until such holders have surrendered the certificates formerly representing shares of VB Common Stock, at which time any accumulated dividends and distributions since the Effective Date, without interest, will be paid.

DIRECTORS AND OFFICERS

        In connection with the Merger, WCB intends to appoint Mr. Pomajevich to the WCB Board. Mr. Pomajevich is currently the Chairman of the VB Board. This appointment will be effective on the Effective Date. In addition, after the Merger Mr. Stenseth will continue as the President of the Bank and, until the end of his service as President, will be allowed to attend WCB Board meetings as an ex-officio member of the WCB Board.

        The Bank's Board before the Merger will remain the same after the Merger, except that an additional director (one of WCB's current directors) will be appointed by WCB to the Bank's Board. Consequently, on the Effective Date, the Bank's Board will consist of all persons who were directors of the Bank immediately before the Merger, plus a WCB director designated by WCB. The Bank's directors will serve until the 1997 annual meeting of the Bank's shareholders or until their successors have been elected and qualified. At the 1997 annual meeting of the Bank's shareholders, the directors then serving on the Bank's Board may propose a slate of directors for election to the Bank's Board until the 1998 annual meeting of the Bank's shareholders. WCB, as the Bank's sole shareholder, has agreed to elect the slate of directors proposed by the outgoing VB directors in 1997, although WCB has the right to refuse to elect any of the proposed directors if it has good cause for such refusal.

        As a condition to the execution of the Merger Agreement, each member of the Board of VB entered into a Director Noncompetition Agreement with WCB, HB, and VB. Except under certain limited circumstances, the Director Noncompetition Agreement prohibits these directors from competing with WCB in Clackamas, Lincoln, Marion, Multnomah and Washington Counties, Oregon and Clark County, Washington, for the lesser of (a) two years after the director's service as a director of the Bank, WCB, or any affiliate of WCB, is terminated or (b) three years from Closing of the Merger.

        As a further condition to the execution of the Merger Agreement, the Bank entered into an employment agreement with Mr. Stenseth, which was ratified by WCB. Under the employment agreement, Mr. Stenseth will continue as President of the Bank after the Merger under the terms set forth in the employment agreement.

EMPLOYEE BENEFIT PLANS

        The Merger Agreement confirms WCB's intention to allow the Bank's employees who continue as employees of the Bank after the Merger to participate in certain WCB employee benefit plans. VB's employee benefit plans will be terminated as soon as practical after the Merger, and the employee interests in those plans will be transferred or merged into WCB's employee benefit plans.

MECHANICS OF THE MERGER

        On the Effective Date, VB will be merged with and into HB which itself will be merged into WCB immediately after Closing. At that time, all business, assets, and liabilities formerly carried on or owned by VB will be transferred to and vested in WCB. VB will cease to have a corporate existence separate from WCB, and the Bank will be a directly owned subsidiary of WCB.

CONDUCT PENDING CONSUMMATION OF THE MERGER

        The Merger Agreement provides that, until the Merger is effective, VB will, and will cause the Bank to, conduct its business only in the ordinary and usual course, and use all reasonable efforts to preserve its present business organization, retain the services of its present management, and preserve the goodwill of all parties with whom it has business dealings. The Merger Agreement also provides that, unless WCB otherwise consents in writing, VB will refrain from engaging in various activities such as, effecting any stock split or other recapitalization, disposing of assets or making material commitments, acquiring real property without conducting an environmental evaluation, and entering into transactions or incurring any expenses that are not in the ordinary course of business.

CONDITIONS TO THE MERGER

        Consummation of the Merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the Merger will be completed. In the event that conditions to the Merger remain unsatisfied and the Merger has not been effected on or before October 31, 1996, the Merger Agreement may be terminated by either party to the Merger Agreement.

        The Merger can occur only if the holders of the shares of VB Common Stock approve the transaction. In accordance with VB's Articles of Incorporation and Washington law, approval of the Merger requires the affirmative vote by the holders of a majority of all shares outstanding. In addition, approval of the Merger Agreement is required from the FRB and the Washington Director. Applications are pending with both agencies. Although no assurance can be given, the parties expect to receive both approvals in due course.

        Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the Merger. Each party's obligations under the Merger Agreement are conditioned on satisfaction by the other parties of their conditions. Some of these conditions are as follows: (a) the representations and warranties of each party are true in all material respects (as of Closing), and each party has complied with its covenants in the Merger Agreement; (b) no Material Adverse Effect has occurred with respect to a party;
(c) each party's Board and VB's shareholders have approved the Merger; (d) WCB has appointed, effective as of Closing, a VB director to serve on WCB's board of directors; (e) the parties have provided one another with the counsel, tax, accounting treatment, and fairness opinions required by the Merger Agreement;
(f) WCB has assumed or paid VB's note with Security State Bank and secured a release from Security State Bank of VB's stock pledged as security for the note; (g) the SEC has declared the effectiveness of the registration statement for the shares of WCB common stock to be issued in the Merger; (h) VB and the Bank have met certain financial condition requirements; (i) no action or proceeding has been commenced or is threatened by any governmental agency to restrain or prohibit or invalidate the Merger; (j) the aggregate of the cash to be paid to VB shareholders in accordance with the Merger Agreement will not exceed 10% of the value of the WCB common stock to be issued in the Merger; and
(k) all appropriate regulatory agencies have approved the Merger.

        Either WCB or VB may waive any of the other party's conditions, except those that are required by law (such as receipt of regulatory and shareholder approval). Either WCB or VB may also grant extended time to the other party to complete an obligation or condition.

AMENDMENT OF THE MERGER AGREEMENT

        The Merger Agreement may be amended or supplemented at any time by written agreement of the parties, whether before or after the Meeting. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of VB's shareholders, except amendments which would reduce the amount or change the form of consideration VB shareholders will receive in the Merger transaction.

TERMINATION OF THE MERGER AGREEMENT

        The Merger Agreement contains several provisions entitling either VB or WCB to terminate the Merger Agreement under certain circumstances. The following briefly describes these provisions:

        Lapse of Time. If the Merger has not been consummated by October 31, 1996, then at any time after that date, either WCB or VB may terminate the Merger Agreement if failure of the parties to consummate the Merger by October 31, 1996, was not due to the terminating party's breach of its obligations, representations, or warranties under the Merger Agreement.

        Mutual Consent. The parties may terminate the Merger Agreement at any time before Closing, whether before or after approval by VB's shareholders, by mutual consent.

        Failure of VB to Recommend Approval or Stock Option Becomes Exercisable. WCB may terminate the Merger Agreement before VB shareholders approval if the VB Board fails to recommend (or adversely modifies, withdraws or changes its recommendation) approval of the merger to its shareholders. WCB may also terminate the Merger if the Option under the Stock Option Agreement becomes exercisable by WCB, unless WCB has exercised such Option.

        Decline in Value of WCB Stock. VB has certain rights, tied to a reduction in value of WCB Common Stock, to terminate the Merger Agreement during the three-business-day period beginning five calendar days before the Effective Date of the Merger. These termination rights are generally subject to WCB's right to avoid termination by increasing the number of WCB shares VB shareholders will receive (the so-called "right to fill"). However, VB may terminate the Merger Agreement, and WCB has no right to avoid termination, if, during the three-business-day period identified above, the Modified Average Closing Price is less than $13.60.

        Impracticability. Either WCB or VB may terminate the Merger Agreement upon written notice to the other parties if its Board determines, in good faith and after due consultation with counsel, that the Merger is inadvisable or impracticable by reason of the institution of litigation by the federal government or the governments of Washington or Oregon to restrain or invalidate the transactions contemplated by the Merger Agreement.

        Allocation of Costs Upon Termination. If the Merger Agreement is terminated, WCB and VB will each pay their own out-of- pocket costs incurred in connection with the transaction, and will have no other liability to any other party.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of the VB Board and management may be deemed to have interests in the Merger, in addition to their interests as shareholders of VB. The VB Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

        Employment Agreement. WCB has ratified an employment agreement entered into between the Bank and Mr. Stenseth, President of the Bank. The term of the employment agreement begins on the Effective Date and ends on May 31, 1998.
The Bank may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Stenseth, or without cause, in which case the agreement provides severance benefits. Mr. Stenseth is generally prohibited from competing with WCB in its market area for the lesser of (a) two years after termination or (b) three years from the Effective Date.

        Appointments to the WCB Board. WCB has also agreed to appoint Mr. Pomajevich, currently the Chairman of the VB Board, to the WCB Board, effective on Closing. In addition, Mr. Stenseth will be allowed to attend WCB Board meetings as an ex-officio member, until the end of his service as President of the Bank. Finally, the current directors of the Bank will continue to serve as directors following the Merger.

CERTAIN FEDERAL INCOME TAX MATTERS

        The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Code for federal income tax purposes. VB and WCB will receive at Closing an opinion from Graham & Dunn, P.C. that the Merger will constitute a tax-free reorganization for federal tax purposes. Such opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion is based upon facts and assumptions and representations and assurances made by VB and WCB. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF VB COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, SUCH AS FOREIGN HOLDERS OR HOLDERS WHOSE STOCK MAY HAVE BEEN ACQUIRED AS COMPENSATION. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH ARE DESCRIBED BELOW. SHAREHOLDERS ARE URGED TO CONSULT THEIR ADVISORS TO DETERMINE THE SPECIFIC PERSONAL TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

        The Graham & Dunn, P.C. opinion will state that:

        1. The merger of VB with and into HB will constitute a tax-free reorganization.

        2. No gain or loss will be recognized by either VB or WCB as a result of the Merger.

        3. The tax basis and holding period for the VB assets that are received by WCB in the Merger will be the same as the tax basis and holding period of the assets held immediately before the exchange by VB.

        4. No gain or loss will be recognized by holders of VB Common Stock upon the receipt of WCB Common Stock in exchange for VB Common Stock pursuant to the Merger.

        5. The tax basis of the WCB Common Stock received in the Merger by VB shareholders will be the same as the tax basis of the shares of VB Common Stock surrendered in the exchange, reduced by any basis allocable to a fractional share interest in the WCB Common Stock for which cash is received. The holding period for the shares of WCB Common Stock received in the Merger will include the holding period of VB shares exchanged, provided that VB shares were held as capital assets at the time of the Merger.

        6. Gain or loss will be recognized by VB shareholders who receive cash in lieu of fractional shares of WCB Common Stock, or who exercise dissenters' rights and receive cash for their shares. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or fractional share interests surrendered in the exchange. Such gain or loss will be a capital gain or loss provided that the shares of VB Common Stock surrendered were capital assets at the time of surrender, and will be long-term capital gain or loss if such shares of VB have been held for more than one year.

ACCOUNTING TREATMENT OF MERGER

        It is anticipated that the Merger will be accounted for as a pooling of interests for accounting purposes. Under this method of accounting, assets and liabilities of VB and WCB are carried forward at their previously recorded amounts, and operating results of WCB and VB will represent the combined results for periods before and after the Merger. No recognition of goodwill arising from the Merger is required of any party to the Merger. Under the Merger Agreement, receipt of a letter from Arthur Andersen LLP that the Merger will qualify for the pooling of interests treatment is a condition to the obligation of WCB to consummate the Merger.

        The unaudited condensed pro forma combined financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS," including the related Notes.

DISSENTERS' RIGHTS OF APPRAISAL

        Under Washington state law (RCW 23B.13), a shareholder of VB may exercise "dissenters' rights" and receive the fair value of his or her shares in cash, if certain procedures are followed. To exercise these rights, a VB shareholder must (1) deliver to VB, before the vote on approval of the Merger is taken, written notice of intent to demand payment for his or her shares if the Merger is effected, and (2) not vote in favor of the Merger. Following consummation of the Merger, WCB will send a Dissenters' Notice to each VB shareholder who has properly perfected his or her dissenters' rights. A dissenting shareholder must also follow the procedures set forth in the Dissenters' Notice. The Dissenters' Notice will include instructions to completing the exercise of dissenters' rights, including that the dissenting shareholder must (1) make written demand for payment of the fair value of his or her shares in the form sent to the shareholder by the corporation along with the Dissenters' Notice (this notice will prescribe a time period within which the demand must be made), (2) certify that beneficial ownership of his or her VB Common Stock shares was acquired before the date set forth in the Dissenters' Notice, and (3) surrender his or her stock certificates representing shares of the VB Common Stock in accordance with the Dissenters' Notice. If a shareholder exercises dissenters' rights, the dissenting shareholder is entitled to receive the fair value of his or her shares in cash. Such value may be higher or lower than the value of WCB Common Stock issuable pursuant to the Merger Agreement.

        The failure of a shareholder of VB to comply strictly with the statutory requirements will result in a loss of dissenters' rights. A copy of the relevant statutory provisions is attached as Appendix C. VB shareholders should refer to this Appendix for a complete statement concerning dissenters' rights, and the foregoing summary of such rights is qualified in its entirety by reference to such Appendix C.

RESALES OF STOCK RECEIVED IN THE MERGER BY VB AFFILIATES

        The WCB Common Stock to be issued in the Merger will be transferable free of restrictions under the Securities Act, except for shares received by persons, including directors and executive officers of VB, who may be deemed to be "affiliates" of VB, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the Securities Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of WCB Common Stock acquired pursuant to the Merger, except (a) pursuant to an effective registration statement under the Securities Act covering those shares, (b) in compliance with Rule 145, or (c) in the opinion of counsel reasonably satisfactory to WCB, pursuant to other applicable exemptions from the registration requirements of the Securities Act. SEC guidelines further indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the acquiring or acquired company they owned before the consummation of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined organization have been published. WCB has obtained customary agreements with all VB directors, officers, and affiliates of VB and WCB, under which such persons have represented that they will not dispose of their shares of WCB received in the Merger or the shares of capital stock of VB or WCB held by them before the Merger, except (i) in compliance with the Securities Act and the rules and regulations promulgated thereunder, and (ii) in a manner that would not adversely affect the ability of WCB to treat the Merger as a pooling of interests for financial reporting purposes. This Prospectus/Proxy Statement does not cover any resales of the WCB Common Stock received by affiliates of VB.

NO SOLICITATION

        VB has agreed in the Merger Agreement that, except as required by law, neither VB nor any of its officers or directors will (i) solicit, encourage, entertain or facilitate any other proposals or inquiries for an acquisition of the shares or assets of VB or its subsidiaries, (ii) enter into discussions concerning any such acquisition, or (iii) furnish any nonpublic information relating to WCB's business or organization to any person that is not affiliated with VB or WCB.

EXPENSES

        WCB and VB will each pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby, except that printing expenses for this Prospectus/Proxy Statement will be shared by both parties.

STOCK OPTION AGREEMENT

        As a condition to WCB's willingness to enter into the Merger Agreement, and in consideration thereof, VB issued to WCB an irrevocable Option to purchase, under certain conditions, up to 28,144 shares of VB Common Stock at a price of $64.00 per share, subject to adjustment in certain circumstances, such as in the event of issuance of additional shares (other than pursuant to stock options). The Option was granted to WCB pursuant to the Stock Option Agreement between WCB and VB dated as of February 15, 1996. The number of shares of VB Common Stock subject to the Option represents approximately 19.9% of the outstanding shares of VB Common Stock as of February 15, 1996, before giving effect to the issuance of such shares.

        Prior to exercising the Option, WCB will not have any voting rights with respect to the shares of VB Common Stock subject to the Option. WCB may exercise the Option only upon the occurrence of certain events (described below) and obtaining any regulatory approvals necessary for the acquisition of the VB Common Stock subject to the Option. To WCB and VB's knowledge, no event which would permit the exercise of the Option has occurred as of the date of this Prospectus/Proxy Statement. At the request of WCB, under limited circumstances, VB will repurchase for a formula price the Option and any shares of VB Common Stock purchased upon exercise of the Option and beneficially owned by WCB at that time.

        WCB may not exercise the Option during any period in which it is failing in any material respect to perform its obligations or observe its covenants under the Merger Agreement, unless the reason for such failure is that VB is failing in any material respect to perform its obligations or observe its covenants under the Merger Agreement. Further, WCB may not exercise the Option if any governmental approvals required for the issuance of the shares of VB Common Stock to be purchased under the Option have not been obtained, or the issuance would violate applicable laws or regulations. Otherwise, WCB may exercise the Option in whole or in part, but only if both an Initial Triggering Event (defined below) and a Subsequent Triggering Event (defined below) occur before the occurrence of an Exercise Termination Event (defined below). WCB must notify VB in writing of its intention to exercise the Option within 30 days after the Subsequent Triggering Event, or such longer period as provided in the Stock Option Agreement.

        The term "Initial Triggering Event" means any of the following events or transactions which occurs after February 15, 1996:

        (i) VB or any of its subsidiaries taking certain actions (each an "Acquisition Transaction"), including authorizing, recommending or entering into an agreement with any third party, without WCB's prior written consent, to effect (a) a merger, consolidation or similar transaction involving VB or any of its significant subsidiaries, (b) a sale, lease or other disposition of all or substantially all of the assets of VB or any of its significant subsidiaries, (c) a sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of VB or any of its significant subsidiaries, or (d) a transaction substantially similar to any of the foregoing;

        (ii) A third party acquiring or having the right to acquire an aggregate of 15% or more of the outstanding shares of VB Common Stock;

        (iii) A third party making a bona fide proposal to VB or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (iv) After a proposal is made by a third party to VB or its shareholders to engage in an Acquisition Transaction, VB breaching any covenant or obligation contained in the Merger Agreement that would entitle WCB to terminate the Merger Agreement and is not cured during the period provided; or

        (v) A third party filing an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, that is accepted for processing, for approval to engage in an Acquisition Transaction.

        The term "Subsequent Triggering Event" means either of the following events or transactions which occurs after February 15, 1996, such an event also constituting an Initial Triggering Event:

        (i) A third party acquiring beneficial ownership of 25% or more of the then outstanding shares of VB Common Stock; or

        (ii) VB or any of its subsidiaries taking certain actions, including authorizing, recommending or entering into an agreement with any third party, without WCB's prior written consent, to effect (a) a merger, consolidation or similar transaction involving VB or any of its significant subsidiaries, (b) a sale, lease or other disposition of all or substantially all of the assets of VB or any of its significant subsidiaries, (c) a sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of VB or any of its significant subsidiaries, or (d) a transaction substantially similar to any of the foregoing.

        The term "Exercise Termination Event" means the earliest to occur of the following: (a) the Effective Date of the Merger; (b) termination of the Merger Agreement in accordance with its terms (with certain limited exceptions, before the occurrence of an Initial Triggering Event); (iii) 12 months after the termination of the Merger Agreement, if the termination follows the occurrence of an Initial Triggering Event (or a termination by WCB under certain circumstances); (iv) the second anniversary of the date of the Stock Option Agreement (that is, February 15, 1998); or (v) the exercise by WCB of its right to terminate the Merger Agreement under a certain provision of the Merger Agreement.

        Anti-Dilution Provisions. In addition to typical antidilution provisions which protect against the effects of stock dividends, stock splits and other similar transactions, the Option provides that if the additional shares are issued, the number of shares which may be purchased under the Option will increase to maintain WCB's purchase percentage at 19.9, and, unless those shares are issued pursuant to a pre-existing agreement (such as the outstanding stock options), the exercise price will be adjusted so that the aggregate price paid by WCB will be the same. This is the case even if the new shares are issued for market value consideration.

        Registration Rights. If the right to exercise the Option is triggered, WCB has the right to request registration of the shares to be issued to it under the Securities Act. Should registration be required, it would result in a significant expense, both in connection with the initial registration and because VB would then be subject to ongoing reporting under the Exchange Act.

        Repurchase of Option or Option Shares. In the event the right to exercise the Option is triggered, WCB or the owner of the shares received in exercise of the Option will have the right to require VB to repurchase the Option or the shares. The repurchase price is to be based upon the highest of the following during the preceding six months: (a) the price at which a tender or exchange offer has been made; (b) the price paid, or agreed to be paid, by a third party for VB shares; (c) the highest closing market price; and (d) in the event of an asset sale, a price based upon the price paid for the assets sold plus the value of the remaining assets as determined by a nationally recognized investment banking firm selected by WCB or the owner of the shares (the "Market/Offer Price").

        Substitute Option. In the event of a merger in which VB is not the surviving entity, a merger in which VB is the surviving entity but increases the number of its shares outstanding by more than 50 percent, or a sale of all or substantially all of the assets of VB, WCB is entitled to a Substitute Option in VB (if it is the surviving entity), the acquiring company or a person in control of the acquiring company, selected at WCB's option. The number of shares is to be based upon the product of the number of shares then covered by the Option multiplied by the Market/Offer Price (computed as described in the preceding paragraph) divided by a computed average price for the entity in which the Substitute Option is granted. This could result in a number of shares different from those received by other shareholders. The exercise price for the Substitute Option will be adjusted based on the difference in the number of shares for which the initial Option is exercisable as compared to the number of shares for which the Substitute Option is exercisable. If the effect of this computation would be to give a Substitute Option for more than 19.9 percent of the surviving entity, the Substitute Option will only be for 19.9 percent, but WCB would be entitled to a cash payment for the value of the reduction. The Substitute Option would be subject to standard antidilution provisions, but not the additional price adjustments for the original Option.

        The Stock Option Agreement and the Option are intended to compensate WCB in the event that that the Merger is not consummated according to the terms set forth in the Merger Agreement, and may have the effect of discouraging competing offers to acquire VB from potential third party acquirors because the Option could increase the cost of such an acquisition. A copy of the Stock Option Agreement is set forth as Appendix B to this Prospectus/Proxy Statement, and reference is made thereto for the complete terms of the Stock Option Agreement and the Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.

          UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited condensed pro forma combined financial statements give effect to the Merger of WCB and VB on a pooling of interests basis. The unaudited pro forma combined balance sheet is presented on the basis that the Merger took place on December 31, 1995. The unaudited condensed pro forma combined statements of income are presented on the basis that the Merger was consummated as of the beginning of the first period presented.

        These unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto for WCB and VB included or incorporated into this Prospectus/Proxy Statement by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

        The unaudited condensed pro forma statements of income are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the first period presented and should not be construed as representative of future results.

                               WEST COAST BANCORP
                                      AND
                               VANCOUVER BANCORP
                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                     West Coast                                         Pro Forma
                                                     West Coast       Bancorp          Vancouver       Adjustments      Combined
                                                      Bancorp       Consolidated        Bancorp         (Note 2)        (Note 3)
                                                      -------       ------------        -------         --------        --------
ASSETS
Cash and cash equivalents:
  Cash and due from banks . . . . . . . . . . . .   $ 3,685,803     $ 30,621,724      $ 3,368,876             --      $ 33,990,600
  Interest-bearing deposits in other banks  . . .            --        2,286,848          109,233             --         2,396,081
  Federal funds sold  . . . . . . . . . . . . . .            --        7,648,678               --             --         7,648,678
                                                    -----------     ------------      -----------      ---------      ------------
    Total cash and cash equivalents . . . . . . .     3,685,803       40,557,250        3,478,109             --        44,035,359

Investment securities:
  Investments available for sale  . . . . . . . .            --      116,176,809        5,204,229             --       121,381,038
  Investments held to maturity  . . . . . . . . .            --               --        7,783,038             --         7,783,038
                                                    -----------     ------------      -----------      ---------      ------------
    Total investment securities . . . . . . . . .            --      116,176,809       12,987,267             --       129,164,076

Loans held for sale . . . . . . . . . . . . . . .            --          836,399               --             --           836,399

Loans . . . . . . . . . . . . . . . . . . . . . .            --      339,912,341       60,976,109             --       400,888,450
Allowance for loan loss . . . . . . . . . . . . .            --       (4,721,213)        (848,207)            --        (5,569,420)
                                                    -----------     ------------      -----------      ---------      ------------
    Loans, net  . . . . . . . . . . . . . . . . .            --      335,191,128       60,127,902             --       395,319,030

Premises and equipment, net . . . . . . . . . . .       112,736       15,608,855          921,782             --        16,530,637
Investment in subsidiaries  . . . . . . . . . . .    48,843,840               --               --             --                --
Intangible assets . . . . . . . . . . . . . . . .        73,638          283,290               --             --           283,290
Other assets  . . . . . . . . . . . . . . . . . .     1,141,713        7,993,495        1,412,386             --         9,405,881
                                                    -----------     ------------      -----------      ---------      ------------
    Total assets  . . . . . . . . . . . . . . . .   $53,857,730     $516,647,226      $78,927,446      $      --      $595,574,672
                                                    ===========     ============      ===========      =========      ============


LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
  Demand  . . . . . . . . . . . . . . . . . . . .            --     $ 83,278,388      $11,083,838             --        94,362,226
  Savings and interest-bearing demand . . . . . .            --      229,074,600       41,057,515             --       270,132,115
  Certificates of deposits  . . . . . . . . . . .            --      129,747,628       18,531,756             --       148,279,384
                                                    -----------     ------------      -----------      ---------      ------------
    Total deposits  . . . . . . . . . . . . . . .            --      442,100,616       70,673,109             --       512,773,725


Short-term borrowings:
  Federal funds purchased . . . . . . . . . . . .            --               --               --             --                --
  Other short-term borrowings . . . . . . . . . .            --        7,927,000          600,000             --         8,527,000
                                                    -----------     ------------      -----------      ---------      ------------
    Total short-term borrowings . . . . . . . . .            --        7,927,000          600,000             --         8,527,000
Other liabilities . . . . . . . . . . . . . . . .       660,019        4,584,136          521,781             --         5,105,917
Long-term borrowings  . . . . . . . . . . . . . .            --        8,837,763        1,350,000             --        10,187,763
                                                    -----------     ------------      -----------      ---------      ------------
    Total liabilities . . . . . . . . . . . . . .       660,019      463,449,515       73,144,890             --       536,594,405

STOCKHOLDERS' EQUITY
Common Stock  . . . . . . . . . . . . . . . . . .     6,005,551       6,005,551           140,205        549,971         6,695,727
Additional paid-in capital  . . . . . . . . . . .    32,614,692      32,614,692         4,408,064       (549,971)       36,472,785
Retained earnings . . . . . . . . . . . . . . . .    12,856,449      12,856,449         1,180,061             --        14,036,510
Net unrealized gains (losses) on investments
  available for sale  . . . . . . . . . . . . . .     1,721,019        1,721,019           54,226             --         1,775,245
                                                    -----------     ------------      -----------      ---------      ------------
    Total stockholders' equity  . . . . . . . . .    53,197,711       53,197,711        5,782,556             --        58,980,267
                                                    -----------     ------------      -----------      ---------      ------------
    Total liabilities and stockholders' equity  .   $53,857,730     $516,647,226      $78,927,446             --      $595,574,672
                                                    ===========     ============      ===========      =========      ============

                    PRO-FORMA COMBINED STATEMENTS OF INCOME
                     TWELVE MONTHS ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                            West Coast     Vancouver       Pro Forma
                                                            ----------     ---------       ---------
INTEREST INCOME
Interest and fees on loans  . . . . . . . . . . . . . .    $33,055,409     $5,783,254     $38,838,663
Interest on taxable investment securities . . . . . . .      4,201,931        647,128       4,849,059
Interest on nontaxable investment securities  . . . . .      2,662,802        149,697       2,812,499
Interest from other banks . . . . . . . . . . . . . . .        151,914            504         152,418
Interest on federal funds sold  . . . . . . . . . . . .        555,843         84,844         640,687
                                                           -----------     ----------     -----------
  Total interest income . . . . . . . . . . . . . . . .     40,627,899      6,665,427      47,293,326

INTEREST EXPENSE
Savings and interest-bearing demand . . . . . . . . . .      6,642,960      1,991,177       8,634,137
Certificates of deposit . . . . . . . . . . . . . . . .      6,865,768        971,136       7,836,904
Short-term borrowings . . . . . . . . . . . . . . . . .        343,789         35,035         378,824
Long-term borrowings  . . . . . . . . . . . . . . . . .        451,128        128,305         579,433
                                                           -----------     ----------     -----------
  Total interest expense  . . . . . . . . . . . . . . .     14,303,645      3,125,653      17,429,298
                                                           -----------     ----------     -----------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . .     26,324,254      3,539,774      29,864,028
PROVISION FOR POSSIBLE LOAN LOSS  . . . . . . . . . . .        670,460        273,000         943,460
                                                           -----------     ----------     -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSS . . . . . . . . . . . . . . . . . . . . . .     25,653,794      3,266,774      28,920,568

NONINTEREST INCOME
Service charges on deposit accounts . . . . . . . . . .      2,385,938        152,252       2,538,190
Other service charges, commissions and fees . . . . . .      2,214,167         78,660       2,292,827
Trust revenue . . . . . . . . . . . . . . . . . . . . .      1,268,587             --       1,268,587
Gains on sales of loans . . . . . . . . . . . . . . . .        852,954             --         852,954
Loan servicing fees . . . . . . . . . . . . . . . . . .        491,855             --         491,855
Other . . . . . . . . . . . . . . . . . . . . . . . . .        620,453         20,055         640,508
Net gains on sales of securities  . . . . . . . . . . .          7,879          1,959           9,838
                                                           -----------     ----------     -----------
  Total noninterest income  . . . . . . . . . . . . . .      7,841,833        252,926       8,094,759

NONINTEREST EXPENSE
Salaries and employee benefits  . . . . . . . . . . . .     13,093,850      1,037,302      14,131,152
Equipment . . . . . . . . . . . . . . . . . . . . . . .      1,890,516        251,469       2,141,985
Occupancy . . . . . . . . . . . . . . . . . . . . . . .      1,759,799        212,763       1,972,562
Professional fees . . . . . . . . . . . . . . . . . . .      1,302,609        176,965       1,479,574
ATM and bankcard  . . . . . . . . . . . . . . . . . . .        784,287         15,697         799,984
Marketing . . . . . . . . . . . . . . . . . . . . . . .        671,790         70,187         741,977
Printing and office supplies  . . . . . . . . . . . . .        649,307         79,648         728,955
FDIC insurance  . . . . . . . . . . . . . . . . . . . .        451,062         66,785         517,847
Communications  . . . . . . . . . . . . . . . . . . . .        560,245         16,099         576,344
Other noninterest expense . . . . . . . . . . . . . . .      2,120,048        310,028       2,430,076
                                                           -----------     ----------     -----------
  Total noninterest expense . . . . . . . . . . . . . .     23,283,513      2,236,943      25,520,456
                                                           -----------     ----------     -----------

INCOME BEFORE INCOME TAXES  . . . . . . . . . . . . . .     10,212,114      1,282,757      11,494,871
PROVISION FOR INCOME TAXES  . . . . . . . . . . . . . .      2,853,519        392,201       3,245,720
                                                           -----------     ----------     -----------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . .    $ 7,358,595     $  890,556     $ 8,249,151
                                                           ===========     ==========     ===========

                    PRO-FORMA COMBINED STATEMENTS OF INCOME
                     TWELVE MONTHS ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                                            West Coast      Vancouver       Pro Forma
                                                            ----------      ---------       ---------
INTEREST INCOME
Interest and fees on loans  . . . . . . . . . . . . . .     $27,197,077     $3,651,769     $30,848,846
Interest on taxable investment securities . . . . . . .       4,165,272        497,244       4,662,516
Interest on nontaxable investment securities  . . . . .       2,614,335        106,890       2,721,225
Interest from other banks . . . . . . . . . . . . . . .         165,377            512         165,889
Interest on federal funds sold  . . . . . . . . . . . .         345,043        174,630         519,673
                                                            -----------     ----------     -----------
  Total interest income . . . . . . . . . . . . . . . .      34,487,104      4,431,045      38,918,149

INTEREST EXPENSE
Savings and interest-bearing demand . . . . . . . . . .       5,683,451      1,226,900       6,910,351
Certificates of deposit . . . . . . . . . . . . . . . .       3,493,743        497,638       3,991,381
Short-term borrowings . . . . . . . . . . . . . . . . .         151,334             --         151,334
Long-term borrowings  . . . . . . . . . . . . . . . . .         447,268          5,600         452,868
                                                            -----------     ----------     -----------
  Total interest expense  . . . . . . . . . . . . . . .       9,775,796      1,730,138      11,505,934
                                                            -----------     ----------     -----------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . .      24,711,308      2,700,907      27,412,215
PROVISION FOR POSSIBLE LOAN LOSS  . . . . . . . . . . .         547,500        230,000         777,500
                                                            -----------     ----------     -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSS . . . . . . . . . . . . . . . . . . . . . .      24,163,808      2,470,907      26,634,715

NONINTEREST INCOME
Service charges on deposit accounts . . . . . . . . . .       2,271,084        149,897       2,420,981
Other service charges, commissions and fees . . . . . .       1,842,062         45,776       1,887,838
Trust revenue . . . . . . . . . . . . . . . . . . . . .       1,205,973             --       1,205,973
Gains on sales of loans . . . . . . . . . . . . . . . .       1,010,267             --       1,010,267
Loan servicing fees . . . . . . . . . . . . . . . . . .         449,795             --         449,795
Other . . . . . . . . . . . . . . . . . . . . . . . . .         279,092          3,040         282,132
Net loss on sales of securities . . . . . . . . . . . .        (170,464)            --        (170,464)
                                                            -----------     ----------     -----------
  Total noninterest income  . . . . . . . . . . . . . .       6,887,809        198,713       7,086,522

NONINTEREST EXPENSE
Salaries and employee benefits  . . . . . . . . . . . .      12,110,658        799,366      12,910,024
Equipment . . . . . . . . . . . . . . . . . . . . . . .       1,669,916        208,739       1,878,655
Occupancy . . . . . . . . . . . . . . . . . . . . . . .       1,563,080         83,779       1,646,859
Professional fees . . . . . . . . . . . . . . . . . . .       1,949,768        141,697       2,091,465
ATM and bankcard  . . . . . . . . . . . . . . . . . . .         643,313         15,092         658,405
Marketing . . . . . . . . . . . . . . . . . . . . . . .         648,275         66,007         714,282
Printing and office supplies  . . . . . . . . . . . . .         524,279         48,760         573,039
FDIC insurance  . . . . . . . . . . . . . . . . . . . .         820,704        102,883         923,587
Communications  . . . . . . . . . . . . . . . . . . . .         404,227         10,459         414,686
Other noninterest expense . . . . . . . . . . . . . . .       2,608,099        235,254       2,843,353
                                                            -----------     ----------     -----------
  Total noninterest expense . . . . . . . . . . . . . .      22,942,319      1,712,036      24,654,355
                                                            -----------     ----------     -----------

INCOME BEFORE INCOME TAXES  . . . . . . . . . . . . . .       8,109,298        957,584       9,066,882
PROVISION FOR INCOME TAXES  . . . . . . . . . . . . . .       2,457,549        293,700       2,751,249
                                                            -----------     ----------     -----------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . .     $ 5,651,749     $  663,884     $ 6,315,633
                                                            ===========     ==========     ===========

                    PRO-FORMA COMBINED STATEMENTS OF INCOME
                     TWELVE MONTHS ENDED DECEMBER 31, 1993
                                  (UNAUDITED)

                                                             West Coast       Vancouver          Pro Forma
                                                             ----------       ---------          ---------
INTEREST INCOME
Interest and fees on loans  . . . . . . . . . . . . . .     $24,209,348      $ 2,836,090        $27,045,438
Interest on taxable investment securities . . . . . . .       5,049,532          416,645          5,466,177
Interest on nontaxable investment securities  . . . . .       2,499,654           48,998          2,548,652
Interest from other banks . . . . . . . . . . . . . . .          29,881              855             30,736
Interest on federal funds sold  . . . . . . . . . . . .         372,685          121,429            494,114
                                                            -----------      -----------        -----------
  Total interest income . . . . . . . . . . . . . . . .      32,161,100        3,424,017         35,585,117

INTEREST EXPENSE
Savings and interest-bearing demand . . . . . . . . . .       4,934,563          699,730          5,634,293
Certificates of deposit . . . . . . . . . . . . . . . .       4,084,475          482,128          4,566,603
Short-term borrowings . . . . . . . . . . . . . . . . .         102,416               --            102,416
Long-term borrowings  . . . . . . . . . . . . . . . . .         343,807               --            343,807
                                                            -----------      -----------        -----------
  Total interest expense  . . . . . . . . . . . . . . .       9,465,261        1,181,858         10,647,119
                                                            -----------      -----------        -----------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . .      22,695,839        2,242,159         24,937,998
PROVISION FOR POSSIBLE LOAN LOSS  . . . . . . . . . . .         798,000          285,000          1,083,000
                                                            -----------      -----------        -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSS . . . . . . . . . . . . . . . . . . . . . .      21,897,839        1,957,159         23,854,998

NONINTEREST INCOME
Service charges on deposit accounts . . . . . . . . . .       2,311,469          132,393          2,443,862
Other service charges, commissions and fees . . . . . .       1,154,947           26,687          1,181,634
Trust revenue . . . . . . . . . . . . . . . . . . . . .       1,078,367               --          1,078,367
Gains on sales of loans . . . . . . . . . . . . . . . .         688,932               --            688,932
Loan servicing fees . . . . . . . . . . . . . . . . . .         322,487               --            322,487
Other . . . . . . . . . . . . . . . . . . . . . . . . .         782,949            2,685            785,634
Net gains on sales of securities  . . . . . . . . . . .         142,720               --            142,720
                                                            -----------      -----------        -----------
  Total noninterest income  . . . . . . . . . . . . . .       6,481,871          161,765          6,643,636

NONINTEREST EXPENSE
Salaries and employee benefits  . . . . . . . . . . . .      11,000,849          647,749         11,648,598
Equipment . . . . . . . . . . . . . . . . . . . . . . .       1,534,834          177,466          1,712,300
Occupancy . . . . . . . . . . . . . . . . . . . . . . .       1,338,486           71,088          1,409,574
Professional fees . . . . . . . . . . . . . . . . . . .       1,281,172          102,983          1,384,155
ATM and bankcard  . . . . . . . . . . . . . . . . . . .         781,742           14,813            796,555
Marketing . . . . . . . . . . . . . . . . . . . . . . .         562,192           30,161            592,353
Printing and office supplies  . . . . . . . . . . . . .         528,188           47,722            575,910
FDIC insurance  . . . . . . . . . . . . . . . . . . . .         757,913           87,596            845,509
Communications  . . . . . . . . . . . . . . . . . . . .         350,420            8,372            358,792
Other noninterest expense . . . . . . . . . . . . . . .       1,941,101          269,754          2,210,855
                                                            -----------      -----------        -----------
  Total noninterest expense . . . . . . . . . . . . . .      20,076,897        1,457,704         21,534,601
                                                            -----------      -----------        -----------

INCOME BEFORE INCOME TAXES  . . . . . . . . . . . . . .       8,302,813          661,220          8,964,033
PROVISION FOR INCOME TAXES  . . . . . . . . . . . . . .       2,268,060          157,079          2,425,139
                                                            -----------      -----------        -----------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . .     $ 6,034,753      $   504,141        $ 6,538,894
                                                            ===========      ===========        ===========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

1.      Intangibles

        Core deposit intangibles of $283,290 at WCB are being amortized over seven and ten year lives with approximately six years remaining.

2.      Adjustments

        The unaudited pro forma combined balance sheet reflects the issuance of WCB Common Stock, no par value, as the issuance of 552,141 shares to VB shareholders using the exchange ratio of 3.9381, in addition to the 4,804,441 shares already outstanding to WCB's shareholders. These shares were derived by using the respective company's outstanding shares at December 31, 1995. An adjustment of $549,971 to common stock and capital surplus is necessary to reflect the difference between issuance of 552,141 shares of WCB Common Stock, no par value, with an aggregate par value of $690,176 and the value of VB Common Stock that will be canceled which is $141,461. The pro forma adjustments were based on the midpoint of the proposed exchange ratio collar generating the issuance of 552,141 shares. The estimated maximum number of shares to be issued would be 613,495 (except under certain circumstances) and the estimated minimum number of shares to be issued would be 501,947, based on December 31, 1995 financial information. There were no other significant adjustments made to the historical balance sheets or statements of income of WCB and VB to arrive at the unaudited pro forma combined balance sheets.

3.      Transaction Costs

        Total costs to be incurred by WCB and VB in connection with the Merger are estimated to be $300,000. These costs, relating to legal, accounting, printing and other related expenses, will be charged against net income of the combined organization in the period incurred. The effect of the costs has not been reflected in the Pro Forma Combined Financial Statements.

                           INFORMATION CONCERNING WCB

        WCB is a bank holding company headquartered in Lake Oswego, Oregon, eight miles south of downtown Portland. The community banking organization currently comprises three member banks, The Bank of Newport, The Commercial Bank, and Valley Commercial Bank, and has long-standing roots in Oregon dating back to 1925. A broad range of community banking services are offered throughout the 28-office network stretching from Portland south along I-5 to the greater Salem area and west to the central Oregon Coast.

        WCB's expansion plans include internally-generated growth from strategically-located existing branches, some selected new branch expansion and expansion into southwest Washington. In addition to limited de novo branching, WCB's management strategy has also been to pursue attractive alliance opportunities with other well-run community banks such as the proposed transaction with VB, as well as other financial service related companies. In June 1994, WCB concluded a successful offering of the WCB Common Stock, which contributed over $5 million in additional capital to help finance WCB's expansion plans. During the interim period, WCB has continued to invest significantly in management, technology, and other resources (such as a new data center) to support its expansion.

        Financial and other information regarding WCB, including information relating to WCB's directors and executive officers, are set forth in the WCB 1995 10-K and the WCB 1996 Proxy incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

                           INFORMATION CONCERNING VB
BUSINESS

        VB was organized under Washington law in 1994 for the purpose of becoming a holding company of the Bank, under an agreement and plan of exchange pursuant to which shareholders of the Bank became shareholders of VB. VB is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the BHCA, and has no significant operations separate from the Bank. The principal offices of VB are located at the main office of the Bank at 801 Main Street, Vancouver, Washington.

        The Bank is a state-chartered bank organized under Washington law in June 1989. It engages in commercial banking activities from its sole office located at 801 Main St., Vancouver, Washington. The Bank was organized to meet a perceived need for the services of a local community bank with a commitment to service to the businesses and residents of Clark County, Washington. The Bank offers commercial banking services, primarily to small- and medium-size businesses, professionals and retail customers, including commercial loans, accounts receivable and inventory financing, consumer installment loans, acceptance of deposits, and personal savings and checking accounts. The Bank offers residential mortgage loans in association with PHW Mortgage Co.

        The Bank's accounts are insured by the FDIC. As of December 31, 1995, the Bank had deposits of approximately $70.7 million and assets of approximately $78.9 million.

COMPETITION

        Competition in the banking industry is significant and has intensified with interest rate deregulation. Furthermore, competition from outside the traditional banking system from investment banking firms, insurance companies and related industries offering bank-like products has widened the competition for deposits and loans.

        The banking industry in the Bank's primary market area is characterized by well-established branches of large banks with headquarters located generally outside the primary market area.

        The Bank's traditional competition for deposits comes from commercial banks, savings and loan associations, credit unions, and money market funds, many of which have more locations or offer higher rates of interest than the Bank. Competition for funds also comes from issuers of corporate and governmental securities, insurance companies, mutual funds, and other financial intermediaries. Other than with respect to large certificates of deposit, the Bank competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area. The Bank's principal competitive advantage with respect to the larger state-wide financial institutions is its status as a local community bank, offering products and services tailored to the needs of the community. In addition, as a result of the absence of costs associated with operating a branch system, the Bank, operating from just one office, can and sometimes does pay a higher rate on deposits.

        In competing for deposits, the Bank is subject to certain limitations not applicable to non-bank competitors. Legislation enacted in the 1980s authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to restrictions not applicable to those funds. Legislation has also made non-bank financial institutions more effective competitors. Savings and loan associations and credit unions are now permitted to offer checking accounts and to make commercial loans with certain limitations.

        The Bank's competition for loans comes primarily from the same financial institutions with which the Bank competes for deposits. The Bank competes for loan originations primarily through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products offered, and the efficiency and quality of services provided to borrowers. Factors which affect loan competition include the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand. The Bank does not engage in mortgage banking activities, and loan origination for mortgage loans is limited by the Bank's regulatory lending limits.

        The offices of the major banks and savings and loan associations have competitive advantages over the Bank in that they have high public visibility and are able to maintain advertising and marketing activity on a much larger scale than the Bank can economically maintain. Because single borrower lending limits imposed by law are dependent on the capital of the institution, the branches of larger institutions with substantial capital bases are also at an advantage with respect to loan applications which are in excess of the Bank's legal lending limits.

        At present, there are five commercial banks, five thrifts and 19 credit unions operating in the Bank's market area which offer some of the services offered by the Bank, and which may be in direct competition for the customers which the Bank seeks to attract. Because of the extensive experience of management of the Bank in its trade area and the business contacts of management and the directors, management believes that the Bank is able to compete effectively for business.

FACILITIES

        The principal offices of VB are located at the main office of the Bank at 801 Main Street, Vancouver, Washington. Approximately 14,400 square feet of space, constituting the Bank's premises, are leased by the Bank pursuant to three leases, for an aggregate monthly rate of $13,975.50. The leases expire on January 31, 2001.

        The Bank owns the building in which its former office was located at 109 E. 13th St., Vancouver, Washington, subject to a ground lease which expires in the year 2015 and carries a monthly rent of $750. The building is leased to Washington Mutual, Inc. at a monthly rent of $6,250.00.

EMPLOYEES

        As of March 31, 1996, the Bank had 34 full-time equivalent employees. VB has no employees separate from those of the Bank. The employees are not represented by a union organization or other collective bargaining group, and management considers its relations with the employees to be very good.

LEGAL PROCEEDINGS

        The Bank is from time to time a party to various legal proceedings arising in the ordinary course of the Bank's business. Management believes that there is no threatened or pending proceedings against VB or the Bank which, if determined adversely would have a material effect on the business or financial position of either, respectively.

                   VB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of VB's consolidated financial condition and results of operations is intended to be read in conjunction with, and is qualified in its entirety by reference to, the selected consolidated financial and other data, the consolidated financial statements and relates notes included elsewhere in this Prospectus/Proxy.

        General. The Bank's business consists primarily of attracting deposits from the public and originating commercial and real estate loans. The Bank's net income is derived principally from net interest income. The Bank exceeded all of its regulatory capital requirements at December 31, 1995.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Years ended December 31, 1995 and 1994

        Overview. Total assets of $78.9 million as of December 31, 1995, represents a 23.4% increase over total assets of $64.0 million as of December 31, 1994. Most of the growth is a result of the increases within the loan portfolio.

        Net Income. For the years ended December 31, 1995 and 1994, VB's net income was $891,000 and $664,000, respectively. Income increased $227,000, or 34.2% from 1995 to 1994. Earnings per share for the two years ended 1995 were $6.10 and $4.71, respectively.

        Net Interest Income. During the years ended December 31, 1995 and 1994, average interest earning assets grew to $66.6 million, from $50.9 million. For the same periods, average interest bearing liabilities were $55.1 million and $41.2 million, respectively. During the same periods, net interest margins decreased to 4.34% from 4.50%, due mainly to a rising interest rate environment and an increase of high yield savings accounts. Net interest income increased $839,000 or 31.1% to $3.5 million in 1995 from $2.7 million in 1994. The increased net interest income was caused by the offsetting factors of increased asset growth and a declining net interest spread. This represents an increase of 30.8% in 1995 from 1994. The average yield earned on interest earning assets increased to 10.01% in 1995 from 8.70% in 1994. For the same periods, average rates paid for interest-bearing liabilities increased from 4.20% to 5.67% in 1995.

        Average Balances and Average Rates Earned and Paid. The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, the total dollar amounts in interest income on interest earning assets and interest expense on interest bearing liabilities, resulting yields or costs, net interest income, and net interest margin. Loan fees are recognized as income using the interest method over the life of the loan.

============================================================================================================================
Vancouver Bancorp
Analysis of Net Interest Margin                                   12/31/95                               12/31/94
                                                      -------------------------------       --------------------------------
                                                        Ave.       Inc/Exp       Rate         Ave.        Inc/Exp      Rate
- ----------------------------------------------------------------------------------------------------------------------------
Interest-earning Assets
- ----------------------------------------------------------------------------------------------------------------------------
  Loans                                               $52,565       $5,783      11.00%      $36,522        $3,652      10.00%
- ----------------------------------------------------------------------------------------------------------------------------
  Investment Securities
- ----------------------------------------------------------------------------------------------------------------------------
        Taxable Securities                              9,780          647       6.62%        8,200           497       6.06%
- ----------------------------------------------------------------------------------------------------------------------------
        Non-Taxable Securities                          2,750          150       5.44%        2,022           107       5.29%
- ----------------------------------------------------------------------------------------------------------------------------
  Federal Funds Sold                                    1,482           85       5.76%        4,184           175       4.19%
- ----------------------------------------------------------------------------------------------------------------------------
        Total Interest Earning Assets                 $68,577       $6,665      10.01%      $50,928        $4,431       8.70%
- ----------------------------------------------------------------------------------------------------------------------------
  Cash and Due from Banks                               2,548                                 2,385
- ----------------------------------------------------------------------------------------------------------------------------
  Fixed Assets                                            858                                   673
- ----------------------------------------------------------------------------------------------------------------------------
  Loan Loss Allowance                                    (670)                                 (477)
- ----------------------------------------------------------------------------------------------------------------------------
  Other Assets                                          1,271                                   676
- ----------------------------------------------------------------------------------------------------------------------------
        Total Assets                                  $70,584                               $54,385
- ----------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
- ----------------------------------------------------------------------------------------------------------------------------
  Interest-bearing Checking and Savings Account       $37,573       $1,991       5.30%      $29,925        $1,227       4.10%
- ----------------------------------------------------------------------------------------------------------------------------
  Time Deposits                                        15,607          971       6.22%       11,187           498       4.45%
- ----------------------------------------------------------------------------------------------------------------------------
  Borrowed Funds                                        1,946          163       8.39%           67             6       8.36%
- ----------------------------------------------------------------------------------------------------------------------------
        Total Interest-Bearing Liabilities            $55,126       $3,126       5.67%      $41,179        $1,730       4.20%
- ----------------------------------------------------------------------------------------------------------------------------
Noninterest-Bearing Deposits                          $ 9,719                               $ 8,557
- ----------------------------------------------------------------------------------------------------------------------------
Other Liabilities                                         539                                   294
- ----------------------------------------------------------------------------------------------------------------------------
        Total Liabilities                             $65,384                               $50,030
- ----------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                    5,200                                 4,355
- ----------------------------------------------------------------------------------------------------------------------------
        Total Liabilities and Shareholders' Equity    $70,584                               $54,385
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                 $3,540                                 $2,701
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Margin                                                              4.34%                                  4.50%
- ----------------------------------------------------------------------------------------------------------------------------
Average Yield on Earning Assets                                                 10.01%                                  8.70%
- ----------------------------------------------------------------------------------------------------------------------------
Interest Expense to Earning Assets                                               4.69%                                  3.40%
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Income to Earning Assets                                            5.32%                                  5.30%
- ----------------------------------------------------------------------------------------------------------------------------

        Non-Interest Expenses. Non-interest expenses for the year ended December 31, 1995, increased $525,000, or 30.66%, from 1994. The 1995 increase is due primarily to increased personnel and occupancy costs associated with the Bank's move to a new facility as well as continued growth in loans and deposits. Loans increased $19.3 million, or 45.77%, to $61.4 million in 1995 from $42.1 million in 1994.

        Provision for Loan Losses. The allowance for loan losses represents management's current estimate of amounts required to absorb losses on existing loans. The $848,207 allowance at December 31, 1995, is an increase of $297,110, or 53.9%, from the 1994 allowance of $551,097. The allowance represents 1.39% of total loans at December 31, 1995, as compared to 1.31% at December 31, 1994. Determination of the appropriate allowance level is based on, among other things, an analysis of various factors including historical loss experience based on volumes and types of loans, volumes and trends in delinquencies and non- accrual loans, trends in portfolio volume, results of internal and independent external credit reviews, and anticipated economic conditions in the Bank's market area. Based on this analysis, management considers the allowance for possible loan losses to be adequate.

        Liquidity and Sources of Funds. The Bank's primary sources of funds are customer deposits, maturities of investment securities, sales of "available for sale" securities, loan repayments, net income, and advances from the Federal Home Loan Bank of Seattle (FHLB). Scheduled loan repayments are relatively stable sources of funds while deposit inflows and unscheduled loan prepayments are not. Deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions, and other factors.

        Total deposits were $70.7 million at December 31, 1995, up from $57.6 million at December 31, 1994. The Bank does not generally accept brokered deposits. A concerted effort has been made to attract deposits in the market area it serves through competitive pricing and delivery of quality products.

        Management anticipates that the Bank will continue relying on customer deposits, maturity of investment securities, sales of "available for sale" securities, loan repayments, net income and FHLB borrowings to provide liquidity. Although deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. Borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or repricing intervals of assets. The sources of such funds will most likely be borrowings from the FHLB.

        Capital. The primary capital-to-asset leverage ratio for the Bank was 8.95% at December 31, 1995, as compared to 9.59% at December 31, 1994. In 1989, the banking regulators adopted risk based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. Risk-adjusted capital-to-asset ratios were 11.45% and 13.90% at December 31, 1995 and 1994, respectively. As of December 31, 1995, the Bank was considered "Well Capitalized" per regulatory risk based capital guidelines.

        As the following table indicates, the Bank currently exceeds the regulatory minimum capital ratio requirements.

                                                           December 31, 1995
                                                          -------------------

(Dollars in thousands)                                    Amount        Ratio
                                                          ------        -----
Tier 1 capital                                            $7,008        11.45%
Tier 1 capital minimum requirement                        $2,451         4.00%
                                                          ------        ------
Excess Tier 1 capital                                     $4,557         7.45%

Total capital                                             $7,774        12.70%
Total capital minimum requirement                         $4,902         8.00%
                                                          ------        ------
Excess total capital                                      $2,872         4.70%

LENDING

        The Bank's principal lending activity is the origination of commercial real estate and real estate construction loans. The Bank's policy is to originate loans primarily in its local market area.

        The Bank's loan underwriting policies focus on assessment of each borrower's ability to service and repay the debt, and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, the Bank's loans may be secured by a variety of collateral, including business assets, real estate and personal assets. Many business loans may also be dependent upon the personal guarantees of owners of the business. The Bank's loans are generally classified by the ability of the borrower to repay and the principal asset pledged as collateral to secure the loan.

        The Bank's commercial and industrial loans consist primarily of secured revolving operating lines of credit and business term loans. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. Real estate construction loans include loans made in connection with custom and "spec" (build to sell) construction of residential and commercial buildings and loans made to borrowers who build residential and commercial buildings for resale. The majority of loans within the Bank's portfolio have terms of five years or less or have adjustable interest rates. Such rates are principally tied to the prime rate, or to a similar extent, a treasury-base index.

        Consumer installment loans and other loans, while representing a small percentage of total outstanding loans, include home equity loans, auto loans and Visa cards.

        In addition to interest earned on loans, the Bank receives fees for originating loans and for providing loan commitments. These fees, net of costs to originate the loans, are deferred and amortized into interest income over the life of the loan. Loans are originated principally as a result of contact with and referrals from existing customers and through the efforts of Bank staff.

        Types of Loans. The following table sets forth the composition of the Bank's loan portfolio by type of loan as of the date indicated. The composition of loans at December 31 was as follows:


                                            1995                             1994
                                 -----------------------------------------------------------
                                      Amount     % of Total           Amount      % of Total
                                 -----------------------------------------------------------
 Commercial                      $10,081,130        16.42%       $ 8,965,980        21.28%
 Commercial-real estate           20,536,874        33.44%        15,225,084        36.14%

 Real estate-construction         19,293,548        31.42%         9,253,365        21.97%

 Real estate-mortgage              9,893,050        16.11%         7,317,732        17.37%
 Installment                         723,559         1.18%           674,605         1.60%

 Personal lines of credit,
 credit cards, and overdrafts        882,355         1.44%           690,261         1.64%
                                 --------------------------------------------------------
                                 $61,410,516       100.00%       $42,127,027       100.00%
                                 ========================================================

        Loan Maturities and Sensitivities to Changes in Interest Rates. The following table shows the maturity analysis of loans outstanding by type as of December 31, 1995. In addition, the table shows the amount of all loans due within and after one year classified according to the sensitivity to change in interest rates.

                                                             After One,
                                               Within        But Within             After
Loans                                         One Year       Five Years          Five Years         Total
- -----------------------------------------------------------------------------------------------------------
Commercial                                $  7,280,645     $  2,464,102        $    336,383    $ 10,081,130

Commercial-real estate                         754,343        3,180,296          16,602,235      20,536,874
Real estate-construction                    16,670,362        2,463,748             159,438      19,293,548

Real estate-mortgage                         2,302,548        3,408,980           4,181,523       9,893,051

Lines of credit, installments, credit
 cards                                         465,715          342,442             797,756       1,605,913
                                          -----------------------------------------------------------------
Total                                     $ 27,473,613     $ 11,859,568        $ 22,077,335    $ 61,410,516
                                          =================================================================

Total loans maturing after one year
with:


Predetermined interest rates (fixed)      $  2,968,924     $  6,231,924        $  2,335,346    $ 11,536,194

Floating or adjusted interest rates
(variable)                                  24,504,689        5,627,644          19,741,989      49,874,322
                                          -----------------------------------------------------------------
Total                                     $ 27,473,613     $ 11,859,568        $ 22,077,335    $ 61,410,516
                                          =================================================================


        Risk Elements. The following table states as of the end of December 31, 1995 and 1994 non-accrual and past due loans:


                                                 1995              1994
                                              ----------------------------
 Non-accrual loans                            $ 213,238         $       --

 Accruing loans past due 90 days or
 more                                         $   5,709         $   16,403

Interest income on non-accrual loans that would have been recorded in the period ended December 31, 1995, was $18,657. Interest income collected on such loans and included in income was $20,285. Past due loans continue to be minimal.

        Loan Administration. With the Bank's primary lending focus on commercial, commercial real estate and real estate construction, risk is generally correlated with the health of the business community. The risk is mitigated by monitoring the financial condition of the Bank's customers, and by maintaining adequate collateral margins. The Bank has adopted comprehensive lending policies that provide detailed underwriting guidelines, as well as procedures for the identification and monitoring of potential problem loans. The loan committee meets regularly and reviews various reports pertaining to the performance, quality and composition of the loan portfolio, as well as detailed credit information regarding new loans extended during the period.
The VB Board, as a whole, serves as the loan committee.

        Non-Performing Loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the collectibility of the loan or the unpaid interest, or when payment of principal or interest is contractually 90 days past due, unless the loan is well secured and in the process of collection. Upon such discontinuance, the loan is placed on non-accrual status and any accrued but unpaid interest is charged against income in that period. Accrual of interest is resumed only when the borrower demonstrates an ability to make scheduled payments of both principal and interest.

        At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. The Bank is not aware of any loans that continue to accrue interest at December 31, 1995, that management reasonably expects will have a materially negative impact on future operating results. The Bank's management is not aware of any information concerning any material loans, other than those discussed as risk elements above, that causes them to have doubts as to the ability of the borrowers to comply with the terms of the loans.

SUMMARY OF LOAN LOSS EXPERIENCE

        Analysis of Allowance for Loan Losses. The Bank maintains the allowance for loan losses at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. Management determines the adequacy of the allowance based on reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of classified loans, and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off loans are added to the allowance. The following is an analysis of the activity in the allowance for loan losses for the years ended December 31, 1995 and 1994:

                                             For the Year Ended December 31,
                                           ------------------------------------
                                                1995                   1994
                                           -------------           ------------
Balance at beginning of period             $     551,097           $    420,421

Charge-offs:
                 Commercial                                             (95,098)

                 Consumer                        (4,525)                 (5,499)
                                           -------------           ------------
                                                 (4,783)               (100,597)
                                           -------------           ------------
Recoveries:
                 Commercial                      28,094                       6

                 Consumer                           799                   1,267
                                           -------------           ------------
                                                 28,893                   1,273
                                           -------------           ------------
Net (charge-offs) Recoveries                     24,110                 (99,324)
Provision charged to operations                 273,000                 230,000
                                           -------------           ------------
Balance at end of period                   $    848,207            $    551,097
                                           ============            ============
Ratio of net (charge-offs) recoveries to
    average outstanding during period              (.05%)                  0.27%
                                           ============            ============
Average loans outstanding
  during the period                        $ 52,528,186            $ 36,522,000
                                           ============            ============

        Asset and Liability Management. The Bank's results of operations depend substantially on net interest income. Interest income and interest expense are affected by general economic conditions, competition in the market place, market interest rates and repricing and maturity characteristics of the Bank's assets and liabilities.

        Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (principally loans and investment portfolio securities) and liabilities (principally deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities is referred to as the interest sensitivity "GAP" for any given period of time.

        As a general rule, in periods of falling interest rates, banks with positive interest sensitivity GAPs are more susceptible to a decline in net interest income. In periods of rising interest rates, banks with negative interest sensitivity GAPs are more likely to experience declines in net interest income. The actual effect that rising and falling interest rates have on the Bank's net interest income depends, however, not only on the interest sensitivity GAP, but also the relative changes in interest rates that occur when assets and liabilities are repriced, unscheduled repayments of loans, early withdrawals of deposits and other factors.

        As of December 31, 1995, the Bank had a negative interest sensitivity GAP and thus is most vulnerable to rising interest rates. Bank management attempts to limit exposure to interest rate risk by maintaining a balance sheet posture such that net interest income is not significantly affected by market fluctuations in interest rates. The Bank utilizes interest sensitivity GAP reports in conjunction with simulation modeling to measure the effect of varying interest rate scenarios and balance sheet strategies on net interest income.

        Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

        The following table sets forth the dollar amount of interest sensitive assets and interest sensitive liabilities at December 31, 1995, and the difference between them for the maturity or repricing periods indicated.

ASSET AND LIABILITY MATURITY REPRICING SCHEDULE
DECEMBER 31, 1995

                                                            After One,
                                          Within            But Within           After
                                         One Year           Five Years         Five Years           Total
- ------------------------------------------------------------------------------------------------------------
Loans                                  $ 36,091,773        $ 22,684,230       $ 2,634,513       $ 61,410,516

Investment Securities:
Available for sale                          508,360           1,573,285         2,644,284          4,725,929
Held to Maturity                                  -           1,489,855         6,293,183          7,783,038

Interest bearing deposits
with banks                                  109,233                                                  109,233

Federal Home Loan Bank stock                478,300                                                  478,300
                                       ---------------------------------------------------------------------
Total Earning Assets                     37,187,666          25,747,370        11,571,980         74,507,016
                                       ---------------------------------------------------------------------
Deposits:
Interest bearing demand                   8,779,317                                                8,779,317

Savings                                  32,278,198                                               32,278,198

Time certificates of deposit             12,204,445           3,837,185         2,490,126         18,531,756
                                       ---------------------------------------------------------------------

Total Interest Bearing Liabilities       53,261,960           3,837,185         2,490,126         59,589,271
                                       ---------------------------------------------------------------------
Net Interest Rate Sensitivity Gap      $(16,074,294)       $ 21,910,185       $ 9,081,854       $ 14,917,745
                                       =====================================================================


        Investment Activities. The Bank has adopted, as required, Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires investment securities to be segregated as trading securities, held-to-maturity or available-for-sale based upon management's intent as to the ultimate disposition of each security acquired. Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of federal income taxes, as a separate component of stockholders' equity.

        The Bank's investment policy is approved by its Board. It has been the policy of the Bank to maintain relatively high levels of liquidity to meet loan funding and deposit outflow requirements. The following table sets forth the investment securities portfolio of the Bank.

        Analysis of Investment Securities. The amortized cost and estimated market values of investments in debt securities are as follows as of December 31, 1995:

                                                         Gross            Gross         Estimated
                                         Amortized     Unrealized       Unrealized        Market
                                           Cost          Gains            Losses          Value
                                        ----------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES:
 U.S. Treasury securities and
 obligations of U.S. government
 corporations and agencies              $2,036,370      $ 45,434        $   (159)       $2,081,645

 State and municipal securities            397,470         7,463              --           404,933
 Mortgage-backed securities
 and collateralized mortgage
 obligations                             2,209,965        50,905         (21,519)        2,239,351
                                        ----------------------------------------------------------
                                        $4,643,805      $103,802        $(21,678)       $4,725,929
                                        ==========================================================

HELD-TO-MATURITY SECURITIES:
 U.S. Treasury securities and
 obligations of U.S. government
 corporations and agencies              $  408,351      $ 33,971        $     --        $  442,322

 State and municipal securities          2,591,733        44,187         (20,807)        2,615,113

 Mortgage-backed securities
 and collateralized mortgage
 obligations                             4,782,954        19,428         (61,292)        4,741,090
                                        ----------------------------------------------------------
                                        $7,783,038      $ 97,586        $(82,099)       $7,798,525
                                        ==========================================================

        Maturity Distributions of Investment Securities. The scheduled maturities of investment securities and their weighted average yield as of December 31, 1995 were as follows:

                         AVAILABLE-FOR-SALE SECURITIES                HELD-TO-MATU0RITY SECURITIES
                  --------------------------------------------------------------------------------------
                                   Estimated       Weighted                      Estimated       Weighted
                     Amortized       Market        Average       Amortized         Market        Average
                       Cost          Value          Yield           Cost           Value          Yield
                  --------------------------------------------------------------------------------------
Due in one         $   508,519     $  508,360        5.31%      $        -       $       -          --%
year or less

Due after one
year through        1,527,851       1,573,285        6.84%       1,489,855        1,524,103       5.75%
five years

Due after
five years            397,470         404,933        5.41%       1,235,470        1,225,281       5.22%
through ten
years

Due after ten               -               -                      274,759          308,051       6.85%
years

Mortgaged-
backed
securities          2,209,965       2,239,351        6.93%       4,782,954        4,741,090       5.68%
and
collateralized
mortgage
obligations
                   -----------------------------------------------------------------------------------
                   $4,643,805      $4,725,929        6.59%      $7,783,838       $7,798,525       5.66%
                   ===================================================================================


RECENT EVENTS

        There were no material changes in the statement of income for the three months ended March 31, 1996. Net income for the first three months in 1996 was $300,675 or $2.13 per share. The loan portfolio increased to $65,351,518 from $61,410,516 at December 31, 1995. Total deposits were $77,178,590 at March 31, 1996, compared to $70,673,109 at year-end. Total assets were $86,696,720 compared to $78,927,446 at December 31, 1995. This growth during the first quarter of 1996 represents the normal cycle of increased loan demand for real estate construction purposes.

                                MANAGEMENT OF VB

DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below is certain information concerning all of the directors and executive officers of VB and the Bank, including the background, business experience, and principal occupations, of each VB director and executive officer. Except as otherwise noted, the positions indicated are at both VB and the Bank.

DEAN N. ALTERMAN, age 36, is an attorney in the law firm of Kell, Alterman & Runstein. He received a B.A. from Harvard College and a J.D. from Northwestern School of Law at Lewis and Clark College. Mr. Alterman has served as a director since 1992.

STUART A. BENDER, age 60, is a self-employed dentist, and has served as a director since 1992.

DIANNE E. FRICHTL, age 60, is the owner of Luepke Florists and Gifts. She served as the Chair of the VB and Bank Boards in 1994, and has served as a director since the Bank's inception in 1989.

ROBERT V. HYDE, age 67, is a self-employed land developer and has been a director since the Bank's inception in 1989. He has previously served as Chairman of the Board.

TIMOTHY P. MOYER, age 39, is a real estate developer and investor. He served as a director of the Bank from 1989 to 1992, and has served as a director of VB and the Bank since 1995.

JAMES J. POMAJEVICH, age 53, is the owner and President of Pomajevich Properties, Inc. ("PPI"), a commercial real estate development and management company. Mr. Pomajevich has been a director since the Bank's inception in 1989, and served as Chairman of the Board in 1993 and again from 1995 to the present. He received a B.Th. from Northwest Christian College, a B.A. from the University of Illinois, and a J.D. from Willamette University School of Law.

ANNE M. RYAN, age 47, has over 26 years of banking experience and currently serves as Vice President and Secretary of VB, and Cashier of the Bank. Prior to joining the Bank in 1989, Ms. Ryan served as a branch manager for U.S. National Bank of Oregon.

LEE S. STENSETH, age 59, is the President and Chief Executive Officer of VB and the Bank, and has over 37 years of banking experience. Prior to joining the Bank, Mr. Stenseth served as Executive Vice President of Northwest National Bank. He has served as a director since the Bank's inception in 1989.

EXECUTIVE COMPENSATION

        The following table sets forth all cash compensation paid by the Bank during the fiscal year ended December 31, 1995, to its President, the only executive officer whose compensation exceeded $100,000.



===============================================================================
        Named Executive Officer        Position Held       Salaries and Fees(1)
- -------------------------------------------------------------------------------
           Lee S. Stenseth              President               $155,846
===============================================================================

- -------------------
(1) Includes salary, bonus, personal benefits of automobiles and annual fees paid to directors for participation in Board meetings.

        Executive Supplemental Income Plan. The Bank has a nonqualified Executive Supplemental Income Plan covering 6 officers. The plan provides benefits payable upon death, disability or retirement. Such benefits are payable monthly over a fifteen year term.

        Employee Stock Ownership Plan. VB has an Employee Stock Ownership Plan with 401(k) features ("KSOP") which covers substantially all employees. The Plan is a deferred compensation plan in which Bank contributions are used to provide participating employees with stock in VB. Employees may choose to contribute a percentage of their monthly salary on a pre-tax basis to the Plan, subject to certain limitations. The Bank currently makes discretionary matching contributions, subject to a vesting schedule based on length of service. In 1995, the Bank contributed $36,502 to the Employee Stock Ownership Plan. As of March 31, 1996, the KSOP held 4,602 shares of VB common stock.

        1989 Stock Option Plan. VB also has a 1989 Stock Option Plan for certain key employees. Options granted under the plan may be incentive stock options as defined by Section 422A of the Internal Revenue Code, as amended. Incentive stock options are exercisable at not less than 100% of the fair market value of the stock at the time of the grant. The plan also provides for grants of non-qualified options at the discretion of the administrators of the plan. There are 18,522 shares of Company stock reserved for possible issuance under the plan. As of March 31, 1996, there were options covering 18,384 shares outstanding under the plan.

        1992 Stock Option Plan. VB also has a 1992 combined incentive and nonstatutory Stock Option Plan which permits the grant of options to executive officers and non-employee directors. The plan reserves 30,000 shares of VB stock for possible issuance upon exercise of options granted under the plan. As of March 31, 1996, there were options covering 13,139 shares outstanding under the plan.

        Following consummation of the Merger, outstanding options under the 1989 Stock Option Plan and the 1992 Stock Option Plan will be converted into and exchanged for options to purchase shares of WCB stock on substantially identical terms as were in effect at the time of grant.

        Options Granted in Last Fiscal Year. No officer received or exercised any options in the 1995 fiscal year. One director received an option for shares and one director exercised options for 1,877 shares in the 1995 fiscal year.

        Aggregate Option Exercises and Fiscal Year-End Option Value Table. The following table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995, to the executive officer named in the Summary Compensation Table. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year and price of VB Common Stock.

==============================================================================================================
                                                        Number of Unexercised          Value of Unexercised
                              Shares                     Options at Year End           Options at Year End
                             Acquired      Value     ---------------------------   ---------------------------
             Name           on Exercise   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
- --------------------------------------------------------------------------------------------------------------
        Lee S. Stenseth         -0-         -0-        12,128            -0-         $811,970         -0-
==============================================================================================================

(1) Value is based on $66.95 per share price

DIRECTOR COMPENSATION

        Directors receive a fee, based on meetings attended during the year, for serving on the Board of VB or the Bank. Currently, directors receive $500.00 per month and $125.00 per special committee meeting. Directors also receive incentive compensation based on the return on assets of the Bank.

During 1995, incentive pay was $2,250 per director. During 1992, each director then serving was awarded an option to purchase 1,877 shares at an exercise price of $30.51 per share for 10 years. The newest member of the VB Board received an option for 1,877 shares at $40.76 per share after he was elected to the VB Board in 1995.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

        None of the directors or executive officers of the Bank have or have had any material interest in any transactions to which the Bank was or is a party, outside of the ordinary course of the Bank's business, except as set forth below.

        Certain directors and officers of the Bank, and the companies with which they are associated, have had and are expected to continue to have banking transactions with the Bank from time to time in the ordinary course of business. Any loans and commitments to lend included in such transactions have been and will continue to be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar credit worthiness.

        From time to time the Bank enters into loan participation agreements with other institutions and individuals in order to facilitate loans which otherwise would exceed the Bank's legal lending limits. Pursuant to such an agreement, the Bank is currently participating in a commercial loan with a current balance of $1,055,035 to PPI, owned by Mr. Pomajevich, the Chairman of the Board of the Bank. The Bank's portion of the outstanding balance is $196,197. Robert V. Hyde, a director of the Bank, is participating as a co-lender of this loan. Mr. Hyde's portion of the outstanding balance is $260,475. Mr. Hyde is also participating as a co-lender of a loan to VB by Security State Bank of Central Washington. The loan amount is $1,350,000, of which Mr. Hyde's portion is $225,000. This loan will be paid off by WCB on the Effective Date. Amounts paid to Mr. Hyde are not considered compensation for services to the Bank. In addition, Mr. Hyde is a participating co-lender in two loans to nonaffiliates of the Bank with an aggregate outstanding balance of approximately $303,000.

        The Bank does not consider such a loan participation to constitute a sale of assets for regulatory purposes, and believes the terms of the loan, and of the agreement, are substantially the same as those prevailing in other similar loans and participation agreements at the time this loan was made, and at the time the participation agreement was executed. The Bank believes that the loan and the participation agreement are in all respects fair to the Bank.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of April 18, 1996, with respect to (i) each director and executive officer of VB and the Bank, and (ii) the shares owned by all directors and executive officers as a group.

DIRECTORS AND EXECUTIVE OFFICERS

                                         Number of Shares         Percent of
Name                                     Beneficially Owned(1)    Outstanding
- ----                                     ---------------------    -----------
James J. Pomajevich                       8,714  (2)(3)(4)           6.08%

Lee S. Stenseth                          21,167  (3)(5)(6)          13.78%

Robert V. Hyde                           16,849  (2)(4)             11.75%

Timothy Moyer                            12,686  (7)                 8.85%

Dianne E. Frichtl                         6,778  (3)(4)              4.73%

Dean N. Alterman                          2,346  (4)                 1.64%

Stuart A. Bender                          8,231  (4)                 5.74%

Anne M. Ryan                              2,130  (6)(8)              1.49%
                                         ------  -----              ------

All Directors and Officers as a Group    78,901  (2-8)              47.41%
                                         ======  ====               ======

- ------------------------------
(1) Beneficial ownership includes sole voting and investment power as to the shares, unless otherwise indicated.

(2) Includes shares held as a custodian for a minor child or other member of the named individual's household.

(3)    Includes shares held by or jointly with spouse.

(4) Includes 1,877 shares covered by options exercisable at $30.51 per share.

(5) Includes 12,128 shares covered by options exercisable at prices ranging between $22.00 and $30.51 per share.

(6)    Includes shares held by the Bank of Vancouver Employee Stock Ownership
       Plan.

(7) Includes shares held by Mr. Moyer's children. Also includes 1,877 shares covered by options exercisable at $40.76 per share.

(8) Includes 1,564 shares covered by options exercisable at $30.51 per share.

OTHER PRINCIPAL SHAREHOLDERS

        The following sets forth information as of April 18, 1996, with respect to each person other than Messrs. Bender, Hyde, Moyer, Pomajevich and Stenseth (included in the previous table) known by VB and the Bank to have beneficial ownership of more than five percent of the outstanding VB Common Stock.

                                     Number of Shares            Percent of
 Name and Address                  Beneficially Owned(1)         Outstanding
 ----------------                  ---------------------         -----------
 Franz and Anne Boschwitz                  9,837                     6.95%
 5604 D Lakeview Dr.
 Kirkland, WA  98033

- ---------------
(1) Beneficial ownership includes sole voting and investment power as to the shares.

COMMITTEES OF THE BOARD OF DIRECTORS

        VB has no separate audit or compensation committees. The entire VB Board (with the exception of Mr. Stenseth) handles those responsibilities.

                           SUPERVISION AND REGULATION

        The following generally refers to certain statutes and regulations affecting the banking industry. These references provide brief summaries only and are not intended to be complete. These references are qualified in their entirety by the referenced statutes and regulations. In addition, some statutes and regulations which apply to and regulate the operation of the banking industry might exist which are not referenced below. Changes in applicable statutes and regulations may have a material effect on the business of WCB, VB and their respective subsidiaries.

                                   WCB AND VB

GENERAL

        As bank holding companies, WCB and VB are subject to the Bank Holding Company Act of 1956 ("BHCA"), as amended, which places them under the supervision of the Board of Governors of the Federal Reserve System ("FRB").
In general, the BHCA limits the business of bank holding companies to owning or controlling banks and engaging in other activities related to banking. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking will continue to be phased in over the next two years and may expand opportunities for bank holding companies (for additional information see below under the heading "WCB's Subsidiary Banks -- Interstate Banking and Branching"). However, the full impact of this legislation on WCB and VB is unclear at this time.

HOLDING COMPANY STRUCTURE

        FRB Regulation.  A bank holding company must obtain the approval of the
FRB: (1) before acquiring direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) before merging or consolidating with another bank holding company; and (3) before acquiring substantially all of the assets of any additional banks.

        WCB and VB file annual and certain interim reports as may be required from time to time by the FRB. In addition, the FRB performs periodic examinations of WCB and VB.

        Holding Company Control of Nonbanks. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company which is not a bank or a bank holding company unless the FRB determines that the activities of such company are so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public that would outweigh possible adverse effects. For example, the FRB has by regulation determined activities such as, among others, operating an industrial loan company, industrial bank, savings association, mortgage company, finance company, trust company, credit card company or factoring company, performing certain data processing operations, leasing personal or real property, subject to certain exceptions, and providing investment and financial advice, are so closely related to banking as to be a proper incident thereto within the meaning of the BHCA. On the other hand, activities such as real estate brokerage and syndication, land development, property management, underwriting of life insurance not related to credit transactions, and with certain exceptions, securities underwriting and equity funding, are not so closely related to banking as to be a proper incident thereto within the meaning of the BHCA. In the future, the FRB may from time to time add to or delete from the list of activities permissible for bank holding companies.

        Transactions With Affiliates. WCB and its subsidiary banks, and likewise VB and the Bank, are deemed affiliates within the meaning of the Federal Reserve Act and transactions between affiliates are subject to certain restrictions. Covered transactions include, subject to specific exceptions, loans by bank subsidiaries to affiliates, investments by bank subsidiaries in securities issued by an affiliate, the taking of such securities as collateral, and the purchase of assets by a bank subsidiary from an affiliate. When the Merger is consummated, WCB and its subsidiary banks will be deemed affiliates within the meaning of the Federal Reserve Act.

        Support of Bank Subsidiaries. Under FRB policy, a bank holding company is expected to act as a source of financial and managerial strength to, and commit resources to support, each of its subsidiary banks. Any capital loans a bank holding company makes to its subsidiary banks are subordinate to deposits and to certain other indebtedness of those subsidiary banks. The Crime Control Act of 1990 provides that, in the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment the bank holding company has made to a federal bank regulatory agency to maintain the capital of a subsidiary bank and this obligation will be entitled to a priority of payment.

        Tie-In Arrangements. WCB, VB and the bank subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither WCB, VB nor the bank subsidiaries may condition an extension of credit to a customer on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

        State Law Restrictions. As an Oregon corporation, WCB is subject to certain limitations and restrictions under applicable Oregon corporate law. Similarly, as a Washington corporation, VB is subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in both Oregon and Washington include limitations and restrictions relating to: indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, and minutes, and observance of certain corporate formalities.

        Securities Registration and Reporting. The common stock of WCB is registered as a class with the SEC under the Exchange Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by WCB under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by WCB are subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws unless exemptions are available.

CONTROL TRANSACTIONS

        The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the FRB has been given 60 days' prior written notice of the proposed acquisition, and within that time period, the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made before the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

        In addition, any company would be required to obtain the approval of the FRB under the BHCA before acquiring 25% (5% if the company is a bank holding company) or more of the outstanding shares of WCB or VB, or to otherwise obtain control over the WCB or VB.

                             THE BANK SUBSIDIARIES

GENERAL

        Despite some recent legislative initiatives to reduce regulatory burdens, banking remains a highly regulated industry. Legislation enacted from time to time may increase the cost of doing business, limit or expand permissible activities, or affect the competitive balance between banks and other financial and nonfinancial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in state legislatures, and before various bank regulatory agencies. In addition, there continue to be proposals in Congress to restructure the banking system.

        Some of the significant areas of bank regulation, including significant federal legislation affecting state-chartered banks, are generally discussed below.

REGULATION OF STATE BANKS

        Oregon state banks, such as WCB's bank subsidiaries, are subject to primary regulation and examination by the Oregon Department of Consumer and Business Services ("Oregon Department"). As a Washington State bank, the Bank is subject to primary regulation and examination by the Washington Director. WCB's bank subsidiaries are also subject to supervision, examination, and regulation by certain federal banking agencies, including, in the case of Valley Commercial Bank (which is a Federal Reserve member bank), the FRB. The deposits of each of WCB's bank subsidiaries are insured (to applicable limits) by, and therefore are subject to regulation by, the FDIC.

        Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business. Depository institutions, such as the bank subsidiaries, are affected significantly by the actions of the FRB as it attempts to control the money supply and credit availability in order to influence the economy.

        Washington state banking law provides that the amount of funds which a bank may lend to a single borrower is generally limited to 20% of capital and surplus. For this purpose, capital includes (i) the amount of common stock outstanding and unimpaired, (ii) the amount of preferred stock outstanding and unimpaired, and (iii) capital notes or debentures issued pursuant to RCW 30.36. Surplus includes capital surplus, reflecting the amounts paid in excess of the par or stated value of capital stock, or amounts contributed to the bank other than for capital stock, and undivided profits.

DIVIDENDS

        Dividends paid to WCB by its bank subsidiaries are a material source of WCB's cash flow. Likewise, dividends paid to VB by the Bank are a material source of VB's cash flow. Various federal and state statutory provisions limit the amount of dividends the bank subsidiaries are permitted to pay to WCB and VB, respectively, without regulatory approval. FRB policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition.

        If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the FRB and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

        Oregon law imposes the following limitations on the payment of dividends by Oregon state banks: (1) no dividends may be paid that would impair capital; (2) until the surplus fund of a bank is equal to 50% of its paid-in capital, no dividends may be declared unless at least 20% of the bank's net profits for the dividend period have been carried to the surplus account; (3) dividends cannot be greater than net undivided profits then on hand minus losses, certain bad debts, certain charged-off assets or depreciation and accrued expenses, interest, and taxes; and (4) if the surplus fund does not exceed 50% of paid-in capital at the time of a reduction in the surplus due to losses, dividends cannot be declared or paid in excess of 50% of net earnings until the surplus fund is restored to at least the amount from which the surplus was originally reduced.

        Under these restrictions, as of December 31, 1995, WCB's bank subsidiaries could have declared dividends of approximately $10.7 million in the aggregate, without obtaining prior regulatory approval. The payment of dividends by banks may also be affected by other factors, such as capital maintenance requirements.

        Washington statutes prohibit a bank from paying any dividends in an amount greater than the bank's retained earnings, without approval of the Washington Director. The Washington Director has authority to require a bank to suspend payment of all dividends until the bank has complied with any requirements made by the Washington Director.

REGULATION OF MANAGEMENT

        Federal law: (1) sets forth circumstances under which officers or directors of a bank may be removed by the institution's federal supervisory agency; (2) places restraints on lending by a bank to its executive officers, directors, principal shareholders, and their related interests; and (3) prohibits management personnel of a bank from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

CONTROL OF FINANCIAL INSTITUTIONS

        No person may acquire "control" of a bank unless the appropriate federal agency has been given 60 days prior written notice and within that time the agency has not disapproved the acquisition.

Substantial monetary penalties may be imposed for violation of the change in control or other provisions of banking laws. Washington banking laws further require that 30 days before the acquisition of control, defined as direct or indirect ownership, control or power to vote 25% or more of the outstanding stock of a bank, the acquiring party must file with the Washington Director an application containing certain specified information. Acquisitions of control in violation of the statute are deemed void.

FIRREA

        The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

FDICIA

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law in late 1991. As required by FDICIA, numerous regulations have been adopted by federal bank regulatory agencies, including the following: (1) federal bank regulatory authorities have established five different capital levels for banks and, as a general matter, enable banks with higher capital levels to engage in a broader range of activities; (2) the FRB has issued regulations requiring standardized disclosures with respect to interest paid on deposits; (3) the FDIC has imposed restrictions on the acceptance of brokered deposits by weaker banks; (4) the FDIC has implemented risk-based deposit insurance premiums; and (5) the FDIC has issued regulations requiring state-chartered banks to comply with certain restrictions with respect to equity investments and activities in which the banks act as a principal.

        FDICIA recapitalized the Bank Insurance Fund ("BIF") and required the FDIC to maintain the BIF and Savings Association Insurance Fund ("SAIF") at 1.25% of insured deposits by increasing deposit insurance premiums as necessary to maintain such ratio. FDICIA also required federal bank regulatory authorities to prescribe, by December 1, 1993, (1) non-capital standards of safety and soundness; (2) operational and managerial standards for banks; (3) asset and earnings standards for banks and bank holding companies addressing such areas as classified assets, capital, and stock price; and (4) standards for compensation of executive officers and directors of banks. However, this provision was modified by recent legislation to allow federal regulatory agencies to implement these standards through either guidelines or regulations.

INTERSTATE BANKING AND BRANCHING

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") will, over the next two years, permit nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Individual states have the authority to "opt out" of certain of these provisions. The Interstate Act currently allows states to enact "opting-in" legislation that (i) permits interstate mergers within their own borders before June 1, 1997, and (ii) permits out-of-state banks to establish de novo branches within the state. As of September 29, 1995, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, beginning June

1, 1997, banks will be permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

        Oregon, effective as of February 27, 1995, and Washington, effective June 6, 1996, have each enacted "opting in" legislation generally permitting interstate mergers, subject to certain restrictions. Given that Oregon and Washington have permitted interstate banking for a number of years, this legislation is not expected to have a profound impact on banking in Oregon or Washington or on WCB, VB or the bank subsidiaries' operations in particular. Nevertheless, the impact that the Interstate Act might have on WCB, VB and the bank subsidiaries is impossible to predict with accuracy.

CAPITAL ADEQUACY REQUIREMENTS

        The FRB, the FDIC, and the OCC (collectively, the "Federal Banking Agencies") have established uniform capital requirements for all commercial banks. Bank holding companies are also subject to certain minimum capital requirements. A bank that does not achieve and maintain required capital levels may be subject to supervisory action through the issuance of a capital directive to ensure the maintenance of adequate capital levels. In addition, banks are required to meet certain guidelines concerning the maintenance of an adequate allowance for loan and lease losses.

        The Federal Banking Agencies' "risk-based" capital guidelines establish a systematic, analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into several categories, with high levels of capital being required for the categories perceived as representing greater risk. The risk weights assigned to assets and credit equivalent amounts of off-balance sheet items are based primarily on credit risk. Other types of exposure, such as interest rate, liquidity and funding risks, as well as asset quality problems, are not factored into the risk-based ratio. Such risks, however, will be taken into account in determining a final assessment of an organization's capital adequacy. Under these new regulations, banks were required to achieve a minimum total risk-based capital ratio of 8% and a minimum Tier 1 risk-based capital ratio of 4%.

        The Federal Banking Agencies also have adopted leverage ratio standards that require commercial banks to maintain a minimum ratio of core capital to total assets (the "Leverage Ratio") of 3%. Any institution operating at or near this level is expected to have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings, and in general, to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels (e.g., an additional cushion of at least 100 to 200 basis points, depending upon the particular circumstances and risk profile).

        Regulations adopted by the Federal Banking Agencies as required by FDICIA impose even more stringent capital requirements. The regulators require the OCC and other Federal Banking Agencies to take certain "prompt corrective action" when a bank fails to meet certain capital requirements. The regulations establish and define five capital levels at which an institution is deemed to be "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In order to be "well-capitalized," an institution must maintain, at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a 5% Leverage Ratio. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of "adequately capitalized" (which requires at least 8% total risk-based capital, 4% Tier 1 risk-based capital, and a 4% Leverage Ratio). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of December 31, 1995, the bank subsidiaries were not subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

        The Oregon Department has authority under Oregon law to require shareholders of an Oregon state bank to contribute additional capital to the bank if its capital becomes impaired. The capital of a bank is deemed to be impaired under Oregon law if the value of the bank's assets is insufficient to pay its liabilities (excluding any liability on outstanding capital debentures) plus the amount of its paid-in capital.

        The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) required by the FRB for bank holding companies is 8%. At least one-half of the total capital must be Tier 1 capital; the remainder may consist of Tier 2 capital. Bank holding companies are also subject to minimum Leverage Ratio guidelines. These guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies meeting certain specified criteria, including achievement of the highest supervisory rating. All other bank holding companies are required to maintain a Leverage Ratio which is at least 100 to 200 basis points higher (4% to 5%). These guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

        In August of 1995, the Federal Banking Agencies adopted a final rule implementing the portion of Section 305 of FDICIA that requires the banking agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk. Effective September 1, 1995, when evaluating the capital adequacy of a bank, the Federal Banking Agencies' examiners will consider exposure to declines in the economic value of the bank's capital due to changes in interest rates. A bank may be required to hold additional capital for interest rate risk if it has a significant exposure or a weak interest rate risk management process. Concurrent with the publication of this final rule, the Federal Banking Agencies proposed for comment a joint policy statement describing the process the Federal Banking Agencies will use to measure and assess a bank's interest rate risk. As indicated by both the final rule and the joint policy statement, the Federal Banking Agencies intend, through a future proposed rule, to incorporate explicit minimum requirements for interest rate risk into their risk- based capital standards. Although the Federal Banking Agencies have indicated that they anticipate any proposed capital requirement would be based on the measurement framework described in the joint policy statement, neither the likelihood that the Federal Banking Agencies will in fact propose such a rule, the actual requirements or standards established by any such rule nor the impact the Federal Banking Agency activities discussed above may have on the bank subsidiaries can be predicted with accuracy at this time.

FDIC INSURANCE

        Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system. Under this system, depository institutions, such as the bank subsidiaries, with BIF-insured deposits, are required to pay an assessment to the BIF ranging from $.0 to $.27 per $100 of deposits based on the institution's risk classification. This assessment range is significantly higher for depository institutions with SAIF-insured deposits. Banks at the zero assessment rate will pay the statutory minimum of $2,000 for deposit insurance.

        The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially sound institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase risk to the deposit insurance fund), and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action). All the bank subsidiaries are currently deemed well capitalized and all in Group "A", qualifying for the lowest assessment classification, presently set at zero.

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                            VB AND WCB COMMON STOCK

        The Oregon Business Corporations Act ("OBCA"), as amended, and WCB's Articles of Incorporation and Bylaws, both as amended, govern the rights of WCB shareholders and will govern the rights of VB shareholders who become shareholders of WCB through the Merger. The rights of VB shareholders are currently governed by the Washington Business Corporations Act ("WBCA"), as amended, and by VB's Articles of Incorporation and Bylaws. The following is a brief summary of certain differences between the rights of VB shareholders and WCB shareholders' rights. This summary does not purport to be complete and is qualified by the documents and statutes referenced and by other applicable law.

GENERAL

        Under its Articles of Incorporation, WCB's authorized capital stock consists of 15,000,000 common stock shares, no par value, and 10,000,000 preferred stock shares, no par value.

        VB's authorized capital stock consists of 10,000,000 common stock shares with a $1 per share par value and 1,000,000 preferred stock shares with a $1 per share par value.

        The following is a more detailed description of WCB's and VB's capital stock.

PREFERRED STOCK

        As of April 18, 1996, neither WCB nor VB had any shares of preferred stock issued. The WCB Board is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the WCB Board may determine. Likewise, the VB Board is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the VB Board may determine.

COMMON STOCK

        As of April 18, 1996, there were 4,807,679 shares of WCB Common Stock issued and outstanding, in addition to options for the purchase of 343,431 shares of WCB Common Stock under WCB's employee and director stock option plans.

        As of April 18, 1996, there were 141,461 shares of VB Common Stock issued and outstanding, in addition to options for the purchase of 31,523 shares of VB Common Stock under VB's employee and director stock option plans.

DIVIDEND RIGHTS

        Dividends may be paid on WCB Common Stock as and when declared by the WCB Board out of funds legally available for the payment of dividends. The WCB Board may issue preferred stock that is entitled to such dividend rights as the WCB Board may determine, including priority over the common stock in the payment of dividends. The ability of WCB to pay dividends basically depends on the amount of dividends paid to it by its subsidiaries. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends WCB can pay (See "SUPERVISION AND REGULATION -- The Bank Subsidiaries; Dividend Restrictions"). Under the OBCA, the WCB Board is barred from making any dividend payment if, after giving effect to such payment, WCB is either unable to pay its debts as they become due in the usual course of business or WCB's total assets would be less than the sum of its total liabilities, as more fully provided in ORS 60.181.

        Dividends may be paid on VB Common Stock as and when declared by the VB Board out of funds legally available for the payment of dividends. The VB Board may issue preferred stock that is entitled to such dividend rights as the VB Board may determine, including priority over the common stock in the payment of dividends. The ability of VB to pay dividends basically depends on the amount of dividends paid to it by its subsidiary. Accordingly, the dividend restrictions imposed on its subsidiary by statute or regulation effectively may limit the amount of dividends VB can pay (See "SUPERVISION AND REGULATION -- The Bank Subsidiaries; Dividend Restrictions"). Under the WBCA, the VB Board is barred from making any dividend payment if, after giving effect to such payment, VB is either unable to pay its debts as they become due in the usual course of business or WCB's total assets would be less than the sum of its total liabilities, as more fully provided in RCW 23B.06.400.

VOTING RIGHTS

        All voting rights are currently vested in the holders of WCB Common Stock and VB Common Stock, respectively, each share being entitled to one vote.

        Both WCB's and VB's Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors. The WCB Board and the VB Board are each authorized to determine the voting rights of any preferred stock that may be issued.

PREEMPTIVE RIGHTS

        Neither the holders of WCB Common Stock nor the holders of VB Common Stock have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

        If WCB is liquidated, the holders of WCB Common Stock are entitled to share, on a pro rata basis, WCB's remaining assets after provision for liabilities. The WCB Board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of WCB Common Stock.

        Similarly, VB Common Stock holders are entitled to share, pro rata, VB's remaining assets after provision for liabilities, if VB is liquidated.
The VB Board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of VB Common Stock.

ASSESSMENTS

        All outstanding shares of VB Common Stock and of WCB Common Stock are fully paid and nonassessable.

BOARD OF DIRECTORS

        WCB's Articles of Incorporation provide for division of its Board into three classes, as nearly equal in number as possible. Each director serves for a three-year term, and the classes are staggered so that one class is elected each year. The WCB Board must consist of at least eight (8), but no more than twenty (20) directors; the WCB Board sets the exact number by resolution. Currently, the WCB Board has thirteen (13) directors. A WCB director may not be removed without cause before his or her term expires, unless two-thirds of the shareholders entitled to vote on the matter, vote in favor of removal.

        VB's Bylaws provide that each member of its Board serves for a one-year term (or until the next annual shareholders' meeting and until the director's successor is elected and qualified). The VB Board must consist of at least five (5), but no more than fifteen (15) directors; the VB Board sets the exact number by resolution. Currently, the VB Board has seven (7) directors. VB's shareholders, by an affirmative majority vote, may remove any director from office, with or without cause, before his or her term expires.

INDEMNIFICATION AND LIMITATION OF LIABILITY

        WCB's Articles of Incorporation provide for indemnification, to the fullest extent permissible under the OBCA, of its directors against all expense, liability, and loss (including attorneys' fees) incurred by him or her by reason of or arising from the fact that he or she is or was a director of WCB or is or was serving at WCB's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and these indemnification rights continue as to a person who has ceased to be a director, officer , partner, trustee, employee, or agent and inure to the benefit of his or her heirs, executors, and administrators. WCB's Articles of Incorporation authorize WCB, through its Bylaws, and the WCB Board to provide indemnification to WCB's officers, employees, and agents, to the extent permitted by law. WCB's Bylaws provide that WCB will indemnify its directors and officers to the full extent permitted by the OBCA. However, WCB will not provide indemnification when (a) a director or officer commits intentional misconduct or knowingly violates the law; (b) a director or officer is adjudged liable to WCB in a proceeding by or in the right of WCB; or (c) a director or officer is adjudged liable in any proceeding charging improper personal benefit on the basis that the director or officer improperly received a personal benefit. Indemnification rights and procedures, including entitlements to advanced expenses, are set forth in more detail in WCB's Bylaws.

        VB's Articles of Incorporation provide that a director is not personally liable to VB or VB's shareholders for monetary damages for conduct as a director, except for (a) intentional misconduct or knowing violations of law; (b) conduct violating RCW 23B.08.310 (unlawful distributions); or (c) transactions from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. VB's Articles of Incorporation provide for indemnification of directors and officers under certain circumstances. The VB Board may authorize indemnification of VB's other employees and agents in accordance with VB's Articles of Incorporation. Indemnification rights and procedures, including entitlements to advanced expenses, are set forth in more detail in VB's Articles of Incorporation.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

        Under Oregon law, WCB's shareholders may amend WCB's Articles of Incorporation by an affirmative majority vote of the shares entitled to vote on the matter. The WCB Board may make the amendments listed in ORS 60.434 to the Articles of Incorporation without shareholder approval. Either the shareholders or, subject to certain restrictions, the WCB Board may amend WCB's Bylaws.

        Unless the corporation's Articles of Incorporation provide otherwise, the WBCA requires approval of two-thirds of the shareholders entitled to vote on the matter in order to amend the corporation's articles. VB's Articles allow VB's shareholders to amend VB's Articles by an affirmative majority vote of the shares entitled to vote on the matter. The VB Board may make the amendments listed in RCW 23B.10.020 to the Articles of Incorporation without shareholder approval. Either the shareholders or the VB Board may amend VB's Bylaws.

REPURCHASE OF SHARES

        Under Oregon and Washington law, a corporation may acquire shares of its own stock. Therefore, both WCB and VB may, under applicable state law, repurchase shares of their own capital stock.

DISSENTERS' RIGHTS

        Under the WBCA, a shareholder is entitled to dissent from, and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights.

        Similar dissenters' rights are generally provided to shareholders under the OBCA. However, under the OBCA, dissenters' rights are not available to shareholders of any class or series if the shares of that class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the shareholders' meeting at which the corporate action ordinarily entitling the shareholders to dissenters' rights was taken or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491.

SALES OF ASSETS, MERGERS AND DISSOLUTIONS - VOTING

        Under the WBCA, unless the articles of incorporation provide for a lesser vote (but not less than a majority), approval by at least two-thirds of the outstanding shares entitled to vote or two-thirds of each voting group is required for mergers, assets sales, and dissolutions. Separate voting by voting groups is required (i) on a plan of share exchange and (ii) on a plan of merger if it contains provisions that would require separate voting if contained in an amendment to articles of incorporation. VB's Articles of Incorporation reduce the VB shareholder vote otherwise required under the WBCA for mergers, asset sales, and dissolutions to a simple majority of all votes entitled to be cast by each voting group. The OBCA requires approval by the holders of a majority of the shareholders entitled to vote on the matter for assets sales, mergers and dissolutions. Both the OBCA and the WBCA contain provisions setting forth certain circumstances under which no vote by the shareholders of a corporation surviving a merger is required.

POTENTIAL "ANTI-TAKEOVER" PROVISIONS

        WCB's Articles of Incorporation and Oregon and Washington statutes contain certain provisions which may limit or prevent certain acquisitions. These provisions are briefly summarized below.

        1.       WCB's Articles of Incorporation.

        WCB's Articles of Incorporation include certain provisions that could make more difficult the acquisition of WCB by means of a tender offer, a proxy contest, merger or otherwise. These provisions include (1) restrictions on removal of directors which could limit changes in the composition of the WCB Board (See "Board of Directors," above); (2) certain nonmonetary factors that the WCB Board may consider when evaluating a takeover offer (discussed in more detail below); and (3) a requirement that at least two-thirds of the shareholders approve a Change in Control of WCB or a sale of substantially all of WCB's assets, unless the transaction is approved by 75% of the WCB Board.

        In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defense against takeovers, may potentially be used by management to make more difficult uninvited attempts to acquire control of WCB (e.g., by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for a shareholder to obtain control, or selling authorized but unissued shares to friendly third parties).

        WCB's Articles of Incorporation allow the WCB Board to consider nonmonetary factors in evaluating another party's offer to (a) make a tender or exchange for any equity security of WCB, (b) merge or consolidate WCB with another corporation or association, or (c) purchase or otherwise acquire all or substantially all of WCB's assets. Specifically, the Articles allow the WCB Board, in determining what is in the best interests of WCB and its shareholders, to consider all relevant factors, including the effects on its employees, customers, suppliers, and other constituents of WCB and its subsidiaries and on the communities in which WCB and its subsidiaries are located.

        The staggered terms for WCB's directors, provisions in WCB's Articles of Incorporation permitting the removal of directors only for cause except by a super-majority shareholder vote, requirement of a super-majority vote of shareholders to approve change-in-control transactions unless such transactions receive a super-majority approval of the WCB Board, permitting the consideration of nonmonetary factors in evaluating takeover proposals, the availability of WCB's preferred stock for issuance without shareholder approval, and the WCB Board's ability to expand the Board size and fill resulting vacancies, may have the effect of lengthening the time required for a person to acquire control of WCB through a tender offer, proxy contest, the election of a majority of the WCB Board, or otherwise, and may deter any potential unfriendly offers or other efforts to obtain control of WCB. This could deprive WCB's shareholders of opportunities to realize a premium for their WCB Common Stock and could make removal of incumbent directors more difficult, even in circumstances where such action was favored by a majority of WCB's shareholders.

        2.       Oregon Law.

        Oregon's significant anti-takeover provisions are generally described below.

        ORS 60.357(5), a statutory provision similar to the provision described above in WCB's Articles of Incorporation, allows directors to consider nonmonetary factors when evaluating a takeover offer.

        ORS 60.157 allows a corporation's board of directors to impose certain restrictions or conditions on rights, options or warrants issued by the corporation for the purchase of shares, without violating the general rule (see ORS 60.131) that all shares within the same class must have identical preferences, limitations, and relative rights. With respect to any person (or such person's transferee) owning or offering to acquire a specified number or percentage of the outstanding stock or other securities of the corporation, this statute allows the board to (a) preclude or limit such person's exercise, transfer, or receipt of rights, options or warrants and (b) invalidate or void the rights, options or warrants held by such person. This permits the adoption of a Shareholder Rights Plan or a so called "Poison Pill."

        The Oregon Control Share Act (ORS 60.801, et.seq.) ("OCSA") operates to deny voting rights to potential acquirors of a corporation who trigger the OCSA by purchasing enough shares to cross certain thresholds designated in the statute. Under the OCSA, the shares of an "acquiring person" obtained in a "control share acquisition" are denied voting rights unless (a) the target's board or shareholders approve the acquisition in advance; (b) a majority of the disinterested shareholders approve restoration of the acquiring person's voting rights; (c) the acquiring person sells the shares to an unaffiliated person; or
(d) the corporation, in its Articles of Incorporation or Bylaws, "opts out" of the control share provisions. At this time, WCB has not opted-out of the OCSA. Transactions in which the corporation acquires its own shares and mergers involving an agreement and plan of merger to which the corporation is a party are excluded from the definition of "control share acquisition."

        ORS 60.835 prohibits business combinations with interested shareholders for a period of three years following the date the shareholder becomes interested, unless an exception applies. A shareholder becomes interested when the shareholder acquires 15% or more of the outstanding voting stock of the corporation. Business combinations with an interested shareholder are not prohibited if (a) the board of directors approves in advance either the business combination or the transaction in which the shareholder becomes an interested shareholder; (b) the shareholder acquires 85% or more of the outstanding voting stock in the same transaction in which the shareholder becomes interested; or (c) the board of directors approves the business combination and at least two-thirds of the outstanding voting stock (excluding the interested shares) approve the transaction (by affirmative vote and not by written consent). ORS 60.835 does not apply if a shareholder inadvertently becomes interested and divests as soon as practicable.

        3.       Washington Law.

        Washington's significant anti-takeover provisions are generally described below.

        RCW 23B.17.020 provides that all shareholders of Washington business corporations, like VB, are entitled to receive equal consideration for their shares in certain business combinations. This statute generally provides that an interested person exercising control cannot exercise such control in connection with certain corporate transactions unless the transaction is approved by the affirmative vote of the holders of two-thirds of the shares entitled to vote. Shares owned by interested persons are not entitled to vote in connection with such business combinations, but are counted for the proposes of quorum requirements. An "interested shareholder" is a person, including affiliates of such person, who beneficially owns 20% or more of the outstanding shares of a corporation. The two-thirds vote requirement is not applicable if
(i) a majority of the company's board of directors approves the transaction,
(ii) a majority of the company's board of directors determines that the fair market value of the consideration to be received by noninterested shareholders is not less than the highest price paid by any interested shareholder within two years before the transaction, or (iii) a company's initial or amended Articles specifically exclude the provision's applicability.

        RCW 23B.17.020 is designed to discourage the two-step, front-end loaded tender offer. Typically, that occurs when a person makes a cash tender offer to a premium above the current market price for a majority of the company's voting stock, and then follows that purchase with a later business combination, such as a merger, that "freezes out" the remaining minority shareholders at a lower price than that paid in the cash tender offer.

        Washington law also requires prior approval by a majority of the board of directors of the target company in certain acquisition transactions. RCW 23B.19.040 prohibits corporations that have a class of voting stock registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 from engaging in any Significant Business Transactions (including, mergers or consolidations; certain sales, leases, exchanges, mortgages, pledges, transfers, or other dispositions or encumbrances of assets; termination of 5% or more of the corporation's employees; issuances or redemptions of stock; sales of assets, liquidation, or dissolution of the corporation; reclassifications of the corporation's securities; and allowing the acquiring person or an affiliate or associate to receive any disproportionate benefit as a shareholder) for a period of five years after a person or group acquires 10% or more of the corporation's outstanding voting stock, unless the acquisition is approved in advance by majority vote of the board of directors. The statute will not apply to a person who "inadvertently" acquires 10% of the shares, if such person divests itself as soon as practicable of sufficient shares to fall below the 10% threshold. Any acquisition that violates this statute is deemed to be void and the proposed acquiror's certificate of authority to transact business in Washington is revoked. As the Common Stock is not currently registered under Section 12 of the Securities Act, these state law provisions do not apply.

                             CERTAIN LEGAL MATTERS

        The validity of the WCB Common Stock to be issued in the Merger will be passed upon for WCB by its counsel, Graham & Dunn, a professional corporation, Seattle/Tacoma, Washington. Graham & Dunn, P.C. also will give an opinion concerning certain tax matters related to the Merger.

                                    EXPERTS

        The consolidated financial statements of WCB as of December 31, 1995, 1994 and 1993, and for each of the three years in the period ended December 31, 1995, incorporated by reference into this Prospectus/Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included therein in reliance upon the authority of such firm as experts in giving said reports.

        The financial statements of VB included in this Prospectus/Proxy Statement and in the Registration Statement have been audited by Moss Adams LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                 OTHER MATTERS

        The VB Board is not aware of any business to come before the Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                                VANCOUVER BANCORP

                          INDEPENDENT AUDITOR'S REPORT

                                       AND

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

                                    CONTENTS

                                                                         PAGE
                                                                         ----
INDEPENDENT AUDITOR'S REPORT                                                 F-3

CONSOLIDATED FINANCIAL STATEMENTS
    Balance sheet                                                            F-4
    Income statement                                                  F-5 to F-6
    Statement of changes in stockholders' equity                      F-7 to F-8
    Statement of cash flows                                                  F-9
    Notes to consolidated financial statements                      F-10 to F-25

Note: These financial statements have not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Vancouver Bancorp

We have audited the accompanying consolidated balance sheets of Vancouver Bancorp as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of Vancouver Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vancouver Bancorp as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Portland, Oregon
January 17, 1996

                                VANCOUVER BANCORP

                           CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1995            1994
                                                                  ------------    ------------
                             ASSETS

Cash and noninterest-bearing deposits due from depository
    institutions                                                  $  3,368,876    $  2,518,381
Interest-bearing deposits due from depository institutions             109,233       5,907,974
Investment securities:
    Available-for-sale investment securities                         4,725,929       3,295,958
    Held-to-maturity investment securities                           7,783,038       8,857,650
    Federal Home Loan Bank stock                                       478,300         191,100
                                                                  ------------    ------------
                                                                    12,987,267      12,344,708
Loans                                                               61,410,516      42,127,027
Allowance for loan losses                                             (848,207)       (551,097)
Unearned loan fees                                                    (434,407)       (344,543)
                                                                  ------------    ------------
                                                                    60,127,902      41,231,387
Property and equipment, net of depreciation                            921,782         841,824
Accrued interest receivable                                            468,962         343,897
Other assets                                                           943,424         789,609
                                                                  ------------    ------------
                                                                  $ 78,927,446    $ 63,977,780
                                                                  ============    ============

              LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS
    Demand deposits                                               $ 11,083,838    $ 10,777,681
    NOW and money market accounts                                    8,779,317       7,433,193
    Savings and time certificate accounts                           46,118,578      34,889,824
    Time certificate accounts of $100,000 and more                   4,691,376       4,454,138
                                                                  ------------    ------------
                                                                    70,673,109      57,554,836
Accrued interest payable and other liabilities                         521,781         270,807
Liabilities for securities sold under repurchase agreements            600,000            --
Note payable                                                         1,350,000       1,500,000
                                                                  ------------    ------------
                                                                    73,144,890      59,325,643
                                                                  ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock, $1 par value, 1,000,000 shares authorized,
        no shares issued and outstanding                                  --              --
    Common stock, $1 par value, 10,000,000 shares authorized,
        140,205 (137,047 in 1994) issued and outstanding               140,205         137,047
    Surplus                                                          4,408,064       4,301,748
    Undivided profits                                                1,180,061         289,505
    Net unrealized gain (loss) on available-for-sale securities         54,226         (76,163)
                                                                  ------------    ------------
                                                                     5,782,556       4,652,137
                                                                  ------------    ------------
                                                                  $ 78,927,446    $ 63,977,780
                                                                  ============    ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                                VANCOUVER BANCORP

                         CONSOLIDATED INCOME STATEMENTS

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                            -----------------------
                                                               1995         1994
                                                            ----------   ----------
INTEREST INCOME
    Interest and fees on loans                              $5,783,254   $3,651,769
    Interest on investment securities:
        Taxable investments                                    647,128      497,244
        Nontaxable investments                                 149,697      106,890
    Interest on deposits due from depository institutions       85,348      175,142
                                                            ----------   ----------
                                                             6,665,427    4,431,045

INTEREST EXPENSE
    Interest on NOW, money market, and savings accounts      1,991,177    1,226,900
    Interest on time deposits                                  971,136      497,638
    Interest on borrowings                                     163,340        5,600
                                                            ----------   ----------
                                                             3,125,653    1,730,138
                                                            ----------   ----------
                  Net interest income before provision
                      for loan losses                        3,539,774    2,700,907

PROVISION FOR LOAN LOSSES                                      273,000      230,000
                                                            ----------   ----------
                  Net interest income after provision for
                      loan losses                            3,266,774    2,470,907
                                                            ----------   ----------
NONINTEREST INCOME
    Service fees                                               152,252      149,897
    Other fee and noninterest income                           100,674       48,816
                                                            ----------   ----------
                                                               252,926      198,713
                                                            ----------   ----------
NONINTEREST EXPENSES
    Salaries and employee benefits                           1,037,302      799,366
    Furniture and fixture expenses                             189,307      151,182
    Insurance and assessments                                   92,583      136,306
    Professional fees                                          104,563       88,100
    Occupancy                                                  235,283       83,779
    Data processing                                             86,233       81,012
    Advertising and promotional                                 46,321       49,111
    Supplies                                                    73,718       48,760
    Other                                                      371,633      274,420
                                                            ----------   ----------
                                                             2,236,943    1,712,036
                                                            ----------   ----------

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                        ------------------------
                                                           1995           1994
                                                        ----------      --------
INCOME BEFORE PROVISION FOR INCOME TAXES                $1,282,757      $957,584
PROVISION FOR INCOME TAXES                                 392,201       293,700
                                                        ----------      --------
NET INCOME                                              $  890,556      $663,884
                                                        ==========      ========
EARNINGS PER COMMON AND COMMON EQUIVALENT
    SHARE                                               $     6.10      $   4.71
                                                        ==========      ========

                                VANCOUVER BANCORP

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                              PREFERRED STOCK   COMMON STOCK
                                              ---------------   ------------
                                              SHARES   AMOUNT   SHARES      AMOUNT
                                              ------   ------   ------      ------
BALANCE, December 31, 1993                      --      $--     136,082    $136,082

PURCHASES OF COMMON STOCK                       --       --         965         965

NET INCOME                                      --       --        --          --

ADJUSTMENT RELATING TO
     REORGANIZATION                             --       --        --          --

NET UNREALIZED LOSS ON AVAILABLE-
     FOR-SALE SECURITIES                        --       --        --          --
                                                --      ---    --------    --------
BALANCE, December 31, 1994                      --       --     137,047     137,047

PURCHASE OF COMMON STOCK

     Exercise of options                        --       --       1,877       1,877
     Purchase of shares by the employee         --       --       1,281       1,281
         stock ownership plan

NET INCOME                                      --       --        --          --

CHANGE IN NET UNREALIZED GAIN
     (LOSS) ON AVAILABLE-FOR-SALE
     SECURITIES                                 --       --        --          --
                                                --      ---    --------    --------

BALANCE, December 31, 1995                      --      $--     140,205    $140,205
                                                ==      ===    ========    ========

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                                NET UNREALIZED GAIN             TOTAL
               UNDIVIDED       (LOSS) ON AVAILABLE-         STOCKHOLDERS'
 SURPLUS        PROFITS         FOR-SALE SECURITIES            EQUITY
 -------       ---------       --------------------         -------------
$2,907,917    $  986,546              $      -                $4,030,545

    32,906             -                     -                    33,871

        -        663,884                     -                   663,884


 1,360,925     (1,360,925)                    -                         -


        -              -               (76,163)                  (76,163)
- ----------    ----------              --------                ----------
 4,301,748       289,505               (76,163)                4,652,137


    55,384             -                     -                    57,261
    50,932             -                     -                    52,213

        -        890,556                     -                   890,556



        -              -               130,389                   130,389
- ----------    ----------              --------                ----------
$4,408,064    $1,180,061              $ 54,226                $5,782,556
- ----------    ----------              --------                ----------

                                VANCOUVER BANCORP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                FOR THE YEARS ENDED
                                                                                                    DECEMBER 31,
                                                                                           -----------------------------
                                                                                               1995             1994
                                                                                           ------------     ------------
CASH FLOWS RELATED TO OPERATING ACTIVITIES
    Net income                                                                             $    890,556     $    663,884
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                           173,200          177,412
        Provision for loan losses                                                               273,000          230,000
        Gain on sale of fixed assets                                                               (775)          (8,773)
        Realized gain on sale of available-for-sale securities                                   (1,959)            --
        Deferred taxes                                                                          (18,250)           9,030
        Federal Home Loan Bank stock dividend                                                   (19,700)         (16,100)
    Increase (decrease) in cash due to changes in certain assets and liabilities:
        Accrued interest receivable                                                            (125,063)        (134,032)
        Other assets                                                                           (231,202)        (282,110)
        Accrued interest payable and other liabilities                                          270,029           83,356
                                                                                           ------------     ------------
                  Net cash provided by operating activities                                   1,209,836          722,667
                                                                                           ------------     ------------
CASH FLOWS RELATED TO INVESTING ACTIVITIES
    Net change in loans made to customers                                                   (19,169,515)     (10,032,854)
    Net change in interest bearing deposits                                                   5,798,741          146,266
    Purchase of property and equipment                                                         (465,714)        (331,363)
    Proceeds from disposition of property and equipment                                         164,822           17,788
    Purchases of available-for-sale securities                                                 (705,125)      (1,728,558)
    Proceeds from maturity and  principal  reduction of  available-for-sale securities          466,856          613,189
    Proceeds from sale of available-for-sale securities                                         562,482             --
    Purchases of held-to-maturity investments                                                (1,202,183)      (4,453,516)
    Proceeds  from  maturity and  principal  reduction of  held-to-maturity investments         512,548        1,385,238
    Sale of repurchase agreements                                                               600,000             --
                                                                                           ------------     ------------
                  Net cash used in investing activities                                     (13,437,088)     (14,383,810)
                                                                                           ------------     ------------
CASH FLOWS RELATED TO FINANCING ACTIVITIES
    Net change in demand deposits, NOW, and money market accounts                             1,652,281        2,474,350
    Net change in savings and time certificates                                              11,465,992       10,087,854
    Exercise of stock options and sale of common stock                                          109,474           33,871
    Proceeds from note payable                                                                     --          1,500,000
    Repayments of note payable                                                                 (150,000)            --
                                                                                           ------------     ------------
                  Net cash provided by financing activities                                  13,077,747       14,096,075
                                                                                           ------------     ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                       850,495          434,932

CASH AND CASH EQUIVALENTS, beginning of period                                                2,518,381        2,083,449
                                                                                           ------------     ------------
CASH AND CASH EQUIVALENTS, end of period                                                   $  3,368,876     $  2,518,381
                                                                                           ============     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Interest paid in cash                                                                  $  2,910,856     $  1,693,621
                                                                                           ============     ============
    Taxes paid in cash                                                                     $    306,626     $    279,322
                                                                                           ============     ============
SCHEDULE OF NONCASH ACTIVITIES
    Change in unrealized gain (loss) on available-for-sale  securities, net of tax         $    130,389     $    (76,163)
                                                                                           ============     ============
    Transfer of securities from held-to-maturity to the  available-for-sale category       $  1,526,194     $       --
                                                                                           ============     ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                                VANCOUVER BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

NOTE 1  -    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) Organization - In March 1994, Vancouver Bancorp (Bancorp) was established for the purpose of becoming a holding company of Bank of Vancouver (the Bank) by acquiring 100% of its outstanding common stock. This reorganization was accomplished by each share of common stock of Bank of Vancouver being converted and exchanged for a share of Bancorp's common stock. All intercompany activity has been eliminated in the preparation of these consolidated financial statements.

         (b) Nature of operations - The Bank is a state chartered institution authorized to provide banking services by the State of Washington. Bank of Vancouver began operations on June 27, 1989. The Bank offers commercial banking services primarily to small and medium-sized businesses, professionals, and retail customers in Clark County, Washington.

         (c) Management's estimates and assumptions - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Significant estimations made by management primarily involve the calculation of the allowance for loan losses. Actual results could differ significantly from those estimates.

         (d) Investment securities - Vancouver Bancorp adopted the Financial Accounting Standards Board's Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. The pronouncement requires the Bank to specifically identify its investment securities as "held-to-maturity," "available-for-sale," or "trading accounts." Accordingly, management has determined that all investment securities held at December 31, 1995 and 1994, as either "held-to-maturity" or "available-for-sale" and conform to the following accounting policies:

             Securities held-to-maturity - Bonds, notes, and debentures for which the Bank has the intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

             Securities available-for-sale - Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as held-to-maturity securities. Unrealized gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized. Fair values for investment securities are based on quoted market prices. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

NOTE 1  -   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
            (Continued)

             Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs to their fair value. The write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity.

         (e) Loans net of allowance for loan losses and unearned income - Loans are stated at the amount of unpaid principal, reduced by an allowance for estimated losses on loans and unearned income. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes is adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, collection efforts and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. Loan origination fees and certain direct origination costs are capitalized and recognized by the effective interest method as an adjustment to the yield of the related loan.

             The Bank adopted the Financial Accounting Standards Board's Statements No. 114 "Accounting by Creditors for Impairment of a Loan" and No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" as of January 1, 1995. These pronouncements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. The adoption of these statements did not have a material effect on the consolidated financial statements.

         (f) Property and equipment - Property and equipment are stated at cost, less accumulated depreciation, computed principally by the straight-line method over the estimated useful lives of the assets which range from three to five years for furniture and equipment and 31-1/2 years for building premises.

         (g) Income taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

NOTE 1  -    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
             (Continued)

         (h) Net income per share - Earnings per share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding for the years ending December 31, 1995 and 1994. Common stock equivalents include the number of shares that would have been purchased with the proceeds from the exercise of the options based on the average price of common stock during the year.

         (i) Off-balance-sheet financial instruments - In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit as well as commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

             The Financial Accounting Standards Board issued Statement No. 119 "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments" which became effective for the Bank for the year ending December 31, 1995. This pronouncement requires that banks holding derivative financial instruments, disclose quantitative and qualitative information about the instruments. As of December 31, 1995, and for the year then ended, the Bank held no derivative financial instruments.

         (j) Fair value of financial instruments - The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

             Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

             Held-to-maturity and available-for-sale securities - Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

             Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

NOTE 1  -    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
             (Continued)

             Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

             Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current borrowing rates for similar types of borrowing arrangements.

             Long-term debt - The fair values of the Bank's long-term debt are estimated using discounted cash flow analyses based on the Bank's current borrowing rates for similar types of borrowing arrangements.

             Accrued interest - The carrying amounts of accrued interest approximate their fair values.

             Off-balance-sheet instruments - The Bank's off-balance-sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

         (k) Statement of cash flows - Cash equivalents are generally short-term investments with a maturity of three months or less. Cash and cash equivalents normally include cash on hand and amounts due from banks.

         (l) Reclassifications - Certain reclassifications have been made to the 1994 financial statements to conform with current year presentations.

NOTE 2  -    INVESTMENT SECURITIES

         The amortized cost and estimated market values of investments in debt securities are as follows:

                                                                GROSS            GROSS           ESTIMATED
                                               AMORTIZED      UNREALIZED       UNREALIZED          MARKET
                                                 COST            GAINS           LOSSES             VALUE
                                               ----------     ----------       -----------       ----------
December 31, 1995
- -----------------
Available-for-sale securities:
   U.S. Treasury securities and obliga-
     tions of U.S. government corpora-
     tions and agencies                        $2,036,370      $  45,434       $      (159)      $2,081,645
   State and municipal securities                 397,470          7,463              --            404,933
   Mortgage-backed securities and
     collateralized mortgage obligations        2,209,965         50,905           (21,519)       2,239,351
                                               ----------      ---------       -----------       ----------
                                               $4,643,805      $ 103,802       $   (21,678)      $4,725,929
                                               ==========      =========       ===========       ==========
Held-to-maturity securities:
    U.S. Treasury securities and obliga-
      tions of U.S. government corpora-
      tions and agencies                       $  408,351      $  33,971       $      --         $  442,322
    State and municipal securities              2,591,733         44,187           (20,807)       2,615,113
    Mortgage-backed securities and
      collateralized mortgage obligations       4,782,954         19,428           (61,292)       4,741,090
                                               ----------      ---------       -----------       ----------
                                               $7,783,038      $  97,586       $   (82,099)      $7,798,525
                                               ==========      =========       ===========       ==========
December 31, 1994
- -----------------
Available-for-sale securities:
    State and municipal securities             $  203,720      $    --         $   (15,471)      $  188,249
    Mortgage-backed securities and
      collateralized mortgage obligations       3,207,673          5,942          (105,906)       3,107,709
                                               ----------      ---------       -----------       ----------
                                               $3,411,393      $   5,942       $  (121,377)      $3,295,958
                                               ==========      =========       ===========       ==========
Held-to-maturity securities:
    U.S. Treasury securities and obliga-
      tions of U.S. government corpora-
      tions and agencies                       $1,964,375      $    --         $   (86,527)      $1,877,848
    State and municipal securities              2,057,532           --            (175,304)       1,882,228
    Mortgage-backed securities and
      collateralized mortgage obligations       4,835,743          1,102          (324,423)       4,512,422
                                               ----------      ---------       -----------       ----------
                                               $8,857,650      $   1,102       $  (586,254)      $8,272,498
                                               ==========      =========       ===========       ==========

             The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                             AVAILABLE-FOR-SALE                HELD-TO-MATURITY
                                                 SECURITIES                       SECURITIES
                                             ------------------                ----------------
                                                          ESTIMATED                        ESTIMATED
                                          AMORTIZED        MARKET        AMORTIZED          MARKET
                                            COST           VALUE           COST             VALUE
                                         ----------      ----------      ----------      ----------
Due in one year or less                  $  508,519      $  508,360      $     --        $     --
Due after one year through five
    years                                 1,527,851       1,573,285       1,489,855       1,524,103
Due after five years through ten
    years                                   397,470         404,933       1,235,470       1,225,281
Due after ten years                            --              --           274,759         308,051
Mortgage-backed securities and
    collateralized mortgage obliga-
    tions                                 2,209,965       2,239,351       4,782,954       4,741,090
                                         ----------      ----------      ----------      ----------
                                         $4,643,805      $4,725,929      $7,783,038      $7,798,525
                                         ==========      ==========      ==========      ==========

             During 1995, pursuant to implementation guidance on accounting for certain investments in debt and equity securities issued in a Special Report by the Financial Accounting Standards Board, the Bank reassessed the appropriateness of its classifications for investment securities. Accordingly, securities with an amortized cost of $1,526,194 were transferred from the held-to-maturity category to the available-for-sale category. This resulted in the recognition of an unrealized gain on available-for-sale securities, net of tax, of approximately $34,300 at the time of transfer.

             As of December 31, 1995 and 1994, investment securities with a book value of $1,832,443 and $1,450,802, respectively, have been pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 3  -    LOANS

             The composition of loan balances are summarized as follows:

                                                     DECEMBER 31,
                                           -------------------------------
                                               1995               1994
                                           ------------       ------------
     Commercial                            $ 10,081,130       $  8,965,980
     Commercial - real estate                20,536,874         15,225,084
     Real estate - construction              19,293,548          9,253,365
     Real estate - mortgage                   9,893,050          7,317,732
     Installment                                723,559            674,605
     Personal lines of credit, credit
        cards, and overdraft accounts           882,355            690,261
                                           ------------       ------------
                                             61,410,516         42,127,027
     Allowance for loan losses                 (848,207)          (551,097)
     Unearned loan fees                        (434,407)          (344,543)
                                           ------------       ------------
                                           $ 60,127,902       $ 41,231,387
                                           ============       ============

             Impaired loans of $268,129 at December 31, 1995, have been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. The investment in impaired loans at December 31, 1995, was $218,684. The total allowance for loan losses related to these loans was $49,445 on December 31, 1995. Interest income on impaired loans of $20,285 was recognized for cash payments received in 1995. Had the impaired loans performed according to their original terms, additional interest income of $18,657 would have been recognized during 1995.

NOTE 4  -    ALLOWANCE FOR LOAN LOSSES

             Changes in the allowance for loan losses were as follows:

                                                    DECEMBER 31,
                                             -------------------------
                                                1995            1994
                                             ---------       ---------
         Balance at beginning of period      $ 551,097       $ 420,421
         Provision for loan losses             273,000         230,000
         Loans charged off                      (4,783)       (100,597)
         Recoveries                             28,893           1,273
                                             ---------       ---------
                                             $ 848,207       $ 551,097
                                             =========       =========

NOTE 5  -    PROPERTY AND EQUIPMENT

             The major classifications of property and equipment are summarized as follows:

                                                  DECEMBER 31,
                                          -----------------------------
                                             1995              1994
                                          -----------       -----------
       Land                               $      --         $    75,900
       Building and improvements              662,875           649,600
       Furniture and equipment                697,058           464,250
       Computer software                      136,752           112,114
       Bank-owned vehicles                     70,488            61,691
                                          -----------       -----------
                                            1,567,173         1,363,555
       Less accumulated depreciation         (645,391)         (521,731)
                                          -----------       -----------
                                          $   921,782       $   841,824
                                          ===========       ===========

NOTE 6 -     TIME DEPOSITS

             The maturity range for time certificates of deposit of $100,000 or more and all other time deposits as of December 31, 1995, is as follows:

                                                    TIME
                                                CERTIFICATES      ALL OTHER
                                                OF $100,000          TIME
                                                  OR MORE          DEPOSITS
                                                ------------     -----------
   Due in three months or less                  $ 2,672,827      $ 1,469,903
   Due after three months through one year        1,243,018        6,679,176
   Due after one year through five years            423,392        3,553,315
   Due after five years                             352,139        2,137,986
                                                -----------      -----------
                                                $ 4,691,376      $13,840,380
                                                ===========      ===========

NOTE 7 -     REPURCHASE AGREEMENTS

             As of December 31, 1995, the Bank had sold $600,000 of U.S. government securities under agreements to repurchase. The repurchase agreements provide for interest from 4.90% to 5.50%; the securities sold yield interest from 5.25% to 7.25%. Securities sold and the corresponding liabilities were as follows:

                                 MATURITY              CARRYING                MARKET               REPURCHASE
SECURITIES SOLD                    TERM                  VALUE                  VALUE                LIABILITY
- ---------------                  --------              --------                ------               ----------
U.S. Treasury notes          Up to six months          $704,963               $707,798               $600,000
                                                       ========               ========                =======

NOTE 8 -     INCOME TAXES

             The provision for income taxes consisted of the following:

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                        ------------------------
                                                           1995           1994
                                                        ---------       --------
                  Currently payable federal taxes       $ 410,451       $284,670
                  Deferred tax (benefit) liability        (18,250)         9,030
                                                        ---------       --------
                  Provision for income taxes            $ 392,201       $293,700
                                                        =========       ========

             The components of the deferred tax benefit (liability) consisted of the following:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                 -----------------------
                                                   1995           1994
                                                 --------       --------
      Excess loan loss provision not
         deductible for tax purposes             $ 81,900       $ 51,850
      Deferred loan fees recognized for tax
         reporting                                (49,595)       (34,000)
      Amortization of organization costs           (1,040)        (8,400)
      Difference between book and tax
         depreciation methods                       1,347         (2,000)
      Difference between accrual and cash
         basis for tax reporting                  (11,394)       (22,050)
      Other                                        (2,968)         5,570
                                                 --------       --------
      Deferred tax benefit (liability)           $ 18,250       $ (9,030)
                                                 ========       ========

             The net deferred tax asset at December 31, 1995, includes the following components:

      Deferred tax asset                   $ 317,110
      Deferred tax liability                (123,922)
                                           ---------
                                           $ 193,188
                                           =========

NOTE 9 -     FAIR VALUES OF FINANCIAL INSTRUMENTS

             The following table shows the estimated fair value and the related carrying values of the Bank's financial instruments at December 31, 1995:

                                                         CARRYING         ESTIMATED
                                                          AMOUNT         FAIR VALUE
                                                        -----------      -----------
             Cash and due from financial
                institutions                            $ 3,368,876      $ 3,368,876
             Interest earning deposits due from
                depositing institutions                 $   109,233      $   109,233
             Securities available-for-sale              $ 4,643,805      $ 4,725,929
             Securities held-to-maturity                $ 7,783,038      $ 7,798,526
             Loans, net of allowance for loan
                losses                                  $60,127,902      $60,286,954
             Accrued interest receivable                $   468,962      $   468,962
             Demand deposits                            $11,083,838      $11,083,838
             NOW and money market accounts              $ 8,779,317      $ 8,779,317
             Savings and time certificate accounts      $46,118,578      $46,287,838
             Time certificate accounts of $100,000
                or more                                 $ 4,691,376      $ 4,747,424
             Accrued interest payable                   $   186,323      $   186,323
             Repurchase agreements                      $   600,000      $   600,000
             Note payable                               $ 1,350,000      $ 1,350,000

NOTE 9 -     FAIR VALUES OF FINANCIAL INSTRUMENTS - (Continued)

             While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank or Bancorp to have disposed of such items at December 31, 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1995, should not necessarily be considered to apply at subsequent dates.

             In addition, other assets and liabilities of the Bank and Bancorp that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, customer goodwill, and similar items.

NOTE 10  -   TRANSACTIONS WITH RELATED PARTIES

             Certain directors, executive officers, and principal stockholders are customers of and have had banking transactions with the Bank, and the Bank expects to have such transactions in the future. All loans and commitments included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features. The amount of loans outstanding to directors, executive officers, principal stockholders, and companies with which they are associated was as follows:

                                                          DECEMBER 31,
                                                  -----------------------------
                                                     1995                1994
                                                  ---------           ---------
Beginning balance                                 $ 798,879           $ 333,885
Loans made                                          250,000             502,027
Loans paid                                         (403,729)            (37,418)
Net change in Visa borrowing                         (1,065)                385
                                                  ---------           ---------
                                                  $ 644,085           $ 798,879
                                                  =========           =========

NOTE 11  -   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

             In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

NOTE 11  -   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - (Continued)

             The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

                                                                       CONTRACTUAL AMOUNT
                                                                       AS OF DECEMBER 31,
                                                                   ---------------------------
                                                                      1995            1994
                                                                   -----------      ----------
Financial instruments whose contract amounts represent credit risk:
   Commitments to extend credit:
       Commercial real estate and construction
          loan commitments                                         $ 7,003,846      $2,879,374
       Revolving lines secured by residential
          properties                                                   237,447         180,552
       Credit card lines of credit                                     922,573         836,540
       Other unused commitments                                      3,049,428       2,562,748
   Letters of credit                                                   209,306         191,100
                                                                   -----------      ----------
                                                                   $11,422,600      $6,650,314
                                                                   ===========      ==========

             Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.

             Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 12 -    CONCENTRATIONS OF CREDIT RISK

             All of the Bank's loans, commitments, commercial letters of credit, and standby letters of credit have been granted to customers in the Bank's market area. The majority of such customers are also depositors of the Bank. Investments in state and municipal securities involve governmental entities within the Bank's geographical region. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 1995. The Bank's loan policy does not allow the extension of credit to any single borrower or group of related borrowers in excess of $300,000 without approval from the Board of Director's loan committee.

NOTE 13 -    COMMITMENTS AND CONTINGENCIES

         (a) Operating lease commitments - The approximate annual commitment for rentals under noncancellable operating leases is summarized as follows:

                                             LEASE     SUB-LEASE       NET
            YEARS ENDING DECEMBER 31,     COMMITMENT    INCOME     COMMITMENT
            -------------------------     ----------   ---------   ----------
                        1996               $169,515     $ 75,000     $ 94,515
                        1997                147,924       78,125       69,799
                        1998                147,924       81,250       66,674
                        1999                147,924       87,500       60,424
                        Thereafter          228,024       87,500      140,524
                                           --------     --------     --------
                                           $841,311     $409,375     $431,936
                                           ========     ========     ========

             Rental expense for all operating leases was $106,109 and $10,250 for the periods ended December 31, 1995 and 1994, respectively.

         (b) Legal contingencies - In the ordinary course of business, the Bank may become involved in litigation arising from normal bank activities. In the opinion of management and legal counsel, the ultimate disposition of these actions will not have a material adverse effect on the Bank's financial position or results of operations.

NOTE 14 -    CREDIT ARRANGEMENTS AND NOTE PAYABLE

             The Bank is a member of the Federal Home Loan Bank (FHLB) of Seattle. As a member, the Bank has a committed line of credit up to 10% of total assets. During 1994, the collateral arrangement was changed from physical possession to a blanket pledge agreement. Borrowings generally provide for interest at the then current published rates. The Bank had no borrowings outstanding from the FHLB at December 31, 1995 or 1994.

NOTE 14 -    CREDIT ARRANGEMENTS AND NOTE PAYABLE - (Continued)

             In December 1994, the Bancorp obtained a $1,500,000 note from Security State Bank. The note bears interest at prime (8.5% at December 31,
1994) and the final principal payment is due on December 15, 1999. Interest is paid quarterly, beginning on March 15, 1995, and principal is paid semi-annually beginning on June 15, 1995. The loan is secured by Bank of Vancouver stock.

             The scheduled repayment of long-term debt is as follows:

             YEARS ENDING DECEMBER 31,                   AMOUNT
             -------------------------                   ------
                       1996                            $  225,000
                       1997                               375,000
                       1998                               375,000
                       1999                               375,000
                                                       ----------
                                                       $1,350,000
                                                       ==========

NOTE 15 -    STOCK OPTION PLANS

             The Board of Directors and Stockholders adopted an Employee Stock Option Plan (the "Plan") in June 1989 for the benefit of the Bank's and Bancorp's key employees. Under the Plan, which offers both incentive and nonqualified stock options, the maximum number of shares which may be optioned and sold is 18,552 shares of Bancorp's outstanding common stock, subject to adjustment for changes in the Bank's capitalization. Options granted under the Plan are exercisable at any time by the grantee up to the 10th anniversary of the date of the grant. The option price for the shares of common stock to be issued under the Plan is established by the Board of Directors or its committee, but, in the case of incentive stock options, will be no less than the fair market value of the stock on the date of grant.

             In October 1989, the Bank entered into incentive and nonqualified stock option agreements with its President, pursuant to the Plan. Under the incentive stock option agreement, the President was given options to purchase 4,000 shares of the Bank's common stock at $25 per share for a 10-year period from the date of grant. Under the nonqualified stock option agreement, the President was given options to purchase up to 5,914 shares of common stock for $22 per share also for a 10-year period. As of December 31, 1995, the President had exercised no options to acquire Bank or Bancorp stock.

             In December 1992, an Incentive Stock Option and Nonstatutory Stock Option Plan was approved and adopted. This Plan provides nonstatutory stock options for both directors and employees as well as incentive stock options for employees of Bancorp. The maximum number of shares optioned and sold under this Plan is 30,000, subject to adjustment for changes in Bancorp's capitalization. Options granted under the Plan will be evidenced by Stock Option Agreements stipulating terms and conditions under which the options have been granted. All options under the Plan are exercisable by the grantees up to the 10th anniversary of the date of grant. However, incentive stock options do not become exercisable for a period of one year after the date of grant. In no event will the shares granted under either the nonstatutory or incentive.

options, be exercisable at prices less than 100% of the fair market value of the stock at the time of grant.

             In February 1993, the President and certain officers were granted incentive stock options to acquire 5,342 shares of common stock at a price of $30.51 per share. Simultaneously, nonstatutory stock options for 11,262 shares of common stock at $30.51 per share were granted to directors of the Bank. In December 1993, other officers were granted incentive options to acquire 3,128 shares of common stock at a price of $35.10. In June 1995, nonstatutory options to acquire 1,877 shares of common stock at a price of $40.76 were granted to a Director.

             In 1995, nonstatutory stock options for 1,877 shares were exercised by a Bank director and resulted in the recognition of $57,261 of additional capital.

             The following table summarizes options granted and exercisable as of December 31, 1995:

                                         NUMBER                      AMOUNT
                                        OF SHARES       PRICE      EXERCISABLE
                                        ---------       -----      -----------
         Incentive stock options:
           October 1989                     4,000       $25.00       $100,000
           February 1993                    5,342       $30.51        162,984
           December 1993                    3,128       $35.10        109,793

         Nonqualified/nonstatutory
              stock options:
           October 1989                     5,914       $22.00        130,108
           February 1993                   11,262       $30.51        343,604
           June 1995                        1,877       $40.76         76,506
                                                                     --------
                                                                     $922,995
                                                                     ========

NOTE 16 -    EMPLOYEE BENEFIT PLANS

             Effective January 1, 1992, the Bank adopted a Salary Savings Plan which allowed employees to defer certain amounts of compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. The Plan was amended and incorporated into an Employee Stock Ownership Plan (KSOP) on November 18, 1992. The KSOP is a deferred compensation plan in which Bank contributions are used to provide participating employees with stock in the Bank and in which employee contributions are made on a before-tax basis pursuant to provisions under Internal Revenue Code Section 401(k). Essentially all full-time employees over the age of 21 and meeting length of service requirements are eligible to participate in the Plan.

Employees may elect to contribute and defer, within statutory limits, up to 15% of their annual compensation into the Plan. Their contributions and those of the Bank will be invested by Plan Trustees into either an equity or general investment fund. The equity fund will focus on the acquisition of the Bancorp's common stock. The general investment fund will be a diversified portfolio.

             Employer contributions to the Plan are all discretionary and consist of basic, optional, and matching allocations. Employee contributions are fully vested at all times. Basic and optional contributions are primarily invested in Bancorp stock and fully vested when participating employees have six or more years of service. Matching contributions relate to employee salary reduction elections and contributions to the Plan. Matching contributions also vest when participating employees have six or more years of service. For the years ended December 31, 1995 and 1994, the Bank contributed cash of $36,502 and $24,571, respectively, into the KSOP.

             During 1992, the Bank also adopted and implemented an Executive Supplemental Income (ESI) Plan. The Plan was established to provide retirement benefits for officers key to the Bank's growth and profitability. The Plan, which covers certain executive officers, is being indirectly funded through the purchase of corporate owned life insurance. The accumulated asset value of acquired insurance policies will serve to pay future retirement benefits of covered executives. However, these future retirement benefits are earned through the working lifetime of covered executives and, once fully vested, are only equal to the excess of the cash value of the corporate life insurance policy over premiums paid by the Bank. As of December 31, 1995, the cash value of the policies approximated the total premiums paid and, therefore, no employee benefit obligation has been accrued.

             As of December 31, 1995 and 1994, the cash surrender value of the corporate owned life insurance policies was $616,192 and $448,740, respectively.

NOTE 17 -    OTHER OPERATING EXPENSES

             Other operating expenses consist of the following:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                       -------------------------
                                                         1995             1994
                                                       --------         --------
Taxes and fees                                         $ 97,593         $ 62,811
Directors' fees                                          72,402           55,375
Correspondent bank service charges                       32,451           32,443
Postage                                                  27,343           21,641
Armored car and courier                                  14,130           17,172
Dues, membership, and subscriptions                      17,997           15,819
Conventions and meetings                                  9,417           14,009
Telephone                                                16,099           10,459
Contributions                                            12,690            9,890
Education and staff development                          11,940            9,114
Other miscellaneous expenses                             59,571           25,687
                                                       --------         --------
                                                       $371,633         $274,420
                                                       ========         ========

NOTE 18 -    REGULATORY MATTERS

             The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 11.45% and 12.70%, respectively.

NOTE 19 -    SUBSEQUENT EVENT

             On February 15, 1996, Bancorp entered into a definitive agreement to merge with West Coast Bancorp (WCB). The agreement provides that, upon consummation of the merger, stockholders of Bancorp will receive WCB stock worth $11.6 million. Based upon the terms of the merger agreement, the exchange ratio is subject to the average price of WCB stock over a ten-day period prior to the closing of the merger. While it is anticipated that the merger will be completed in mid-1996, the acquisition is subject to certain conditions, including the approval of Bancorp's shareholders. If completed, it is expected the merger will be accounted for using the pooling of interests method. Transactions accounted for as a pooling of interests reflect the assets, liabilities, stockholders' equities, and results of operations of the separate entities as though the entities had been combined as of the earliest date reported.

                              GLOSSARY OF KEY TERMS


BHCA.................................   Bank Holding Company Act of 1956, as
                                        amended.

BANK.................................   Bank of Vancouver.

CFA..................................   Columbia Financial Advisors, Inc., VB's
                                        financial advisors.

CLOSING..............................   Closing of the Merger contemplated in
                                        the Merger Agreement.

CODE.................................   Internal Revenue Code of 1986, as
                                        amended.

DISSENTING SHARES....................   Those shares of VB Common Stock as to
                                        which shareholders have perfected their
                                        dissenters' rights pursuant to RCW
                                        23B.13.

EFFECTIVE DATE.......................   The date Closing of the Merger will
                                        occur.

EXCHANGE ACT.........................   Securities Exchange Act of 1934, as
                                        amended, and related rules and
                                        regulations.

EXCHANGE AGENT.......................   Individual designated by WCB and VB to
                                        handle the exchange of VB Common Stock
                                        for WCB Common Stock or cash (in the
                                        case of holders that would otherwise be
                                        entitled to a fractional share of WCB
                                        Common Stock).

FDIC.................................   Federal Deposit Insurance Corporation.

GAAP.................................   Generally accepted accounting
                                        principles, consistently applied.

HB...................................   HB Acquisition Corporation, a Washington
                                        bank holding company and wholly owned
                                        subsidiary of WCB.

MERGER...............................   The merger of VB with and into HB in
                                        accordance with the Merger Agreement.

MERGER AGREEMENT.....................   The Plan and Agreement of Reorganization
                                        and Merger, dated as of February 15,
                                        1996 among WCB, HB and VB.

OBCA.................................   The Oregon Business Corporations Act.

OREGON DEPARTMENT....................   The Oregon Department of Consumer and
                                        Business Services.

ORS..................................   Oregon Revised Statutes.

PRICING PERIOD.......................   The ten consecutive trading days ending
                                        on and including the fifth trading day
                                        preceding the Effective Date.

PROSPECTUS/PROXY STATEMENT...........   Prospectus/Proxy Statement which is to
                                        be mailed to VB's shareholders, together with any amendments and supplemental and supplementals to such prospectus/proxy statement.

PURCHASE PRICE.......................   The aggregate consideration payable by
                                        WCB to VB's shareholders in connection
                                        with the Merger, with an aggregate value equal to $11,581,000.

REGISTRATION STATEMENT...............   Registration Statement on Form S-4, of
                                        which this Prospectus/Proxy Statement
                                        forms a part, filed by WCB with the SEC
                                        for the purpose of registering shares of WCB Common Stock to be issued in the Merger.

REGULATORY APPROVALS.................   The required regulatory approvals of the
                                        transaction by the FRB and the
                                        Washington Director.

SEC..................................   Securities and Exchange Commission.

SECURITIES ACT.......................   Securities Act of 1933, as amended, and
                                        related rules and regulations.

STOCK OPTION AGREEMENT...............   Stock Option Agreement between WCB and
                                        VB, dated as of February 15, 1996.

TERMINATION DATE.....................   A date after October 31, 1996 in which
                                        Closing has not occurred.

RCW..................................   Revised Code of Washington.

VB...................................   Vancouver Bancorp, a Washington bank
                                        holding company.

VB COMMON STOCK......................   VB's Common Stock, $1.00 par value per
                                        share.

VB FINANCIAL SATEMENTS...............   VB's audited consolidated statements of
                                        financial condition as of December 31,
                                        1995 and 1994, and the related audited
                                        statements of income, changes in cash
                                        flows and stockholders' equity for each
                                        of the years ended December 31, 1995 and 1994.

WBCA.................................   The Washington Business Corporations
                                        Act.

WCB..................................   West Coast Bancorp, an Oregon bank
                                        holding company.

WCB COMMON STOCK.....................   WCB's Common Stock, no par value.

WCB FINANCIAL STATEMENTS.............   WCB's audited consolidated statements of
                                        financial condition as of December 31,
                                        1995 and 1994, and the related audited
                                        statements of income, changes in cash
                                        flows and shareholders' equity for each
                                        of the years ended December 31, 1995 and 1994.

WASHINGTON DIRECTOR..................   The Director of the Washington State
                                        Department of Financial Institutions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         WCB's Articles of Incorporation provide for indemnification, to the fullest extent permissible under the OBCA, of its directors against all expense, liability, and loss (including attorneys' fees incurred by him or her by reason of or arising from the fact that he or she is or was a director of WCB or is or was serving at WCB's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and these indemnification rights continue as to a person who has ceased to be a director, officer , partner, trustee, employee, or agent and inure to the benefit of his or her heirs, executors, and administrators. WCB's Articles of Incorporation authorize WCB, through its Bylaws, and the WCB Board to provide indemnification to WCB's officers, employees, and agents, to the extent permitted by law. WCB's Bylaws provide that WCB will indemnify its directors and officers to the full extent permitted by the OBCA. However, WCB will not provide indemnification when (a) a director or officer commits intentional misconduct or knowingly violates the law; (b) a director or officer is adjudged liable to WCB in a proceeding by or in the right of WCB; or (c) a director or officer is adjudged liable in any proceeding charging improper personal benefit on the basis that the director or officer improperly received a personal benefit. Indemnification rights and procedures, including entitlements to advanced expenses, are set forth in more detail in WCB's Bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The exhibits are listed on the accompanying "Exhibit Index".

         (b) Financial Statement Schedules.

         (c) The opinion of the financial advisor is set forth as Appendix C to this Prospectus/Proxy Statement

ITEM 22.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                 (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) Include any additional or changed information on the plan of distribution;

             (2) For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

             (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon on April 19, 1996.

                                 WEST COAST BANCORP

                                 By: /s/ Rodney B. Tibbatts
                                     -------------------------------------------
                                     Rodney B. Tibbatts
                                     Co-President and Co-Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes and appoints Victor L. Bartruff, Rodney B. Tibbatts, Donald A. Kalkofen and Cora
A. Hallauer, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

         Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on the 19th day of April, 1996.

      Signature                    Title

 /s/ Victor L. Bartruff            Co-President and Co-Chief Executive Officer
- ----------------------------       and Director (Co-Principal Executive Officer)
Victor L. Bartruff

 /s/ Rodney B. Tibbatts            Co-President and Co-Chief Executive Officer
- ----------------------------       and Director (Co-Principal Executive Officer)
Rodney B. Tibbatts

 /s/ Donald A. Kalkofen            Treasurer and Chief Financial Officer
- ----------------------------       (Principal Financial and Accounting Officer)
Donald A. Kalkofen

 /s/ Lester D. Green               Chairman of the Board
- ----------------------------
Lester D. Green

 /s/ Gary D. Putnam                Vice Chairman of the Board
- ----------------------------
Gary D. Putnam

 /s/ Lloyd D. Ankeny               Director
- ----------------------------
Lloyd D. Ankeny

 /s/ Phillip G. Bateman            Director
- ----------------------------
Phillip G. Bateman

                                   Director
- ----------------------------
Chester C. Clark

                                   Director
- ----------------------------
Stanley M. Green

 /s/ William B. Loch               Director
- ----------------------------
William B. Loch

 /s/ Jack E. Long                  Director
- ----------------------------
Jack E. Long

 /s/ C. Douglas McGregor           Director
- ----------------------------
C. Douglas McGregor

 /s/ Robert D. Morrison            Director
- ----------------------------
Robert D. Morrison

 /s/ J. F. Ouderkirk               Director
- ----------------------------
J. F. Ouderkirk

                                  EXHIBIT INDEX

Exhibit
Number         Description of Exhibits

2.1 Plan and Agreement of Reorganization and Merger among WCB, HB and VB dated as of February 15, 1996, as amended (included in this Registration Statement as Appendix A to the Prospectus/Proxy Statement, which is incorporated herein by reference).

5.1            Opinion of Graham & Dunn, P.C. as to the legality of securities.

8.1 Opinion of Graham & Dunn, P.C. as to federal income tax consequences.

10.1 Stock Option Agreement between WCB and VB dated as of February 15, 1996 (included in this Registration Statement as Appendix B to the Prospectus/Proxy Statement).

10.2 Employment Agreement between VB and Lee S. Stenseth, ratified by WCB, dated as of February 15, 1996.

10.3 Form of Noncompetition Agreement among WCB, VB and each director of VB, respectively, dated as of February 15, 1996.

23.1           Consent of Graham & Dunn, P.C. (contained in its opinion filed as
               Exhibit 5.1).

23.2           Consent of Graham & Dunn, P.C. as to its tax opinion.

23.3           Consent of Arthur Andersen LLP, WCB's independent auditors.

23.4           Consent of Moss Adams LLP, VB's independent auditors.

23.5 Consent of Columbia Financial Advisors, Inc. (contained in its opinion included in this Registration Statement as Appendix D to the Prospectus/Proxy Statement).

24.1 Power of Attorney (included in signature page to Registration Statement) and certified resolutions of the WCB Board.

99.1 Opinion of Columbia Financial Advisors, Inc. (included in this Registration Statement as Appendix D to the Prospectus/Proxy Statement).

99.2           Form of proxy to be mailed to the shareholders of VB.

99.3           Rule 438 Consent of James J. Pomajevich.

- -------------------------

                                                                      APPENDIX A

================================================================================


                PLAN AND AGREEMENT OF REORGANIZATION AND MERGER

                                    BETWEEN

                              WEST COAST BANCORP,

                          HB ACQUISITION CORPORATION,

                                      AND

                               VANCOUVER BANCORP

================================================================================



                         DATED AS OF FEBRUARY 15, 1996

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1.                 TERMS OF TRANSACTION...........................    2

1.1.     Transaction......................................................    2

1.2.     Merger...........................................................    2

         1.2.1.            Closing of the Merger..........................    3

         1.2.2.            The Bank.......................................    3

1.3.     Consideration....................................................    3

         1.3.1.            Amount of Consideration........................    3

         1.3.2.            Form of Consideration..........................    4

         1.3.3.            Average Closing Price..........................    4

         1.3.4.            Daily Sales Price..............................    4

         1.3.5.            No Fractional Shares...........................    4

         1.3.6.            Effect on HB Shares............................    4

         1.3.7.            Options........................................    5

         1.3.8.            Certificates...................................    5

1.4.     Payment to Dissenting Shareholders...............................    6

1.5.     Alternative Structures...........................................    6

1.6.     Letter of Transmittal............................................    7

1.7.     Undelivered Certificates.........................................    7

1.8.     Stock Option Agreement...........................................    7

SECTION 2.                 CLOSING OF THE TRANSACTION.....................    7

2.1.     Closing..........................................................    7

2.2.     Events of Closing................................................    8

2.3.     Place of Closing.................................................    8

SECTION 3.                 REPRESENTATIONS AND WARRANTIES.................    8

3.1.     Representations and Warranties of WCB, HB, and VB................    8

         3.1.1.            Corporate Organization and Qualification.......    8

         3.1.2.            Subsidiaries.....................................   9

         3.1.3.            Capital Stock....................................   9

         3.1.4.            Corporate Authority..............................  12

         3.1.5.            Reports and Financial Statements.................  12

         3.1.6.            Absence of Certain Events and Changes............  15

         3.1.7.            Material Agreements..............................  15

         3.1.8.            Knowledge as to Conditions.......................  16

         3.1.9.            Brokers and Finders..............................  16

3.2.     Additional Representations and Warranties of VB....................  16

         3.2.1.            Governmental Filings; No Violations..............  16

         3.2.2.            Asset Classification.............................  17

         3.2.3.            Properties.......................................  17

         3.2.4.            Compliance with Laws.............................  18

         3.2.5.            Litigation.......................................  19

         3.2.6.            Taxes............................................  19

         3.2.7.            Insurance........................................  21

         3.2.8.            Labor Matters....................................  21

         3.2.9.            Employee Benefits................................  21

         3.2.10.           Environmental Matters............................  25

3.3.     Exceptions to Representations and Warranties.......................  27

         3.3.1.            Disclosure of Exceptions.........................  27

         3.3.2.            Nature of Exceptions.............................  27

SECTION 4.                 CONDUCT AND TRANSACTIONS BEFORE CLOSING..........  28

4.1.     Conduct of VB's Business Before Closing............................  28

         4.1.1.            Availability of VB's Books, Records and
                           Properties.......................................  28

         4.1.2.            Ordinary and Usual Course........................  28

         4.1.3.            Conduct Regarding Representations and
                           Warranties.......................................  29

         4.1.4.            Maintenance of Properties........................  29

         4.1.5.            Preservation of Business Organization............  30

         4.1.6.            Senior Management................................  30

         4.1.7.            Compensation.....................................  30

         4.1.8.            Update of Financial Statements...................  30

         4.1.9.            No Solicitation..................................  31

         4.1.10.           Status of Title/Leasehold Interests..............  31

         4.1.11.           Review of Loans..................................  31

4.2.     Registration Statement or Fairness Hearing.........................  31

         4.2.1.            Registration Statement...........................  32

         4.2.2.            Fairness Hearing.................................  33

4.3.     Submission to Regulatory Authorities...............................  34

4.4.     Announcements......................................................  34

4.5.     Consents...........................................................  34

4.6.     Further Actions....................................................  35

4.7.     Notice.............................................................  35

4.8.     Confidentiality....................................................  35

4.9.     Affiliate Letters..................................................  35

4.10. Update of Financial Statements........................................  35

4.11.  Availability of WCB's Books, Records and Properties..................  36

4.12.  VB Debt Outstanding..................................................  36

SECTION 5.                 APPROVALS AND CONDITIONS.........................  36

5.1.     Required Approvals.................................................  36

5.2.     Conditions to Obligations of WCB and HB............................  36

         5.2.1.            Representations and Warranties...................  36

         5.2.2.            Compliance.......................................  37

         5.2.3.            No Material Adverse Effect.......................  37

         5.2.4.            Financial Condition..............................  37

         5.2.5.            Release of Pledge................................  38

         5.2.6.            No Change in Loan Review.........................  38

         5.2.7.            No Governmental Proceedings......................  38

         5.2.8.            Approval by Counsel..............................  38

         5.2.9.            Receipt of Title Policy..........................  38

         5.2.10.           Corporate and Shareholder Action.................  38

         5.2.11.           Tax Opinion......................................  38

         5.2.12.           Opinion of Counsel...............................  39

         5.2.13.           Cash Paid........................................  39

         5.2.14.           Affiliate Letters................................  39

         5.2.15.           Registration Statement/Fairness Hearing..........  40

         5.2.16.           Consents.........................................  40

         5.2.17.           Fairness Opinion.................................  40

         5.2.18.           VB Director to Serve on WCB Board................  40

         5.2.19.           Accounting Treatment.............................  40

         5.2.20.           Solicitation of Employees........................  40

         5.2.21.           Other Matters....................................  40

5.3.     Conditions to VB's Obligations.....................................  41

         5.3.1.            Representations and Warranties...................  41

         5.3.2.            Compliance.......................................  41

         5.3.3.            No Material Adverse Effect.......................  41

         5.3.4.            No Governmental Proceedings......................  41

         5.3.5.            Corporate and Shareholder Action.................  41

         5.3.6.            Tax Opinion......................................  41

         5.3.7.            Opinion of Counsel...............................  41

         5.3.8.            Cash Paid........................................  42

         5.3.9.            Registration Statement...........................  42

         5.3.10.           VB Director to Serve on WCB Board................  43

         5.3.11.           Approval by Counsel..............................  43

         5.3.12.           Other Matters....................................  43

SECTION 6.                 DIRECTORS, OFFICERS AND EMPLOYEES................  43

6.1.     Directors..........................................................  43

6.2.     Employment Agreement...............................................  43

6.3.     Director and Ex-officio Member Appointed...........................  43

6.4.     Employees..........................................................  44

6.5.     Employee Benefit Issues............................................  44

         6.5.1.            Comparability of Benefits........................  44

         6.5.2.            Transfer or Merger of Group Plan.................  44

         6.5.3.            No Contract Created..............................  44

SECTION 7.                 TERMINATION OF AGREEMENT AND ABANDONMENT
                           OF TRANSACTION...................................  44

7.1.     Termination by Reason of Lapse of Time.............................  44

7.2.     Other Grounds for Termination......................................  45

         7.2.1.            Mutual Consent...................................  45

         7.2.2.            Conditions of VB Not Met.........................  45

         7.2.3.            VB Fails to Recommend Stockholder Approval or
                           Triggering Event Occurs..........................  45

         7.2.4.            Conditions of WCB or HB Not Met..................  45

         7.2.5.            Decline in Value of WCB Stock....................  45

         7.2.6.            Impracticability.................................  47

7.3.     Cost Allocation Upon Termination...................................  48

SECTION 8.                 MISCELLANEOUS....................................  48

8.1.     Notices............................................................  48

8.2.     Waivers and Extensions.............................................  48

8.3.     General Interpretation.............................................  49

8.4.     Construction and Execution in Counterparts.........................  49

8.5.     Survival of Representations, Warranties, and Covenants.............  49

8.6.     Attorneys' Fees and Costs..........................................  49

8.7.     Arbitration........................................................  50

8.8.     Governing Law......................................................  50

8.9.     Severability.......................................................  50

SECTION 9.                 AMENDMENTS.......................................  50

9.1.     Board Action.......................................................  50

SCHEDULES:

SCHEDULE 1        Exceptions to Representations and Warranties
SCHEDULE 2        Offices
SCHEDULE 3        Subsidiaries
SCHEDULE 4        WCB and VB Stock Plans
SCHEDULE 5        Material Contracts
SCHEDULE 6        VB's Required Third Party Consents
SCHEDULE 7        Asset Classification List
SCHEDULE 8        VB's Property Encumbrances
SCHEDULE 9        VB's and the Bank's Offices and Branches
SCHEDULE 10       VB's Compliance with Laws
SCHEDULE 11       VB's Litigation Disclosure
SCHEDULE 12       VB's and The Bank's Insurance Policies
SCHEDULE 13       VB's Employee Benefit Plans
SCHEDULE 14       Index Group

            [SCHEDULES NOT INCLUDED BUT ARE AVAILABLE UPON REQUEST]

                                    INDEX OF
                                  DEFINITIONS

================================================================================
TERMS                                                           SECTION
- --------------------------------------------------------------------------------
Acquisition Proposal                                            7.2.5
- --------------------------------------------------------------------------------
Agreement                                                       Intro. Paragraph
- --------------------------------------------------------------------------------
Asset Classification                                            3.2.2
- --------------------------------------------------------------------------------
Average Closing Price                                           1.3.3
- --------------------------------------------------------------------------------
Bank                                                            Recital A
- --------------------------------------------------------------------------------
BHCA                                                            Recital A
- --------------------------------------------------------------------------------
Closing                                                         1.2.1
- --------------------------------------------------------------------------------
Combined Corporation                                            Recital B.1
- --------------------------------------------------------------------------------
Compensation Plans                                              3.2.9.(b)
- --------------------------------------------------------------------------------
Continuing Employees                                            6.4
- --------------------------------------------------------------------------------
Contracts                                                       3.2.1.(b)
- --------------------------------------------------------------------------------
Core Deposits                                                   5.2.4.(b)
- --------------------------------------------------------------------------------
Daily Sales Price                                               1.3.4
- --------------------------------------------------------------------------------
Determination Date                                              7.2.5.(a)
- --------------------------------------------------------------------------------
Dissenting Shares                                               1.4
- --------------------------------------------------------------------------------
Effective Date                                                  2.1
- --------------------------------------------------------------------------------
Employees                                                       3.2.9.(b)
- --------------------------------------------------------------------------------
Environmental Laws                                              3.2.10.(a)(2)
- --------------------------------------------------------------------------------
ERISA                                                           3.2.9
- --------------------------------------------------------------------------------
ERISA Affiliate                                                 3.2.9.(d)
- --------------------------------------------------------------------------------
ESI Plan                                                        3.2.9.(j)
- --------------------------------------------------------------------------------
Exchange Act                                                    3.1.5.(b)
- --------------------------------------------------------------------------------
Exchange Agent                                                  1.3.8.(a)
- --------------------------------------------------------------------------------
Executive Officer                                               3.1.5.(e)
- --------------------------------------------------------------------------------
FAS                                                             5.2.4.(a)
- --------------------------------------------------------------------------------
FDIA                                                            3.1.2.(b)
- --------------------------------------------------------------------------------
FDIC                                                            3.1.2.(b)
- --------------------------------------------------------------------------------
Federal Reserve Board                                           Recital D
- --------------------------------------------------------------------------------

================================================================================
TERMS                                                           SECTION
- --------------------------------------------------------------------------------
Financial Statements                                            3.1.5.(d)(1)
- --------------------------------------------------------------------------------
GAAP                                                            3.1.5.(d)
- --------------------------------------------------------------------------------
Governmental Entity                                             3.2.1.(a)
- --------------------------------------------------------------------------------
Hazardous Substances                                            3.2.10.(a)(3)
- --------------------------------------------------------------------------------
Hearing                                                         4.2.2.(a)(1)
- --------------------------------------------------------------------------------
HB                                                              Intro. Paragraph
- --------------------------------------------------------------------------------
Index Differential                                              7.2.5.(d)(2)
- --------------------------------------------------------------------------------
Index Group                                                     7.2.5.(d)(3)
- --------------------------------------------------------------------------------
Index Price                                                     7.2.5.(d)(1)
- --------------------------------------------------------------------------------
IRC                                                             Recital H
- --------------------------------------------------------------------------------
Liens                                                           3.1.3.(a)(5)
- --------------------------------------------------------------------------------
Material Adverse Effect                                         3.1.6
- --------------------------------------------------------------------------------
Merger                                                          Recital B
- --------------------------------------------------------------------------------
Modified Average Closing Price                                  7.2.5.(a)(1)
- --------------------------------------------------------------------------------
Oregon Director                                                 4.2.2.(a)(1)
- --------------------------------------------------------------------------------
Pension Plan                                                    3.2.9.(c)
- --------------------------------------------------------------------------------
Plan of Exchange                                                4.2.2.(a)(2)
- --------------------------------------------------------------------------------
Plan or Plans                                                   3.2.9.(a)
- --------------------------------------------------------------------------------
Postponed Effective Date                                        7.2.5.(b)
- --------------------------------------------------------------------------------
Property                                                        4.1.10
- --------------------------------------------------------------------------------
Prospectus/Proxy Statement                                      4.2.1.(a)(1)
- --------------------------------------------------------------------------------
Proxy/Disclosure Statement                                      4.2.2.(a)(3)
- --------------------------------------------------------------------------------
Purchase Price                                                  1.3.1
- --------------------------------------------------------------------------------
Registration Statement                                          4.2.1.(a)(1)
- --------------------------------------------------------------------------------
Regulatory Approvals                                            Recital D
- --------------------------------------------------------------------------------
Reports                                                         3.1.5.(b)
- --------------------------------------------------------------------------------
SEC                                                             3.1.5.(a)
- --------------------------------------------------------------------------------
Securities Act                                                  3.1.5.(b)
- --------------------------------------------------------------------------------
Securities  Laws                                                3.1.5.(b)
- --------------------------------------------------------------------------------
Stock Option Agreement                                          Recital G
- --------------------------------------------------------------------------------
Subject Property                                                3.2.10.(a)(1)
- --------------------------------------------------------------------------------

================================================================================
TERMS                                                           SECTION
- --------------------------------------------------------------------------------
Subsequent VB/Bank Financial Statements                         3.1.5.(d)(5)
- --------------------------------------------------------------------------------
Subsequent WCB Financial Statements                             3.1.5.(d)(3)
- --------------------------------------------------------------------------------
Tax                                                             3.2.6
- --------------------------------------------------------------------------------
Termination Date                                                2.1
- --------------------------------------------------------------------------------
Transaction                                                     1.1
- --------------------------------------------------------------------------------
VB                                                              Intro. Paragraph
- --------------------------------------------------------------------------------
VB/Bank Financial Statements                                    3.1.5.(d)(4)
- --------------------------------------------------------------------------------
VB Options                                                      1.3.7
- --------------------------------------------------------------------------------
VB Stock Plans                                                  3.1.3.(b)(2)
- --------------------------------------------------------------------------------
WCB                                                             Intro. Paragraph
- --------------------------------------------------------------------------------
WCB Common Stock                                                3.1.3.(a)(1)
- --------------------------------------------------------------------------------
WCB Financial Statements                                        3.1.5.(d)(2)
- --------------------------------------------------------------------------------
WCB Preferred Stock                                             3.1.3.(a)(1)
- --------------------------------------------------------------------------------
WCB Shares                                                      1.3.2
- --------------------------------------------------------------------------------
WCB Stock Plans                                                 3.1.3.(a)(2)
================================================================================

                PLAN AND AGREEMENT OF REORGANIZATION AND MERGER
                                    BETWEEN
                WEST COAST BANCORP, HB ACQUISITION CORPORATION,
                                      AND
                               VANCOUVER BANCORP

         This Plan and Agreement of Reorganization and Merger ("Agreement"), dated as of February 15, 1996, is between WEST COAST BANCORP ("WCB"), an Oregon corporation, HB ACQUISITION CORPORATION ("HB"), a Washington corporation, and VANCOUVER BANCORP ("VB"), a Washington corporation.

                                    PREAMBLE

         The management of WCB and VB believe that the merger of VB with and into HB, on the terms and conditions set forth in this Agreement, is in the best interests of the stockholders of WCB and VB.

                                    RECITALS

A. THE PARTIES. WCB is a corporation duly organized and validly existing under Oregon law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). WCB's principal offices are located in Lake Oswego, Oregon. WCB owns all of the outstanding shares of common stock of HB, The Bank of Newport, The Commercial Bank, Valley Commercial Bank and West Coast Mortgage, Inc. HB is a corporation duly organized and validly existing under Washington law. HB's principal offices are located in Seattle, Washington. VB is a corporation duly organized and validly existing under Washington law and is a registered bank holding company under the BHCA. VB's principal offices are located in Vancouver, Washington. VB owns all of the outstanding shares of common stock of the Bank of Vancouver ("Bank").

B.       THE MERGER.  At the Effective Date, the following will occur:

         1. VB will merge with and into HB ("Merger") and HB will be the surviving corporation under the name HB ("Combined Corporation").

         2. Except as otherwise provided in this Agreement, the outstanding shares of VB Common Stock will be converted into the right to receive shares of WCB Common Stock.

C. BOARD APPROVALS. The respective boards of directors of WCB, HB, and VB have approved this Agreement and authorized its execution and delivery.

D.       OTHER APPROVALS.  The Merger is subject to:

         1.       satisfaction of the conditions described in this Agreement;

         2.       approval by the shareholders of VB;

         3.       approval by WCB as the sole shareholder of HB; and

         4. approval or acquiescence, as appropriate, by (i) the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and (ii) the Director of the Washington Department of Financial Institutions (collectively, "Regulatory Approvals").

E. EMPLOYMENT AGREEMENT. WCB has entered into an employment agreement with Lee S. Stenseth, President and Chief Executive Officer of the Bank, which will take effect on the Effective Date.

F. DIRECTOR NONCOMPETITION AGREEMENT. Each Director of VB and the Bank's board of directors has signed a Director Noncompetition Agreement. These noncompetition agreements will take effect on the Effective Date.

G. STOCK OPTION AGREEMENT. As an inducement to and condition of WCB's execution of this Agreement, VB has approved the grant of an option to WCB under the Stock Option Agreement, as provided in Subsection 1.8.

H. INTENTION OF THE PARTIES. The parties intend the Merger to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Merger to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("IRC").

                                   AGREEMENT

         In consideration of the mutual promises set forth in this Agreement, WCB, HB, and VB agree as follows:

                                   SECTION 1.
                              TERMS OF TRANSACTION

         1.1. TRANSACTION. Subject to the terms and conditions set forth in this Agreement and in the other documents referred to in this Agreement, VB will merge with and into HB in the Merger. The term "Transaction" means the Merger transaction contemplated by this Agreement, subject to any modifications WCB elects in accordance with Subsection 1.5.

         1.2. MERGER. On the Effective Date, VB will merge with and into HB, with HB being the surviving corporation ("Combined Corporation"), in accordance with the provisions of, and with

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         the effect provided in RCW Title 23B. On the Effective Date, the articles of incorporation and bylaws of the Combined Corporation will be the articles of incorporation and bylaws of HB in effect immediately before the Effective Date. On the Effective Date, the directors and officers of HB will become the directors and officers of the Combined Corporation. On the Effective Date, HB's shares then issued and outstanding will become issued and outstanding shares of the Combined Corporation. The Combined Corporation's name will be HB, and VB's principal office before the Merger will be the Combined Corporation's principal office.

                  1.2.1. CLOSING OF THE MERGER. Closing of the Transaction will take place in accordance with Section 2 ("Closing"). Except for Dissenting Shares, all shares of VB Common Stock issued and outstanding immediately before Closing will be converted into the right to receive the consideration described in Subsection 1.3 at Closing, by virtue of the Merger and under RCW 23B, without any action on the holder's part.

                  1.2.2. THE BANK. By virtue of the Merger, the Bank will become the Combined Corporation's wholly owned subsidiary. On the Effective Date, the Bank's board of directors will be all directors who are the Bank's directors immediately before the Merger plus one additional WCB director designated by WCB. These directors will serve on the Bank's board of directors until the next annual meeting of the Bank's shareholders or until their successors have been elected and qualified. At the 1997 annual meeting of the Bank's shareholders, the directors then serving on the Bank's board of directors may propose a slate of directors for election to the Bank's board. WCB, as the Bank's sole shareholder, will elect these proposed directors to serve on the Bank's board of directors until the 1998 annual meeting of the Bank's shareholders, but WCB may refuse to elect any of these proposed directors if WCB has good cause to do so. Nothing in this Subsection 1.2.2 or this Agreement restricts in any way any rights of the Bank's shareholders and directors at any time after the Effective Date to nominate, elect, select, or remove the Bank's directors.

         1.3.     CONSIDERATION.

                  1.3.1. AMOUNT OF CONSIDERATION. Except as otherwise provided in Subsection 1.4, the aggregate consideration ("Purchase Price") VB's stockholders will be entitled to receive from WCB in connection with the Transaction will be WCB Common Stock with an aggregate value equal to $11,581,000, as calculated in accordance with Subsection 1.3.2.

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                  1.3.2. FORM OF CONSIDERATION. Subject to the terms, conditions and limitations set forth in this Agreement, holders of VB Common Stock will be entitled to exchange their VB Common
                  Stock shares for WCB Common Stock shares, upon surrender of the holder's certificate or certificates in accordance with Subsection 1.3.8. Each holder, in exchange for each share of VB Common Stock the stockholder holds of record on the Effective Date, will be entitled to receive that number of shares of WCB Stock calculated by dividing the Purchase Price by the Average Closing Price (or the Modified Average Closing Price in the circumstances specified in Subsection 7.2.5), and by further dividing the number so reached by the aggregate number of shares of VB Common Stock that on the Effective Date are either (i) issued and outstanding or (ii) subject to unexercised options. The shares of WCB Common Stock to be issued to VB Shareholders under this Agreement in connection with the Transaction are referred to as the "WCB Shares."

                  1.3.3. AVERAGE CLOSING PRICE. For the purpose of this Agreement, the "Average Closing Price" means the average (rounded to the nearest penny) of each Daily Sales Price of WCB stock for the ten consecutive trading days ending on and including the fifth trading day preceding the Effective Date. But, if this average is less than $15.30, the Average Closing Price will be $15.30, and if this average is more than $18.70, the Average Closing Price will be $18.70. All prices per share under this Subsection 1.3.3 will be appropriately adjusted to account for stock dividends, split-ups, mergers, combinations, conversions, share exchanges or the like.

                  1.3.4. DAILY SALES PRICE. For the purposes of this Agreement, "Daily Sales Price" means for any trading day, the arithmetic average (unrounded) of the closing bid and asked prices of WCB stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence of this source, by any other source that WCB and VB mutually agree on.

                  1.3.5. NO FRACTIONAL SHARES. WCB will not issue fractional shares of WCB Common Stock. In lieu of fractional shares of WCB Common Stock, if any, each shareholder of VB who is otherwise entitled to receive a fractional share of WCB Common Stock will receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest will not include the right to vote or receive dividends or any interest on dividends.

                  1.3.6. EFFECT ON HB SHARES. HB's Common Stock shares issued and outstanding immediately before the Effective Date will remain outstanding and unchanged after the

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                  Transaction. After the Transaction, these shares will
                  constitute all of the issued and outstanding shares of the capital stock of the Combined Corporation.

                  1.3.7. OPTIONS. For purposes of this Agreement, the term "VB Options" means options issued by VB or the Bank in accordance with its employee and director stock option plans. Each holder of these VB Options will be entitled to receive, in exchange for all of his VB Options, options to purchase that number of WCB Common Stock shares to which such holder would have been entitled under Subsection 1.3.2 if such holder had exercised such VB Options immediately before Closing. All such options will be subject to the same terms as the VB Options exchanged in accordance with this Subsection 1.3.7.

                  1.3.8.            CERTIFICATES.

                           (a) Surrender of Certificates. Each certificate evidencing VB Common Stock (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive WCB Common Stock or cash in accordance with the provisions of this Subsection 1.3, until the VB stockholder surrenders the certificate to an agent designated by WCB and VB to effect the exchange of VB Common Stock for WCB Common Stock or cash ("Exchange Agent"), together with a properly completed and executed form of transmittal letter. Until any such certificate evidencing VB Common Stock is so surrendered, the holder of such VB Common Stock will not have any right to receive any certificates evidencing WCB Common Stock or cash in lieu of fractional shares.

                           (b) Issuance of Certificates in Other Names. If any certificate evidencing WCB Common Stock is to be issued in a name other than that in which the certificate(s) for VB Common Stock surrendered in exchange is registered, the person requesting this exchange must first:
                                    (1) establish the right to receive the
                                    certificate evidencing WCB Common Stock and
                                    (2) either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                           (c)      Lost, Stolen, and Destroyed Certificates.
                                    If the Exchange Agent receives: (1)
                                    satisfactory evidence of VB Common Stock ownership represented by a missing certificate and (2) any indemnification assurances that the Exchange Agent may require from persons claiming such ownership, the Exchange Agent will be authorized to issue WCB Common Stock for any VB Common Stock certificate that has been lost, stolen or destroyed.

                           (d)      Rights to Dividends and Distributions.
                                    After the Effective Date, no holder of a certificate evidencing shares of VB Common Stock will be entitled to receive any dividends or other distributions otherwise payable to holders of record of WCB Common Stock on any date after the Effective Date unless the holder (1) is entitled to receive WCB Common Stock and (2) has surrendered his or her certificates evidencing shares of VB Common Stock in exchange for WCB Common Stock. This surrender of certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive for a date before this surrender as a record holder of VB Common Stock. When the holder surrenders his or her certificates, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Date on the whole number of shares of WCB Common Stock the holder's VB Common Stock was converted into at the Effective Date.

                           (e) Checks in Other Names. If any check for cash in lieu of fractional shares is to be issued in a name other than the name that the VB Common Stock certificate surrendered in exchange for cash is registered in, the person requesting the exchange must establish the right to receive this cash.

         1.4. PAYMENT TO DISSENTING SHAREHOLDERS. For purposes of this Agreement, "Dissenting Shares" means those shares of VB Common Stock as to which shareholders have perfected their dissenters' rights under RCW 23B.11.070(2)(b) and RCW 23B.13. Each outstanding dissenting share of VB Common Stock will be converted at Closing into the rights provided under RCW 23B.11.070(2)(b) and RCW 23B.13.

         1.5. ALTERNATIVE STRUCTURES. Subject to the conditions set forth below, WCB may, within 60 days of the execution of this Agreement and in its sole discretion, elect to consummate the Transaction by means other than those specified in this

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
         Section 1. If WCB so elects, any means, procedures or amendments necessary or desirable to consummate the Transaction, in the opinion of WCB's counsel, will supersede any conflicting, undesirable or unnecessary provisions of this Agreement; but, unless this Agreement is amended in accordance with Section 9, the following conditions will apply: (1) the type and amount of consideration set forth in Subsection
         1.3 will not be modified and (2) the tax consequences to VB and its shareholders will not be adversely affected. If WCB elects an alternative structure under this Subsection 1.5, VB will cooperate with and assist WCB with the following: (1) any amendments to this Agreement necessary or desirable in the opinion of WCB's counsel and (2) the preparation and filing of any applications, documents, instruments and notices necessary or desirable, in the opinion of WCB's counsel, to obtain the necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

         1.6. LETTER OF TRANSMITTAL. WCB will prepare a transmittal letter form reasonably acceptable to VB for use by shareholders holding VB Common Stock. Certificates representing shares of VB Common Stock must be delivered for payment in the manner provided in the transmittal letter form. On or about the Effective Date, WCB will mail the transmittal letter form to VB shareholders.

         1.7. UNDELIVERED CERTIFICATES. If outstanding certificates for VB Common stock are not surrendered or the payment for them is not claimed before such payments would escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of WCB (and to the extent not in its possession will be paid over to WCB), free and clear of all claims or interests of any person previously entitled to such items. Notwithstanding the foregoing, neither WCB nor any other party to this Agreement will be liable to any holder of VB Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items under the abandoned property or other applicable law of the jurisdiction, and WCB will pay no interest on amounts owed to shareholders for shares of VB Common Stock.

         1.8. STOCK OPTION AGREEMENT. As a condition to the execution of this Agreement, WCB and VB will sign a Stock Option Agreement of even date with this Agreement.

                                   SECTION 2.
                           CLOSING OF THE TRANSACTION

         2.1. CLOSING. Closing will occur on the Effective Date (or the Postponed Effective Date if Subsection 7.2.5.(b) applies). If Closing does not occur on or before October 31, 1996 ("Termination Date"), either WCB or VB may terminate this

         Agreement in accordance with Section 7. Unless WCB and VB agree upon another date, the Effective Date will be a date selected by WCB and within five (5) business days after the following:

                  (a) each condition precedent set forth in Section 5 has been either fulfilled or waived; and

                  (b) each approval required by Section 5 has been granted, and all applicable waiting periods have expired.

         2.2. EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or before the Effective Date, then the Transaction will not occur unless the adversely affected party waives the default.

         2.3. PLACE OF CLOSING. Unless WCB and VB agree otherwise, the Closing will occur at the corporate office of WCB, Lake Oswego, Oregon at 10:00 a.m. on the Effective Date, or any other time during normal business hours WCB and VB may agree on.

                                   SECTION 3.
                         REPRESENTATIONS AND WARRANTIES

         3.1. REPRESENTATIONS AND WARRANTIES OF WCB, HB, AND VB. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, WCB and HB each represent and warrant to VB, and VB represents and warrants to WCB and HB, the following:

                  3.1.1.            CORPORATE ORGANIZATION AND QUALIFICATION.

                           (a) It is a corporation duly organized and validly existing under the State laws of either Washington or Oregon, and its activities do not require it to be qualified in any foreign jurisdiction.

                           (b) It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted.

                           (c) The location of each of its offices is listed in Schedule 2.

                           (d) It has made available to the other parties to this Agreement a complete and correct copy of its articles of incorporation and bylaws, each

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
                                    as amended to date and currently in full force and effect.

                  3.1.2.            SUBSIDIARIES.

                           (a) Schedule 3 lists all of its subsidiaries and the percent of its stock-ownership of these subsidiaries, as of the date of this Agreement.

                           (b)      Each of its depository institution
                                    subsidiaries is an "insured depository
                                    institution," as defined in the Federal
                                    Deposit Insurance Act ("FDIA") and
                                    applicable regulations under the FDIA,
                                    having deposits insured by the Federal
                                    Deposit Insurance Corporation ("FDIC"),
                                    subject to applicable FDIC coverage
                                    limitations.

                           (c) Each of its subsidiaries is: (1) either a commercial bank or a corporation; (2) duly organized and validly existing under the State laws of either Washington or Oregon; and (3) qualified to do business and in good standing in each jurisdiction where the property owned, leased, or operated, or the business conducted by the subsidiary, requires this qualification.

                           (d) Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

                  3.1.3.            CAPITAL STOCK.

                           (a)      WCB.  WCB represents and warrants:

                                    (1)     the authorized capital stock of WCB
                                            consists of 25 million shares
                                            divided into two classes: (i) 15
                                            million shares of common stock, no
                                            par value ("WCB Common Stock"),
                                            4,805,689 shares of which are issued
                                            and outstanding and (ii) ten million
                                            shares of blank-check preferred
                                            stock, no par value, none of which
                                            is outstanding ("WCB Preferred
                                            Stock");

                                    (2)     options or rights to acquire not
                                            more than an aggregate of 344,420
                                            WCB Common Stock shares (subject to
                                            adjustment on the terms set forth in
                                            the WCB Stock Plans) are outstanding
                                            under the stock option plans
                                            identified in Schedule 4 ("WCB Stock
                                            Plans");

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
                                    (3)     WCB has no WCB Common Stock shares
                                            reserved for issuance, other than
                                            the shares reserved for issuance
                                            under the WCB Stock Plans, and WCB
                                            has no shares of WCB Preferred Stock
                                            reserved for issuance;

                                    (4)     all outstanding shares of WCB Common
                                            Stock have been duly authorized and
                                            validly issued and are fully paid
                                            and nonassessable;

                                    (5)     all outstanding shares of capital
                                            stock of each of WCB's subsidiaries
                                            owned by WCB or a subsidiary of WCB
                                            have been duly authorized and
                                            validly issued and are fully paid
                                            and nonassessable, except to the
                                            extent of any assessment required by
                                            ORS 707, and are owned by WCB or a
                                            subsidiary of WCB free and clear of
                                            all liens, pledges, security
                                            interests, claims, proxies,
                                            preemptive or subscriptive rights or
                                            other encumbrances or restrictions
                                            of any kind (collectively, "Liens");
                                            and

                                    (6)     except as set forth in this
                                            Agreement or in the WCB Stock Plans,
                                            no shares of capital stock of WCB
                                            are authorized, issued or
                                            outstanding, and there are no
                                            preemptive rights or any outstanding
                                            subscriptions, options, warrants,
                                            rights, convertible securities or
                                            other agreements or commitments of
                                            WCB or any of its subsidiaries of
                                            any character relating to the issued
                                            or unissued capital stock or other
                                            equity securities of WCB or any of
                                            its subsidiaries (including those
                                            relating to the issuance, sale,
                                            purchase, redemption, conversion,
                                            exchange, redemption, voting or
                                            transfer of such stock or
                                            securities).

                           (b)      VB.  VB represents and warrants:

                                    (1)     the authorized capital stock of VB
                                            consists of (i) ten million shares
                                            of common stock, par value $1 per
                                            share ("VB Common Stock"), 141,428
                                            shares of which are issued and
                                            outstanding and (ii) one million
                                            shares of blank-check preferred
                                            stock, par value $1 per share, none
                                            of which are issued or outstanding;

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
                                    (2)     options or rights to acquire not
                                            more than an aggregate of 31,523 VB
                                            Common Stock shares (subject to
                                            adjustment on the terms set forth in
                                            the VB Stock Plans) were outstanding
                                            under the stock option and other
                                            plans listed in Schedule 4 ("VB
                                            Stock Plans");

                                    (3)     VB has no VB Common Stock shares
                                            reserved for issuance other than the
                                            shares reserved for issuance under
                                            the VB Stock Plans;

                                    (4)     all outstanding VB Common Stock
                                            shares have been duly authorized and
                                            validly issued and are fully paid
                                            and nonassessable.

                                    (5)     all outstanding shares of capital
                                            stock of each of VB's subsidiaries
                                            owned by VB or a subsidiary of VB
                                            have been duly authorized and
                                            validly issued and are fully paid
                                            and nonassessable except to the
                                            extent provided by RCW 30.12.180,
                                            and are owned by VB or a subsidiary
                                            of VB free and clear of all Liens;
                                            and

                                    (6)     except as set forth in this
                                            Agreement or in the VB Stock Plans,
                                            no shares of capital stock of VB are
                                            authorized, issued or outstanding,
                                            and there are no preemptive rights
                                            or any outstanding subscriptions,
                                            options, warrants, rights,
                                            convertible securities or other
                                            agreements or commitments of VB or
                                            any of its subsidiaries of any
                                            character relating to the issued or
                                            unissued capital stock or other
                                            equity securities of VB or any of
                                            its subsidiaries (including those
                                            relating to the issuance, sale,
                                            purchase, redemption, conversion,
                                            exchange, registration, voting or
                                            transfer of such stock or
                                            securities).

                  3.1.4.            CORPORATE AUTHORITY.

                           (a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, subject, in the case of HB and VB, only to the approval by its shareholders of the plan of Merger contained in this Agreement to the extent required by RCW 23B.11.030, to consummate the transactions contemplated by this Agreement.

                           (b) This Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement.

                  3.1.5.            REPORTS AND FINANCIAL STATEMENTS.

                           (a) Filing of Reports. Since January 1, 1992, it and each of its subsidiaries has filed all reports and statements, together with any required amendments to these reports and statements, that it was required to file with (1) the Securities and Exchange Commission ("SEC"), (2) the Federal Reserve Board, (3) the FDIC, (4) the Washington Department of Financial Institutions or the Division of Finance and Corporate Securities of the Oregon Department of Insurance and Finance, and (5) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement).

                           (b) Delivery to Other Parties of Reports. It has delivered to the other parties, a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1992, through the date of this Agreement. It will promptly deliver to the other parties each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement (collectively, its "Reports"), each in the form (including related exhibits and

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
                                    amendments) filed with the SEC (or if not so filed, in the form used or circulated).

                           (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the date of this Agreement complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                           (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of the balance sheet. Each of the consolidated statements of income, cash flows and stockholders' equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year- end audit adjustments), in each case in accordance with generally accepted accounting principals, consistently applied ("GAAP"), except as may be noted in these statements. For purposes of this Agreement:

                                    (1)     "Financial Statements" means: (i) in
                                            WCB's case, the WCB Financial
                                            Statements (or for periods following
                                            December 31, 1994, the Subsequent
                                            WCB Financial Statements); and (ii)
                                            in VB's case, the VB/Bank Financial
                                            Statements (or for

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
                                            periods following December 31, 1994,
                                            the Subsequent VB/Bank Financial
                                            Statements).

                                    (2)     "WCB Financial Statements" means:
                                            (i) the pre-merger audited
                                            consolidated statements of financial
                                            condition as of December 31, 1994,
                                            of West Coast Bancorp and Commercial
                                            Bancorp, and the related audited
                                            statements of income, changes in
                                            cashflows and stockholders' equity
                                            for the year ended December 31,
                                            1994, and (ii) the unaudited pro
                                            forma combined statements of
                                            financial condition for WCB for
                                            December 31, 1994.

                                    (3)     "Subsequent WCB Financial
                                            Statements" means: (i) balance
                                            sheets and related statements of
                                            income and stockholders' equity for
                                            each of WCB's fiscal quarters ending
                                            after December 31, 1994, and before
                                            Closing and (ii) the audited
                                            consolidated statements of financial
                                            condition of WCB as of December 31,
                                            1995, and the related audited
                                            statements of income, changes in
                                            cashflows and stockholders' equity
                                            for the year ended December 31,
                                            1995.

                                    (4)     "VB/Bank Financial Statements" means
                                            the audited consolidated statements
                                            of financial condition as of
                                            December 31, 1994 (of VB and the
                                            Bank), the audited statements of
                                            financial condition as of December
                                            31, 1993 and 1992 (of the Bank), and
                                            the related audited statements of
                                            income, changes in cashflows and
                                            stockholders' equity for each of the
                                            years ended December 31, 1994 and
                                            1993.

                                    (5)     "Subsequent VB/Bank Financial
                                            Statements" means: (i) a balance
                                            sheet and related statements of
                                            income and stockholders' equity for
                                            each of VB's and the Bank's fiscal
                                            quarters ending after December 31,
                                            1994, and before Closing and (ii)
                                            the audited consolidated statements
                                            of financial condition of VB as of
                                            December 31, 1995, and the related
                                            audited statements of income,
                                            changes in cashflows and
                                            stockholders' equity for the year
                                            ended December 31, 1995.

                           (e) Loan and Lease Losses. Its Co-Presidents and Chief Executive Officers, and Chief Financial Officer (for WCB) or President and Chief

                                    Operations Officer (for VB) (collectively,
                                    "Executive Officers") know of no reason why the provision for loan and lease losses shown in the consolidated balance sheet included in the Financial Statements for the period ended December 31, 1995, was not adequate as of that date to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio.

                  3.1.6. ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements, since December 31, 1994: (1) it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or its subsidiaries. For purposes of this Agreement, "Material Adverse Effect" with respect to any corporation means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the corporation and its subsidiaries taken as a whole; (2) significantly and adversely affects the ability of the corporation to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of the corporation taken with the prior consent of the other parties to this Agreement.

                  3.1.7.            MATERIAL AGREEMENTS.

                           (a) Except for the Stock Plans and arrangements made after the date and in accordance with the terms of this Agreement, it and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been filed with or incorporated by reference in its Reports or set forth in Schedule 5.

                           (b) Neither it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument.

                  3.1.8. KNOWLEDGE AS TO CONDITIONS. Its Executive Officers know of no reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, its subsidiaries, or the Combined Corporation, or the opinion of the tax experts referred to in Subsection 5.2.11.

                  3.1.9. BROKERS AND FINDERS. Neither it, its subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

         3.2. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF VB. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, VB represents and warrants to WCB and HB, the following:

                  3.2.1.            GOVERNMENTAL FILINGS; NO VIOLATIONS.

                           (a)      Filings.  Other than the Regulatory
                                    Approvals, and other than as required under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Securities Act, the Exchange Act, state securities and "Blue Sky" laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Transaction.

                           (b) Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the Transaction will not, constitute or result in: (1) a material breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries; or (2) a material breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts. Schedule 6 contains a list of all consents it or its subsidiaries must obtain from third parties under any Contracts before consummation of the Transaction.

                  3.2.2.            ASSET CLASSIFICATION.

                           (a) Schedule 7 sets forth a list, accurate and complete in all material respects as of December 31, 1995, except as otherwise expressly noted in Schedule 7, and separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it and its subsidiaries that have been criticized or classified.

                           (b) Except as shown on Schedule 7, no amounts of loans, extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful,"
                                    "Loss" or words of similar effect are
                                    excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its subsidiaries before the date of this Agreement.

                  3.2.3.            PROPERTIES.

                           (a) Except as disclosed or reserved against in its Financial Statements or in Schedule 8, it and its subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the material properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its subsidiaries as of the date of this Agreement.

                           (b) To the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

                           (c)      Schedule 9 lists all its and its
                                    subsidiaries' existing branches and offices and all new branches or offices it or any of its subsidiaries' has applied for.

                           (d) VB has provided to WCB copies of existing title policies held in its or the Bank's files, and no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies.

                  3.2.4. COMPLIANCE WITH LAWS. Except as disclosed in Schedule 10, it and each of its subsidiaries:

                           (a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination;

                           (b) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve) that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted;

                           (c) has received since January 1, 1992, no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

                           (d) is not required to notify any federal banking agency before adding directors to its board of directors or the employing senior executives.

                  3.2.5. LITIGATION. Except as disclosed in its Financial Statements or in Schedule 11 before the date of this
                  Agreement:

                           (a) no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the knowledge of its Executive Officers, threatened, against it or any of its subsidiaries (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination); and

                           (b) neither it nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or of its subsidiaries, and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

                  3.2.6. TAXES. For purposes of this Subsection 3.2.6, "Tax" includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

                           (a) All federal, state and local Tax returns, including all information returns, it and its subsidiaries are required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.

                           (b)      Except as disclosed in its Financial
                                    Statements:

                                    (1)     all taxes attributable to it or any
                                            of its subsidiaries that are or were
                                            due or payable (without regard to
                                            whether such taxes have been
                                            assessed) have been paid in full or
                                            have been adequately provided for in
                                            its Financial Statements in
                                            accordance with GAAP;

                                    (2)     adequate provision in accordance
                                            with GAAP has been made in its
                                            Financial Statements relating to all
                                            Taxes for the periods covered by
                                            such Financial Statements that were
                                            not yet due and payable as of the
                                            date of this Agreement, regardless
                                            of whether the liability for such
                                            Taxes is disputed;

                                    (3)     as of the date of this Agreement and
                                            except as disclosed in its Financial
                                            Statements, there is no outstanding
                                            audit examination, deficiency,
                                            refund litigation or outstanding
                                            waiver or agreement extending the
                                            applicable statute of limitations
                                            for the assessment or collection of
                                            any Taxes for any period with
                                            respect to any Taxes of it or its
                                            subsidiaries;

                                    (4)     all Taxes with respect to completed
                                            and settled examinations or
                                            concluded litigation relating to it
                                            or any of its subsidiaries have been
                                            paid in full or have been recorded
                                            on its Financial Statements (in
                                            accordance with GAAP);

                                    (5)     neither it nor any of its
                                            subsidiaries is a party to a Tax
                                            sharing or similar agreement or any
                                            agreement under which it or any of
                                            its subsidiaries has indemnified any
                                            party (other than it or one of its
                                            subsidiaries) with respect to Taxes;
                                            and

                                    (6)     the proper and accurate amounts have
                                            been withheld from all employees
                                            (and timely paid to the appropriate
                                            Governmental Entity or set aside in
                                            an account for these purposes) for
                                            all periods through the Effective
                                            Date in compliance with all Tax
                                            withholding provisions of applicable
                                            federal, state, local and foreign
                                            laws (including income, social
                                            security and employment tax
                                            withholding for all types of
                                            compensation).

                  3.2.7. INSURANCE. It and each of its subsidiaries has taken all requisite action (including the making of claims and the giving of notices) under its directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement).
                  Schedule 12 lists all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its subsidiaries.

                  3.2.8. LABOR MATTERS. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. Neither it nor any of its subsidiaries is the subject of any material proceeding:
                  (1) asserting that it or any of its subsidiaries has committed an unfair labor practice or (2) seeking to compel it or any of its subsidiaries to bargain with any labor organization as to wages or conditions of employment. No strike involving it or any of its subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  3.2.9. EMPLOYEE BENEFITS.

                           (a) For purposes of this Agreement "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in
                                    Section 3(3) of the Employee Retirement
                                    Income

                                    Security Act of 1974, ("ERISA"), as amended, maintained by VB or the Bank, as the case may be.

                           (b) Schedule 13 sets forth a list, as of the date of this Agreement, of (1) all bonus, deferred compensation, pension, retirement, profit- sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, (2) all material employment or severance contracts and (3) all other material employee benefit plans that cover employees or former employees of it and its subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it or its subsidiaries (its "Employees"), including Plans and related amendments, have been made available to the other parties to this Agreement.

                           (c) All of its Plans covering Employees (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans, that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC
                                    Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to its Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject it or any of its subsidiaries to a Tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i).

                           (d) No liability under Subtitle C or D of Title IV or ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under ERISA Section 4001 or IRC Section 414 (an "ERISA Affiliate"). It and its subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any material withdrawal liability with respect to a multiemployer plan under Subtitle I of Title IV of ERISA (regardless of whether based on contributions of ERISA Affiliates). Neither it, its subsidiaries nor any of its ERISA Affiliates has been notified by any multiemployer plan to which it or any of its subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multiemployer plan is currently in reorganization or insolvency under and within the meaning of ERISA Sections 4241 or 4245 or that such multiemployer plan intends to terminate or has been terminated under ERISA Section 4041A. No notice of a "reportable event" within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date of this Agreement. Neither it, its subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability under ERISA Sections 4069 or 4204.

                           (e) All material contributions it or any of its subsidiaries are or were required to make under the terms of any of its Plans have been timely made or have been reflected in its Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC
                                    Section 412 or ERISA Section 302. Neither it nor any of its subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single- employer plan of an ERISA Affiliate under IRC Section 401(a)(29), IRC
                                    Section 412(f)(3), or ERISA Sections 306,
                                    307 or 4204.

                           (f) Under each of its and its ERISA Affiliates' Pension Plans that is a single-employer plan, as of the last day of the most recent plan year ended before the date of this Agreement, the actuarially determined present value of all "benefit liabilities" within the meaning of ERISA Section 4001(a)(16) (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then- current value of the assets of such Pension Plan, and to the knowledge of its Executive Officers, there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year that reasonably could be expected to change such conclusion. There would be no withdrawal liability of it and its subsidiaries under each Plan that is a multi-employer plan to which it, its subsidiaries or its ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal," within the meaning of ERISA Section 4203, had occurred as of the date of this Agreement.

                           (g) Except as disclosed in its Financial Statements, neither it nor its subsidiaries have any obligations for retiree health and life benefits.

                           (h) No restrictions exist on the rights of it or its subsidiaries to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

                           (i) Except as disclosed in its Financial Statements or as provided in a schedule to this Agreement, the transactions contemplated by this Agreement and the Stock Plans will not result in: (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any material increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

                           (j) The Bank's obligations under the Executive Supplemental Income ("ESI") Plan will not at any time exceed the value, as reflected on the Bank's books (reported consistent with GAAP), of insurance policies owned by the Bank on the lives of the officers covered by the ESI Plan.

                  3.2.10.           ENVIRONMENTAL MATTERS.

                           (a) For purposes of this Subsection 3.2.10, the following definitions apply:

                                    (1)     "Subject Property" with respect to a
                                            party means (i) all real property at
                                            which the Businesses of it or its
                                            subsidiaries have been conducted,
                                            all property in which it or its
                                            subsidiaries holds a security or
                                            other interest (including a
                                            fiduciary interest), and any
                                            property where under any
                                            Environmental Law it or any of its
                                            subsidiaries is deemed to be the
                                            owner or operator of the property;
                                            (ii) any facility in which it or its
                                            subsidiaries participates in the
                                            management, including participating
                                            in the management of the owner or
                                            operator of the property; and (iii)
                                            all other real property that, for
                                            purposes of any Environmental Law,
                                            it or any of its subsidiaries
                                            otherwise could be deemed to be an
                                            owner or operator of or as otherwise
                                            having control over.

                                    (2)     "Environmental Laws" means any
                                            federal, state, local or foreign
                                            law, regulation, agency policy,
                                            order, decree, judgment, judicial
                                            opinion, or any agreement with any
                                            Governmental Entity, presently in
                                            effect or subsequently adopted
                                            relating to: (i) the manufacture,
                                            generation, transport, use,
                                            treatment, storage, recycling,
                                            disposal, release, threatened
                                            release or presence of Hazardous
                                            Substances, or (ii) the
                                            preservation, restoration or
                                            protection of the environment,
                                            natural resources or human health.

                                    (3)     "Hazardous Substances" means any
                                            hazardous or toxic substance,
                                            material or waste that is regulated
                                            by any local governmental authority,
                                            any state government or the United
                                            States Government, including any
                                            material or substance that is (a)
                                            defined as a "hazardous substance"
                                            in 42 USC Section 9601(14), (b)
                                            defined as a "pollutant or
                                            contaminant" in 42 USC Section
                                            9604(a)(2), or (c) defined as a
                                            "hazardous waste" in 42 USC Section
                                            6903(5).

                           (b) To the knowledge of its Executive Officers, it and each of its subsidiaries and the Subject Property are, and have been, in compliance with all Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

                           (c) To the knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any of its subsidiaries or any Subject Property, relating to:

                                    (1)     an asserted liability of it or any
                                            of its subsidiaries or any prior
                                            owner, occupier or user of Subject
                                            Property under any Environmental Law
                                            or the terms and conditions of any
                                            permit, license, authority,
                                            settlement, agreement, decree or
                                            other obligation arising under any
                                            Environmental Law;

                                    (2)     the handling, storage, use,
                                            transportation, removal or disposal
                                            of Hazardous Substances;

                                    (3)     the actual or threatened discharge,
                                            release or emission of Hazardous
                                            Substances from, on or under or
                                            within Subject Property into the
                                            air, water, surface water, ground
                                            water, land surface or subsurface
                                            strata; or

                                    (4)     personal injuries or damage to
                                            property related to or arising out
                                            of exposure to Hazardous Substances.

                           (d) To the knowledge of its Executive Officers: no storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all Environmental Laws. With respect to any Subject Property, it and its subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any Environmental Law.

                           (e) To the knowledge of its Executive Officers and except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring under any Environmental Law.

         3.3.     EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

                  3.3.1. DISCLOSURE OF EXCEPTIONS. Each exception set forth in a Schedule is disclosed only for purposes of the representations and warranties referenced in that exception; but the following conditions apply:

                           (a) no exception is required to be set forth in a Schedule if its absence would not result in the related representation or warranty being found untrue or incorrect under the standard established by this Subsection 3.3; and

                           (b)      the mere inclusion of an exception in a
                                    Schedule is not an admission by a party that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect with respect to that party.

                  3.3.2. NATURE OF EXCEPTIONS. No representation or warranty contained in Subsection 3.1 or 3.2 will be found untrue or incorrect and no party to this Agreement will have breached a representation or warranty due to the following: the existence of any fact, circumstance or event if that fact, circumstance or event, individually or taken together with all similar facts, circumstances or events, would not, or, in the case of Subsection 3.2.5, is not reasonably likely to, have a Material Adverse Effect with respect to such party.

                                   SECTION 4.
                            CONDUCT AND TRANSACTIONS
                                 BEFORE CLOSING

         4.1. CONDUCT OF VB'S BUSINESS BEFORE CLOSING. Before Closing, VB promises as follows:

                  4.1.1.            AVAILABILITY OF VB'S BOOKS, RECORDS AND
                  PROPERTIES.

                           (a)      VB will make VB's, and cause its
                                    subsidiaries to make their, books, records, properties, contracts and documents available at all reasonable times to WCB and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and (3) any other transactions or documentation WCB may find reasonably relevant to the Transaction. VB will, and will cause its subsidiaries to, cooperate fully in any such inspection, audit, or direct verification procedures, and VB will, and will cause its subsidiaries to, make available all information reasonably required by or on behalf of WCB.

                           (b) At WCB's request, VB will request any third parties involved in the preparation or review of the VB/Bank Financial Statements or Subsequent VB/Bank Financial Statements to disclose to WCB the work papers or any similar materials related to these financial statements.

                  4.1.2. ORDINARY AND USUAL COURSE. Without the prior written consent of WCB, VB will, and will cause the Bank to, conduct its business only in the ordinary and usual course and will not, and will not allow the Bank to, do any of the following:

                           (a)      effect any stock split or other
                                    recapitalization with respect to VB Common
                                    Stock or the Bank's capital stock; issue, pledge or encumber in any way any shares of VB's or the Bank's capital stock; or grant any option or other right to shares of VB's or the Bank's capital stock (except issuances of common stock upon exercise of options granted before the date of this Agreement);

                           (b) declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to VB Common Stock or the Bank's capital stock;

                           (c) dispose of assets or make any commitment other than in the ordinary and usual course of business;

                           (d) solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $5,000;

                           (e) acquire an ownership interest or a leasehold interest in any Property or any other real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to WCB and (2) providing WCB with at least 30 days' advance written notice before it acquires the interest;

                           (f)      except as otherwise required by law
                                    (including in particular the VB's board of directors' fiduciary duty to shareholders), enter into or recommend the adoption by VB's shareholders of any agreement involving a possible merger or other business combination or asset sale by VB not involving the Transaction; or

                           (g) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business or as required by this Agreement, except for expenses reasonably related to completion of the Transaction, which expenses are estimated not to exceed $120,000.

                  4.1.3. CONDUCT REGARDING REPRESENTATIONS AND WARRANTIES. VB will not do or cause to be done anything that would cause any representation or warranty in Subsection 3.1 or 3.2 to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by WCB.

                  4.1.4. MAINTENANCE OF PROPERTIES. VB will, and will cause the Bank to, maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

                  4.1.5. PRESERVATION OF BUSINESS ORGANIZATION. VB will, and will cause the Bank to, use all reasonable efforts to:

                           (a)      preserve its business organization;

                           (b)      retain the services of present management;
                                    and

                           (c)      preserve the goodwill of suppliers,
                                    customers and others with whom it has
                                    business relationships.

                  4.1.6. SENIOR MANAGEMENT. VB will, and will require the Bank to, consult with WCB before making any change with respect to present management personnel having the rank of vice-president or higher.

                  4.1.7. COMPENSATION. VB will not, and will not allow the Bank to, permit any increase in the current or deferred compensation payable or to become payable by VB to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with VB's past practices with respect to the timing and amounts of such increments. Without the prior written approval of WCB, VB will not, and will not allow the Bank to, commit to, execute or deliver any employment agreement with any party not terminable upon two weeks' notice and without expense.

                  4.1.8. UPDATE OF FINANCIAL STATEMENTS. VB will deliver Subsequent VB/Bank Financial Statements to WCB by the earlier of: (1) 5 days after VB or the Bank has prepared and issued them or (2) 60 days from year-end for year-end statements and 30 days from the end of the quarter for quarterly statements. The Subsequent VB/Bank Financial Statements:

                           (a) will be prepared from the books and records of VB and the Bank;

                           (b) will present fairly the financial position and operating results of VB and the Bank at the times indicated and for the periods covered;

                           (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

                           (d) will reflect all VB's and the Bank's liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities:

                                    (1) not required to be so reflected in
                                    accordance with GAAP or (2) not significant in amount.

                  4.1.9. NO SOLICITATION. Neither VB nor any of its officers or directors, directly or indirectly, will solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of VB or its subsidiaries or enter into discussions concerning any such acquisition, except as otherwise required by law. No such party will make available to any person not affiliated with VB or WCB any information about its business or organization that is not either routinely made available to the public generally or required by law.

                  4.1.10. TITLE POLICIES. At WCB's request, VB will provide WCB with title reports issued by a title insurance company reasonably satisfactory to WCB, showing unencumbered fee simple title or vendee's interest to all real Property owned by VB or the Bank, other than other real estate owned, and unencumbered leasehold interests in all real Property leased by VB or the Bank, and containing only such exceptions, reservations and encumbrances as may be consented to in writing by WCB or may be consistent with Subsection 3.2.3. For purposes of this Agreement, "Property" includes any property that VB or the Bank has owned or leased, or in which VB or the Bank holds any security interest, mortgage, other lien or interest.

                  4.1.11. REVIEW OF LOANS. VB will, and will cause the Bank to, permit WCB to conduct an examination of the Bank's loans to determine credit quality and the adequacy of the Bank's allowance for loan losses. WCB will have continued access to the Bank's loans through Closing to update the examination. At WCB's reasonable request, VB and the Bank will provide WCB with current reports updating the information set forth in
                  Schedule 7.

         4.2. REGISTRATION STATEMENT OR FAIRNESS HEARING. At WCB's sole discretion, the parties will follow either: (1) the procedures listed in Subsection 4.2.1 or (2) the procedures listed in Subsection 4.2.2. WCB will make this election within 60 days after this Agreement is signed. If WCB chooses Subsection 4.2.2, WCB may subsequently cancel this choice at any time and elect Subsection 4.2.1 if WCB reasonably and in good faith determines that proceeding under Subsection 4.2.2 and relying on the exemption in Section 3(a)(10) of the Securities Act from registration of the WCB Shares would be materially disadvantageous to WCB, HB or their shareholders or might give rise to legal or regulatory penalties.

                  4.2.1. REGISTRATION STATEMENT. If WCB elects to proceed under this Subsection 4.2.1, the following will apply:

                           (a)      PREPARATION OF REGISTRATION STATEMENT.

                                    (1)     A Registration Statement on Form S-4
                                            ("Registration Statement") will be
                                            filed by WCB with the SEC under the
                                            Securities Act for registration of
                                            the WCB Shares, and the parties will
                                            prepare a related prospectus/proxy
                                            statement ("Prospectus/Proxy
                                            Statement") to be mailed to the
                                            shareholders of VB (together with
                                            any amendments and supplements to
                                            such Prospectus/Proxy Statement).

                                    (2)     The parties will cooperate with each
                                            other in preparing the Registration
                                            Statement and Prospectus/Proxy
                                            Statement, and will use their best
                                            efforts to: (1) file the
                                            Registration Statement with the SEC
                                            within 45 days following the date on
                                            which this Agreement is executed,
                                            and (2) obtain the clearance of the
                                            SEC, any appropriate state
                                            securities regulators and any other
                                            required regulatory approvals, to
                                            issue such Prospectus/Proxy
                                            Statement.

                                    (3)     Nothing will be included in the
                                            Registration Statement or the
                                            Prospectus/Proxy Statement or any
                                            proxy solicitation materials with
                                            respect to any party to this
                                            Agreement unless approved by that
                                            party, which approval will not be
                                            unreasonably withheld.

                           (b)      SUBMISSION TO SHAREHOLDERS.

                                    (1)     VB will submit the Prospectus/Proxy
                                            Statement to, and will use its best
                                            efforts in good faith to obtain the
                                            prompt approval of the
                                            Prospectus/Proxy Statement by, all
                                            applicable regulatory authorities.
                                            VB will provide copies of such
                                            submissions for review by WCB.

                                    (2)     VB will promptly take the action
                                            necessary in accordance with
                                            applicable law and its articles of
                                            incorporation and bylaws to convene
                                            a shareholders meeting to consider
                                            the approval of this Agreement and
                                            to authorize the
                                            transactions contemplated by this
                                            Agreement. The shareholders meeting
                                            will be held on the earliest
                                            practical date after the date the
                                            Proxy Statement/Prospectus may first
                                            be sent to VB shareholders without
                                            objection by applicable governmental
                                            authorities; but VB will have at
                                            least 30 days to solicit proxies.
                                            Except as otherwise required by law,
                                            VB's board of directors and VB's
                                            officers will recommend to VB's
                                            shareholders that the shareholders
                                            approve the Transaction.

                  4.2.2. FAIRNESS HEARING. If WCB elects to proceed under this Subsection 4.2.2, the following will apply:

                           (a)      PREPARATION OF APPLICATIONS AND FILINGS.

                                    (1)     The parties will cooperate to
                                            prepare all necessary applications
                                            and filings to register the WCB
                                            Shares with and conduct a hearing
                                            ("Hearing") before the Oregon
                                            Director of the Department of
                                            Consumer and Business Services
                                            ("Oregon Director") under Section
                                            59.095 of the Oregon Revised
                                            Statutes.

                                    (2)     The parties will use all reasonable
                                            efforts to obtain from the Oregon
                                            Director (i) registration of the WCB
                                            Shares, (ii) approval of a plan of
                                            exchange provided by this Agreement
                                            ("Plan of Exchange"), and (iii) a
                                            finding that the Plan of Exchange is
                                            fair, just and equitable.

                                    (3)     The parties will cooperate with each
                                            other in preparing the
                                            Proxy/Disclosure Statement, and will
                                            use their best efforts to obtain (i)
                                            approval of the Plan of Exchange by
                                            the Oregon Director and (ii) any
                                            other regulatory approvals required
                                            to issue the Proxy/Disclosure
                                            Statement.

                                    (4)     Nothing will be included in the
                                            Proxy/Disclosure Statement or any
                                            proxy solicitation materials with
                                            respect to any party to this
                                            Agreement unless approved by that
                                            party, which approval will not be
                                            unreasonably withheld.

                           (b)      SUBMISSION TO SHAREHOLDERS.

                                    (1)     VB will submit the Proxy/Disclosure
                                            Statement to, and will use its best
                                            efforts in good faith to obtain the
                                            prompt approval of the
                                            Proxy/Disclosure Statement by, all
                                            applicable regulatory authorities.
                                            VB will provide copies of such
                                            submissions for review by WCB.

                                    (2)     VB will promptly take the action
                                            necessary in accordance with
                                            applicable law and its articles of
                                            incorporation and bylaws to convene
                                            a shareholders meeting to consider
                                            the approval of this Agreement and
                                            to authorize the transactions
                                            contemplated by this Agreement. The
                                            shareholders meeting will be held on
                                            the earliest practical date after
                                            the date the Proxy/Disclosure
                                            Statement may first be sent to VB
                                            shareholders without objection by
                                            applicable governmental authorities;
                                            but VB will have at least 30 days to
                                            solicit proxies. Except as otherwise
                                            required by law, VB's board of
                                            directors and VB's officers will
                                            recommend to VB's shareholders that
                                            the shareholders approve the
                                            Transaction.

         4.3. SUBMISSION TO REGULATORY AUTHORITIES. Representatives of WCB and HB will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Transaction. WCB will provide copies of these applications for VB's review. These applications are expected to include:

                  (a)      An application to the Federal Reserve; and

                  (b) A change of control notice with the Director of the Washington Department of Financial Institutions and related filings regarding the Transaction.

         4.4. ANNOUNCEMENTS. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Transaction, unless otherwise required by law.

         4.5. CONSENTS. WCB, HB, and VB each will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to permit WCB, HB, and VB to consummate the Transaction.

         4.6. FURTHER ACTIONS. The proper officers of WCB, HB, and VB, in the name and on behalf of those respective parties, will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction promptly.

         4.7. NOTICE. VB will provide WCB and HB with prompt written notice of the following:

                  (a) any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to VB or the Bank;

                  (b) the commencement of any proceeding against VB by or before any court or governmental agency, individually or in the aggregate, that might have a Material Adverse Effect with respect to VB or the Bank; or

                  (c) any acquisition of an ownership or leasehold interest in Property.

         4.8. CONFIDENTIALITY. WCB, HB, and VB each will, and VB will cause the Bank to, hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that: (1) is required by law to be disclosed; (2) is otherwise available on a nonconfidential basis; (3) has become public without fault of the receiving party; or (4) is necessary to the defense of one of the parties in a legal or administrative action brought against that party by another party. If the Transaction is not completed, WCB, HB and VB will, and VB will cause the Bank to: (1) each return to the others all confidential documents obtained from them and (2) not use any nonpublic information obtained under this Agreement or in connection with the Transaction.

         4.9. AFFILIATE LETTERS. Within thirty days following the date this Agreement is signed, VB will deliver to WCB, after consultation with legal counsel, a list of names and addresses of VB's "affiliates" with respect to the Transaction within the meaning of SEC Rule 145. By the Effective Date, VB will deliver, or cause to be delivered, to WCB a letter from each of these "affiliates," dated as of the date of its delivery and in a form satisfactory to WCB.

         4.10. UPDATE OF FINANCIAL STATEMENTS. WCB will deliver Subsequent WCB Financial Statements to VB by the earlier of: (1) 5 days after WCB prepares and issues them or (2) 60 days from year-end for year-end statements and 30 days from the end of the quarter for quarterly statements. The Subsequent WCB Financial Statements will:

               (a)  be prepared from the books and records of WCB;

               (b) present fairly the financial position and operating results of WCB at the times indicated and for the periods covered;

               (c) be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

               (d) reflect all liabilities, contingent or otherwise, of WCB on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

         4.11. AVAILABILITY OF WCB'S BOOKS, RECORDS AND PROPERTIES. WCB will make available to VB true and correct copies of: (1) its articles of incorporation and bylaws and (2) minutes of the meetings of its shareholders and its board of directors. At VB's reasonable request, WCB will also provide VB with copies of: (1) reports filed with the SEC or banking regulators and (2) WCB's stock option plans.

         4.12. VB DEBT OUTSTANDING. On the Effective Date, WCB will either assume or satisfy VB's note payable to Security State Bank, Centralia, Washington, in a principal amount not greater than $1,350,000.

                                   SECTION 5.
                            APPROVALS AND CONDITIONS

         5.1. REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of the Agreement and Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

         5.2. CONDITIONS TO OBLIGATIONS OF WCB AND HB. All obligations of WCB and HB under this Agreement are subject to satisfaction of the following conditions at or before Closing:

               5.2.1. REPRESENTATIONS AND WARRANTIES. VB's representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they will be true in all material respects as of that earlier date). These representations and warranties will have the same force and effect as if they had been made at Closing. VB will have delivered to WCB and HB its certificate, executed by a duly authorized officer of VB and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.2.1.

               5.2.2. COMPLIANCE. VB will have performed and complied with all material terms, covenants and conditions of this Agreement. VB will have delivered to WCB and HB its certificate, executed by a duly authorized officer of VB and dated as of Closing, stating that VB is in compliance with this Subsection 5.2.2.

               5.2.3. NO MATERIAL ADVERSE EFFECT. No material damage, destruction or loss (whether or not covered by insurance) has occurred, and no other event, individually or in the aggregate, having or potentially having a Material Adverse Effect with respect to VB or the Bank has occurred. VB's certificate referred to in Subsection 5.2.2 will state that the conditions identified in this Subsection 5.2.3 are satisfied.

               5.2.4. FINANCIAL CONDITION. The following will be true, and VB's certificate referred to in Subsection 5.2.2 will so state:

                    (a) as of Closing the consolidated net worth of VB was not less than $6,100,000 and the net worth of the Bank was not less than $7,325,000, each as determined in accordance with GAAP (before any adjustments not reflected in VB's Financial Statements as of December 31, 1995, required by Federal Accounting Standards ("FAS") 115);

                    (b) all of the Bank's deposits, other than: (1) brokered
                        deposits, (2) public funds, and (3) certificates of deposits (or equivalents) equal to or in excess of $100,000 (collectively, "Core Deposits"), will not be less than 95% of the daily average Core Deposits of the Bank for the 90-day period ending two days before Closing;

                    (c) the Bank's allowance for possible loan and lease losses
                        (1) at December 31, 1995, and at Closing will be adequate to absorb the Bank's anticipated loan and lease losses (taking into account any recommendations made by VB's certified public accountants) and (2) at Closing will be not less than 1.5% of the Bank's aggregate loans and leases; and

                    (d) the reserves set aside for the contingent liabilities
                        reflected in the Subsequent VB/Bank Financial Statements will be adequate to absorb all reasonably anticipated losses.

               5.2.5. RELEASE OF PLEDGE. WCB will have assumed or satisfied VB's note as provided in Subsection 4.12 and will have secured a release from Security State Bank, Centralia, Washington, of VB's stock pledged to Security State Bank as security for this note.

               5.2.6. NO CHANGE IN LOAN REVIEW. VB will have provided to WCB the reports reasonably requested by WCB under Subsection 4.1.11, and neither these reports nor any examinations conducted by WCB under Subsection 4.1.11 reveal a material adverse change in either: (1) the information set forth in Schedule 7 or (2) information revealed during WCB's previous examinations of the Bank's loans.

               5.2.7. NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

               5.2.8. APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required in connection with this Agreement, the Transaction, and all other related legal matters will have been approved by counsel for WCB and HB.

               5.2.9. RECEIPT OF TITLE POLICY. WCB will have received the title insurance policy or policies required by Subsection 4.1.10.

               5.2.10. CORPORATE AND SHAREHOLDER ACTION. VB's board of directors and VB's shareholders will each have approved the Transaction.

               5.2.11. TAX OPINION. WCB and HB will obtain from Graham & Dunn, and deliver to VB, an opinion addressed to VB and in form and substance reasonably satisfactory to VB and its counsel, to the effect that consummation of the Transaction will not result in a taxable event for VB or WCB, and otherwise will have each of the effects specified below:

                     (a) The Transaction will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A).

                     (b) Under IRC Section 354(a)(i), VB's stockholders who, in accordance with Section 1, exchange their VB Common Stock shares solely for WCB Common Stock shares will not recognize gain or loss on the exchange.

                     (c) Cash payments to VB's shareholders in lieu of a
                         fractional share of WCB Common Stock will be treated as distributions in redemption of the fractional share interest, subject to the limitations of IRC Section 302.

               5.2.12. OPINION OF COUNSEL. VB will obtain from Foster Pepper & Shefelman and deliver to WCB an opinion of counsel, addressed to WCB, to the effect that:

                     (a) VB is a corporation validly existing and in good
                         standing under Washington State law;

                     (b) the Bank is a Washington State chartered banking
                         corporation validly existing and in good standing under Washington State law;

                     (c) VB has the corporate power and authority to execute,
                         deliver, and perform this Agreement;

                     (d) the execution, delivery, and performance of this
                         Agreement have been duly authorized by all necessary corporate action on the part of VB, and this Agreement constitutes the legal, binding, and valid obligation of VB, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                     (e) all issued and outstanding shares of VB's and the
                         Bank's capital stock have been duly authorized and are validly issued, fully paid, non-assessable, free of preemptive or similar rights arising by operation of law or otherwise, and have been issued in compliance with all applicable federal and applicable state securities laws; and

                     (f) all VB Options have been duly authorized and validly
                         granted.

               5.2.13. CASH PAID. The aggregate of the cash paid to holders of VB Common Stock under this Agreement and applicable law will not exceed 10% of the value of the WCB Common Stock issued upon Closing.

               5.2.14. AFFILIATE LETTERS. WCB and HB will have received the affiliate list and letters specified in Subsection 4.9.

               5.2.15.   REGISTRATION STATEMENT/FAIRNESS HEARING.

                     (a) If the parties proceed under Subsection 4.2.1, the
                         Registration Statement, as it may have been amended, required in connection with the shares of WCB Common Stock to be issued to Shareholders under Subsection 1.3 and as described in Subsection 4.2 will have become effective, and no stop order suspending the effectiveness of such Registration Statement will have been issued or will remain in effect, and no proceedings for that purpose will have been initiated or threatened by the SEC the basis for which remains in effect.

                     (b) If the parties proceed under Subsection 4.2.2, the
                         Oregon Director will have issued an order of registration and a finding that the Plan of Exchange is fair, just, and equitable and free from fraud and the WCB Shares will be exempt from registration under the Securities Act.

               5.2.16. CONSENTS. VB will have obtained the consents as indicated in Schedule 6.

               5.2.17. FAIRNESS OPINION. VB will have received from an investment advisor reasonably acceptable to WCB, an opinion, dated immediately before VB mails the Prospectus/Proxy Statement or Proxy/Disclosure Statement to its shareholders, to the effect that the financial terms of the Transaction are financially fair to VB's shareholders. WCB will provide VB's investment advisor with such information as it may reasonably request in order to render its opinion.

               5.2.18. VB DIRECTOR TO SERVE ON WCB BOARD. VB will have identified one VB director who is satisfactory to WCB and willing to serve on WCB's board of directors.

               5.2.19. ACCOUNTING TREATMENT. It will have been determined to the satisfaction of WCB that the Transaction will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and WCB will have received a letter to such effect from Arthur Andersen, LLP, certified public accountants.

               5.2.20. SOLICITATION OF EMPLOYEES. Neither any member of VB's board of directors nor any entity with which any such director is affiliated will have solicited any employee of VB, WCB or HB with the intention of causing such employee to terminate his or her employment with VB, WCB or HB, as the case may be.

               5.2.21. OTHER MATTERS. WCB will have received such other opinions, certificates, and documents as WCB may reasonably request in connection with this Agreement and the Transaction.

         5.3. CONDITIONS TO VB'S OBLIGATIONS. All VB's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

               5.3.1. REPRESENTATIONS AND WARRANTIES. WCB's and HB's representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they will be true in all material respects as of that earlier date). These representations and warranties will have the same force and effect as if they had been made at Closing. WCB and HB will have delivered to VB their respective certificates, executed by duly authorized officers of WCB and HB and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.3.1.

               5.3.2. COMPLIANCE. WCB and HB each will have performed and complied with all terms, covenants and conditions of this Agreement. WCB and HB will have delivered to VB their respective certificates, executed by duly authorized officers of WCB and HB and dated as of Closing, stating that WCB and HB are in compliance with this Subsection 5.3.2.

               5.3.3. NO MATERIAL ADVERSE EFFECT. No material damage, destruction or loss (whether or not covered by insurance) has occurred, and no other event, individually or in the aggregate, having or potentially having a Material Adverse Effect with respect to WCB has occurred. WCB's certificate referred to in Subsection 5.3.2 will state that the conditions identified in this Subsection 5.3.3 are satisfied.

               5.3.4. NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

               5.3.5. CORPORATE AND SHAREHOLDER ACTION. The boards of directors of WCB and HB, and VB's and HB's shareholders, will each have approved the Transaction.

               5.3.6. TAX OPINION. The tax opinion specified in Subsection
               5.2.11 will have been delivered to VB.

               5.3.7. OPINION OF COUNSEL. WCB will obtain from Graham & Dunn, P.C. and deliver to VB an opinion, addressed to VB, to the effect that:

                    (a) WCB is a corporation validly existing and in good
                        standing under Oregon State law and HB is a corporation validly existing and in good standing under Washington State law;

                    (b) WCB and HB have the corporate power and authority to
                        execute, deliver, and perform this Agreement;

                    (c) the execution, delivery, and performance of this
                        Agreement have been duly authorized by all necessary corporate action on the part of WCB and HB, and this Agreement constitutes the legal, binding, and valid obligation of WCB and HB, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                    (d) the WCB Shares have been duly authorized and, when
                        issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable; and

                    (e) (1) The Registration Statement became effective under
                        the Securities Act on ____________, 1996, and, to the best of counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission (if the parties proceed under Subsection 4.2.1) or (2) WCB has received from the Oregon Director an order of registration and a finding by the Oregon Director that the Plan of Exchange is fair, just, and equitable and free from fraud (if the parties proceed under Subsection 4.2.2).

               5.3.8. CASH PAID. The aggregate of the cash paid to holders of VB Common Stock under this Agreement and applicable law will not exceed 10% of the value of the WCB Common Stock issued upon Closing.

               5.3.9.   REGISTRATION STATEMENT.

                    (a) If the parties proceed under Subsection 4.2.1, the
                        Registration Statement, as it may have been amended, required in connection with the shares of WCB Common Stock to be issued to

                        Shareholders under Subsection 1.3 and as described in Subsection 4.2 will have become effective, and no stop order suspending the effectiveness of such Registration Statement will have been issued or will remain in effect, and no proceedings for that purpose will have been initiated or threatened by the SEC the basis for which remains in effect.

                    (b) If the parties proceed under Subsection 4.2.2, the
                        Oregon Director will have issued an order of registration and a finding that the Plan of Exchange is fair, just, and equitable and free from fraud and the WCB Shares will be exempt from registration under the Securities Act.

               5.3.10. VB DIRECTOR TO SERVE ON WCB BOARD. WCB has appointed, effective as of Closing, a VB director satisfactory to VB to serve on WCB's board of directors.

               5.3.11. APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required in connection with this Agreement, the Transaction, and all other related legal matters will have been approved by counsel for VB and the Bank.

               5.3.12. OTHER MATTERS. VB will have received such other opinions, certificates, and documents as VB may reasonably request in connection with this Agreement and the Transaction.

                                   SECTION 6.
                        DIRECTORS, OFFICERS AND EMPLOYEES

         6.1. DIRECTORS. As a condition to the execution of this Agreement, VB will cause each member of VB's and the Bank's board of directors to enter into a written noncompetition agreement on or before the date this Agreement is signed. These noncompetition agreements will take effect on the Effective Date.

         6.2. EMPLOYMENT AGREEMENT. As a condition to the execution of this Agreement, Lee S. Stenseth will make himself available to continue as President of the Bank, in accordance with the terms and conditions set forth in an employment agreement of even date with this Agreement, which will take effect on the Effective Date.

         6.3. DIRECTOR AND EX-OFFICIO MEMBER APPOINTED. On the Effective Date, WCB will cause one director, acceptable to WCB, who is a director of VB immediately before the Effective Date, to be elected or appointed to WCB's board of directors to serve until his successor is elected and qualified. As of the Effective Date and until the end of his term as President of the Bank, WCB will allow Lee S. Stenseth to attend the meetings of WCB's board of directors as an ex-officio member of WCB's board of directors. Nothing in this Subsection 6.3 or this Agreement restricts in any way any rights of the WCB's shareholders and directors at any time after the Effective Date to nominate, elect, select, or remove WCB's directors.

         6.4. EMPLOYEES. WCB presently intends to allow the Bank's employees who are employed with the Combined Corporation following the Transaction ("Continuing Employees") to participate in certain employee benefit plans in which employees of WCB and HB currently participate. WCB intends to grant Continuing Employees credit for prior service with the Bank for purposes of determining eligibility and vesting, but Continuing Employees will not receive this credit for purposes of determining benefit accruals. This expression of intent is not a contract with the Bank's employees and will not be construed to create a contract or employment right with the Bank's employees.

         6.5. EMPLOYEE BENEFIT ISSUES.

              6.5.1. COMPARABILITY OF BENEFITS. WCB confirms to VB its present intention to provide Continuing Employees with employee benefit programs which, in the aggregate, are generally not less favorable than those being provided to WCB employees.

              6.5.2. TRANSFER OR MERGER OF GROUP PLAN. As soon as practicable after Closing, VB's employee benefit plans will be terminated and the interests of VB's employees in those plans will be transferred or merged into WCB's employee benefit plans.

              6.5.3. NO CONTRACT CREATED. Except as provided in Subsection 6.2, Nothing in this Agreement gives any VB employee a right to continuing employment.

                                   SECTION 7.
                          TERMINATION OF AGREEMENT AND
                           ABANDONMENT OF TRANSACTION

         7.1. TERMINATION BY REASON OF LAPSE OF TIME. If Closing does not occur before the Termination Date, either WCB or VB may terminate this Agreement and the Transaction if all of the following conditions are present:

              (a) the terminating party's board of directors decides to terminate by a majority vote of its members;

              (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination; and

              (c) the failure to consummate the Merger by the Termination Date is not due to a breach by the party seeking termination of any of its obligations, representations or warranties under this Agreement.

         7.2. OTHER GROUNDS FOR TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by VB's shareholders, unless otherwise provided) as follows:

              7.2.1. MUTUAL CONSENT. By mutual consent of the parties to this Agreement, if the boards of directors of each party agrees to terminate by a majority vote of its members.

              7.2.2. CONDITIONS OF VB NOT MET. By WCB's board of directors if, by October 31, 1996, any condition set forth in Subsections 5.1 or
              5.2 has not been satisfied.

              7.2.3. VB FAILS TO RECOMMEND STOCKHOLDER APPROVAL OR TRIGGERING EVENT OCCURS. By WCB's board of directors (a) before VB's shareholders approve the Transaction, if VB's board of directors:
              (1) fails to recommend to its stockholders the approval of the Transaction or (2) modifies, withdraws or changes in a manner adverse to WCB its recommendation to shareholders to approve the Transaction; or (b) an Initial Triggering Event (as defined in the Stock Option Agreement), and a Subsequent Triggering Event (as defined in the Stock Option Agreement) occur, unless WCB exercises the Stock Option Agreement.

              7.2.4. CONDITIONS OF WCB OR HB NOT MET. By VB's board of directors if, by October 31, 1996, any condition set forth in Subsections
              5.1 or 5.3 has not been satisfied.

              7.2.5. DECLINE IN VALUE OF WCB STOCK. By VB's board of directors, in accordance with the following provisions:

                    (a) Subject to Subsection 7.2.5.(b), at any time during the three-business-day period commencing on the fifth calendar day preceding the Effective Date (the "Determination Date"), if both of the following conditions are satisfied:

                        (1) The Modified Average Closing Price (determined for
                            purposes of this Subsection 7.2.5.(a)(1) as the Average Closing Price without the limitations set forth in the second sentence of Subsection 1.3.3) is less than $15.30; and

                        (2) The number, expressed as a percentage, obtained by
                            dividing the Modified Average Closing Price by $17.00 is more than five percentage points less than the Index Differential.

                    (b) If VB exercises its termination right under Subsection
                        7.2.5.(a), it will give immediate written notice to WCB. If VB gives this notice, the Effective Date will automatically be postponed to a date ("Postponed Effective Date") 10 business days from the date of this notice, unless the parties agree on another date, and all references to the Effective Date in this Agreement, except in Subsections 1.3.3, 2.1, 7.2.5.(a) and 7.2.5.(b), will mean the Postponed Effective Date. Unless Subsection 7.2.5.(c) applies, during the five-business-day period beginning on the day WCB receives VB's termination notice, WCB has the option to increase the consideration to be received by VB shareholders by using the Modified Average Closing Price in place of the Average Closing Price. If WCB so elects within the five-business-day period, it will give immediate written notice to VB, and no termination will have occurred under this Subsection 7.2.5, and this Agreement will remain in effect in accordance with its terms (except for the substitution of the Modified Average Closing Price for the Average Closing Price and Postponed Effective Date for Effective Date).

                    (c) At any time during the three-business-day period
                        commencing on the Determination Date, if the Modified Average Closing Price is less than $13.60. If VB exercises this right, it will give immediate written notice to WCB.

                    (d) For purposes of this Subsection 7.2.5, the terms listed below have the following meanings:

                        (1) Index Price. For any member of the Index Group, the
                            Modified Average Closing Price calculated using, instead of WCB stock, the common stock of that member of the Index Group.

                        (2) Index Differential. The sum of the respective
                            numbers (expressed as percentages), for each of the members of the Index Group, obtained by multiplying the weighting (as set forth in Schedule 14) of that member of the Index Group times the quotient of the Index Price for that member of the Index Group divided by the Base Price (as set forth in

                            Schedule 14) for that member of the Index Group.

                        (3) Index Group. The companies set forth in chart form
                            in Schedule 14, the common stock of all of which will be publicly traded and as to which no publicly announced Acquisition Proposal for the company will have been made between the day before the date this Agreement is signed and the Determination Date.

                        (4) Acquisition Proposal. A company within the Index
                            Group has received an Acquisition Proposal if it receives a proposal for a transaction, which if consummated as proposed would immediately thereafter result in its equity holders' controlling 50% or less of the equity of the entity resulting from the combination.

                    (e) If the common stock of any of the companies listed in
                        Schedule 14 ceases to be publicly traded or an Acquisition Proposal is announced with respect to that company between the day before the date this Agreement is signed and the Determination Date, that company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price.

                    (f) All prices per share under this Subsection 7.2.5 will be appropriately adjusted to account for stock dividends, split-ups, mergers, combinations, conversions, exchanges of shares or the like.

               7.2.6. IMPRACTICABILITY. By either WCB, HB, or VB upon written notice given to the other parties if the party seeking termination under this Subsection 7.2.6's board of directors has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of either the State of Washington or the State of Oregon to restrain or invalidate the transactions contemplated by this Agreement.

         7.3. COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Section 7, VB, WCB and HB each will pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to any other party.

                                   SECTION 8.
                                  MISCELLANEOUS

         8.1. NOTICES. Any notice, request, instruction or other document given under this Agreement must be in writing and must either be delivered personally or be sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other parties):

         VB                                     Vancouver Bancorp
                                                801 Main Street
                                                P.O. Box 1087
                                                Vancouver, WA  98666-1087
                                                Attn: Lee S. Stenseth

           with a copy to:                      Kenneth A. Roberts

                                                Foster Pepper & Shefelman
                                                One Main Place
                                                101 SW Main St., 15th Floor
                                                Portland, OR  97204

         WCB and HB                             West Coast Bancorp
                                                5335 SW Meadows Rd., Suite 201
                                                Lake Oswego, OR  97035
                                                Attn: Rodney B. Tibbatts

           with a copy to:                      Stephen M. Klein
                                                Graham & Dunn, P.C.
                                                1420 Fifth Avenue, 33rd Floor
                                                Seattle, WA  98101-2390

         8.2. WAIVERS AND EXTENSIONS. Subject to Section 9, WCB, HB or VB may grant waivers or extensions to the other parties to this Agreement, but only through a written instrument executed by the Chief Executive Officer of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

              (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

              (b)   compliance with any of the covenants of any other party; and

              (c) any other party's performance of any obligations under this Agreement and any other condition precedent set out in
                    Section 5.

         8.3. GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise: (1) the defined terms defined in this Agreement include the plural as well as the singular and (2) references in this Agreement to Sections, Subsections, Schedules, and Exhibits refer to Sections and Subsections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words "without limitation." All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

         8.4. CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (1) contains the parties' entire understanding, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (2) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (3) includes all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (4) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

         8.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Except for Subsection 4.8 (confidentiality) and Subsection 7.3 (expense allocation), the representations, warranties and covenants in this Agreement will not survive Closing or termination of this Agreement.

         8.6. ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements, and fees, costs and expenses relating to any mediation or appeal.

         8.7. ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

         8.8. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, except to the extent that certain matters may be governed by federal law.

         8.9. SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement is not affected, and each remaining term is valid and enforceable to the fullest extent permitted by law.

                                   SECTION 9.
                                   AMENDMENTS

         9.1. BOARD ACTION. At any time before the Effective Date, whether before or after the parties have obtained any applicable shareholder approvals of the Transaction, the boards of directors of WCB,HB, and VB may: (1) amend or modify this Agreement or any attached Exhibit or Schedule and (2) grant waivers or time extensions in accordance with Subsection 8.2; but after the VB shareholders have approved this Agreement, the parties' boards of directors may not without VB shareholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or change the form of consideration VB shareholders will receive in the Transaction. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver. Failure by any party to insist on strict compliance with any obligation, agreement or condition of the other parties under this Agreement, does not without a writing operate as a waiver or estoppel with respect to that or any other obligation, agreement or condition.

         Signed as of February 15, 1996:

                                           WEST COAST BANCORP


                                           By /s/ Rodney B. Tibbatts
                                              ----------------------------------
                                           Name:  Rodney B. Tibbatts
                                           Title: Co-President and CEO


                                           HB ACQUISITION CORPORATION


                                           By /s/ Victor L. Bartruff
                                              ----------------------------------
                                           Name:  Victor L. Bartruff
                                           Title: Co-President and CEO

                                           VANCOUVER BANCORP


                                           By /s/ Lee S. Stenseth
                                              ----------------------------------
                                           Name:  Lee S. Stenseth
                                           Title: President

STATE OF OREGON                     )
                                    ) ss.
COUNTY OF CLACKAMAS                 )

         On this 15th day of February, 1996, before me personally appeared Rodney B. Tibbatts, to me known to be the Co-President and Chief Executive Officer of WEST COAST BANCORP, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                             /s/ Renita McNaughton
                                           -------------------------------------
                                           NOTARY PUBLIC in and for the State
                                           of Oregon, residing at
                                           771 25th St. SE, Salem, OR  97301
                                           Title: Executive Assistant
                                           My commission expires 9/29/97

STATE OF OREGON                     )
                                    ) ss.
COUNTY OF CLACKAMAS                 )

         On this 15th day of February, 1996, before me personally appeared Victor L. Bartruff to me known to be the Co-President and Chief Executive Officer of HB ACQUISITION CORPORATION, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                             /s/ Renita McNaughton
                                           -------------------------------------
                                           NOTARY PUBLIC in and for the State
                                           of Oregon, residing at
                                           771 25th St. SE, Salem, OR  97301
                                           Title: Executive Assistant
                                           My commission expires 9/29/97

STATE OF WASHINGTON                 )
                                    ) ss.
COUNTY OF CLARK                     )

         On this 15th day of February, 1996, before me personally appeared Lee
S. Stenseth, to me known to be the President of VANCOUVER BANCORP, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                            /s/ Gaynel Moody
                                           -------------------------------------
                                           NOTARY PUBLIC in and for the State
                                           of Washington, residing at
                                           Vancouver
                                           Title: Notary
                                           My commission expires 7/24/99

         The undersigned, being all of the Board of Directors of Vancouver Bancorp ("VB"), hereby consent to the Plan and Agreement of Reorganization and Merger, dated as of February 15, 1996, between West Coast Bancorp, HB Acquisition Corporation, and VB ("Agreement"), and individually and as a group agree to vote in favor of the Agreement the shares of capital stock each beneficially owns, and subject to the good faith exercise of their fiduciary duties in accordance with the advise of counsel, to support and recommend the Agreement's adoption by the other shareholders of VB.

         Except as otherwise required by law, the undersigned hereby, individually and as a group, further agree to refrain from (a) negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of VB from the date of the Agreement through the meeting of the shareholders of VB at which the transactions contemplated by the Agreement will be considered, and (b) any other actions or omissions inconsistent with the transactions contemplated by the Agreement.

/s/ Stuart A. Bender                                 /s/ Timothy P. Moyer
- ---------------------------                          ---------------------------

/s/ Robert V. Hyde                                   /s/ Dean N. Alterman
- ---------------------------                          ---------------------------

/s/ Dianne A. Frichtl                                /s/ Lee S. Stenseth
- ---------------------------                          ---------------------------

/s/ James J. Pomajevich
- ---------------------------

                               AMENDMENT NO. 1 TO
                                MERGER AGREEMENT

         This Amendment No. 1, dated April 8, 1996, amends the Plan and Agreement of Reorganization and Merger ("Merger Agreement") between West Coast Bancorp ("WCB"), HB Acquisition Corporation ("HB") and Vancouver Bancorp ("VB"), signed by the parties on February 15, 1996.

                                    RECITALS

A. After the Merger Agreement was signed, it was determined that the numbers representing VB's and WCB's issued and outstanding shares of capital stock were inadvertently understated in the Merger Agreement. Also, due to options in the process of exercise under a WCB Stock Plan at the time the Merger Agreement was signed, the number representing the WCB Common Stock shares outstanding under the WCB Stock Plans was overstated in the Merger Agreement. Each party was unaware when the Merger Agreement was signed of these technical discrepancies in the other party's disclosures.

B. The parties wish to correct their respective disclosures in the Merger Agreement to reflect the actual numbers of each of their issued and outstanding shares as of February 15, 1996, and the actual number of the WCB Common Stock shares outstanding under the WCB Stock Plans as of February 15, 1996.

         Therefore, in consideration of the mutual promises set forth below and in the Merger Agreement, the parties amend the Merger Agreement as follows:

                                                     AGREEMENT

1. DEFINITIONS. Capitalized terms not expressly defined in this Amendment No. 1 have the meaning assigned to those terms in the Merger Agreement.

2. AMENDMENT TO WCB'S REPRESENTATIONS AND WARRANTIES. WCB's representation and warranty in Subsection 3.1.3(a)(1) is amended by inserting 4,807,679 in place of 4,805,689 as the number of WCB Common Stock shares which are issued and outstanding. WCB's representation and warranty in Subsection 3.1.3(a)(2) is amended by inserting 343,431 in place of 344,420 as the number of WCB Common Stock shares outstanding under the WCB Stock Plans.

3. AMENDMENT TO VB'S REPRESENTATIONS AND WARRANTIES. VB's representation and warranty in Subsection 3.1.3(b)(1) is amended by inserting 141,461 in place of 141,428 as the number of VB Common Stock shares which are issued and outstanding.

4. FULL FORCE AND EFFECT. The Merger Agreement remains in full force and effect, except as specifically amended by this Amendment No. 1.

5. GOVERNING LAW. This Amendment No. 1 is governed by Washington State law.

6. COUNTERPARTS. The parties may execute this Amendment No. 1 in one or more counterparts. All counterparts will be construed together and constitute one originally executed document.

Signed as of April 8, 1996:

                                       WEST COAST BANCORP



                                       By  /s/Rodney B. Tibbatts
                                         -------------------------
                                       Name:  Rodney B. Tibbatts
                                       Title: Co-President and CEO


                                       HB ACQUISITION CORPORATION



                                       By /s/Victor L. Bartruff
                                         -------------------------
                                       Name:  Victor L. Bartruff
                                       Title: Co-President and CEO


                                       VANCOUVER BANCORP



                                       By  /s/ Lee S. Stenseth
                                         -------------------------
                                       Name:  Lee S. Stenseth
                                       Title: President

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT ("Agreement"), dated as of February 15, 1996, between WEST COAST BANCORP ("WCB"), an Oregon corporation, and VANCOUVER BANCORP ("VB"), a Washington corporation.

                                    RECITALS

A. WCB, VB, and HB Corporation ("HB") are signing and delivering a Plan and Agreement of Reorganization and Merger ("Merger Agreement") dated as of February 15, 1996, concurrently with this Agreement.

B. As a condition to and in consideration of WCB's signing of the Merger Agreement, VB has agreed to grant WCB the Option described in this Agreement.

                                    AGREEMENT

         In consideration of the mutual promises set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

1. GRANT OF OPTION. VB grants to WCB an irrevocable option ("Option") to purchase, subject to the terms of this Agreement, up to 28,144 fully paid and nonassessable shares of VB Common Stock, no par value ("Common Stock") (which represents 19.9% of VB's total stock issued and outstanding), at a price of $64 per share; but if VB issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement or in accordance with existing stock options) at a price less than $64 per share (as adjusted in accordance with Subsection 6.3), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

2.       EXERCISE OF OPTION.

         2.1 Exercise of Option. The Holder (defined below) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (defined below) and a Subsequent Triggering Event (defined below) shall have occurred before the occurrence of an Exercise Termination Event (defined below); provided that the Holder shall have sent the written notice of such exercise (as provided in Subsection 2.2) within 30 days following such Subsequent Triggering Event (or such longer period as provided in Section 10). This Option shall not be exercisable: (a) during any period in which WCB is failing in any material respect to perform its obligations or observe its covenants under the Merger Agreement, unless the reason for such failure is that VB is failing in any material respect to perform its obligations or observe its covenants under the Merger Agreement; (b) if any governmental approvals required for the issuance of the shares of Common Stock to be purchased shall not have been obtained or if such issuance would violate applicable laws or regulations.

         2.2 Notice. In the event the Holder is entitled to and wishes to exercise the Option, it shall send to VB a written notice (the date of which is referred to in this Agreement as the "Notice Date") specifying (a) the total number of shares it will purchase pursuant to such exercise and (b) a place and a date not earlier than three business days nor later than 30 business days from the Notice Date, for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further that if prior notification to or approval of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         2.3 Payment. At the closing referred to in Subsection 2.2, the Holder shall pay to VB the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by VB, provided that failure or refusal of VB to designate such an account shall not preclude the Holder from exercising the Option. At such closing, simultaneously with the delivery of immediately available funds as provided in this Subsection 2.3, VB shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option is exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable under this

                  Agreement and the Holder shall deliver to VB a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

         2.4 Legend. Certificates for Common Stock delivered at a closing under this Agreement may be endorsed with a restrictive legend that shall read substantially as follows:

                        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and VB and to resale restrictions arising under the Securities Act of 1933, as amended, and applicable state securities laws. A copy of such agreement is on file at the principal office of VB and will be provided to the holder hereof without charge upon receipt by VB of a written request therefor."

                  It is understood and agreed that: (a) the reference to the resale restrictions of the Securities Act of 1933, as amended ("1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to VB a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel, in form and substance satisfactory to VB, to the effect that such legend is not required for purposes of the 1933 Act; and (b) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference. In addition, such certificates shall bear any other legend as may be required by law.

         2.5 Delivery. Upon the giving by the Holder to VB of the written notice of exercise of the Option provided for under Subsection and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of VB shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. VB shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Subsection in the name of the Holder or its assignee or transferee.

3.       CERTAIN DEFINITIONS.

         3.1 Exercise Termination Event. An "Exercise Termination Event" is the earliest to occur of the following: (a) the Effective Date of the Merger; (b) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs before the occurrence of an Initial Triggering Event, except a termination by WCB pursuant to Subsection 7.2.2 of the Merger Agreement; (c) the passage of 12 months after termination of the Merger Agreement if such termination follows either the occurrence of an Initial Triggering Event or a termination by WCB pursuant to Subsection 7.2.2 of the Merger Agreement; provided that if an Initial Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination; (d) the second anniversary of the date of this Agreement; or (e) the exercise by WCB of its right to terminate the Merger Agreement pursuant to Subsection 7.2.3 thereof. The "Last Triggering Event" means the last Initial Triggering Event to occur.

         3.2 Holder. The term "Holder" means the person or persons holding the Option in accordance with the terms of Section 12.

         3.3 Initial Triggering Event. The term "Initial Triggering Event" means any of the following events or transactions occurring after the date of this Agreement:

                  a. VB or any of its Subsidiaries (each a "VB Subsidiary"), without having received WCB's prior written consent, shall have engaged in or entered into an agreement to engage in an Acquisition Transaction (defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), and the rules and regulations thereunder) other than VB, any VB Subsidiary, WCB or any of its subsidiaries (each a "WCB Subsidiary") or VB's board of directors shall have recommended that the shareholders of VB approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (1) a merger, consolidation or any similar transaction involving VB or any Significant Subsidiary (as defined in Rule 1-02 of Regulation

                        S-X promulgated by the SEC) of VB, (2) a purchase, lease or other acquisition of all or substantially all of the assets of VB or any Significant Subsidiary of VB, (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of VB or any Significant Subsidiary of VB, or (4) any substantially similar transaction;

                  b. (1) Any person other than WCB, any WCB Subsidiary, any VB Subsidiary acting in a fiduciary capacity in the ordinary course of such VB Subsidiary's business, any employee benefit plan or employee stock ownership plan of VB or any VB Subsidiary, or any person organized, appointed or established by VB or any VB Subsidiary for or pursuant to the provisions of any such plan, alone or together with such person's affiliates and associates (as the terms "affiliate" and "associate" are defined in Rule 12b-2 under the 1934 Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned in Section 13(d) of the 1934 Act, and the rules and regulations thereunder), or (2) any group (as the term "group" is defined in Section 13(d)(3) of the 1934 Act), other than a group of which WCB, any WCB Subsidiary, any VB Subsidiary acting in a fiduciary capacity in the ordinary course of such VB Subsidiary's business, any employee benefit plan or employee stock ownership plan of VB or any VB Subsidiary, or any person organized, appointed or established by VB or any VB Subsidiary for or pursuant to the terms of any such plan is a member, shall have been formed that beneficially owns 15% or more of the Common Stock then outstanding; provided, however, that notwithstanding this Subsection 3.3.b,
                        (i) any purchase or purchases of less than 1% in the aggregate of the VB outstanding shares or (ii) any exercise of existing VB stock options, will not be a "Triggering Event."

                  c. Any person other than WCB or any WCB Subsidiary shall have made a bona fide proposal to VB or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction;

                  d. After a proposal is made by a third party to VB or its shareholders to engage in an Acquisition Transaction, VB shall have breached any covenant or obligation contained in the Merger Agreement and such breach: (1) would entitle WCB to terminate the Merger Agreement (without regard for any cure periods, if any, provided therein unless such cure is promptly effected without jeopardizing consummation of the merger pursuant to the terms of the Merger Agreement) and (2) shall not have been cured prior to the Notice Date; or

                  e. Any person other than WCB or any WCB Subsidiary, other than in connection with a transaction to which WCB has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         3.4 Subsequent Triggering Event. The term "Subsequent Triggering Event" means either of the following events or transactions occurring after the date of this Agreement (it being understood that the occurrence of either such event would also constitute an Initial Triggering Event):

                  a. The acquisition by any person, alone or together with such person's affiliates and associates, or any group, subject to the same exceptions as those set forth in Subsections 3.3.b(1) and 3.3.b(2), of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                  b. The occurrence of an Initial Triggering Event described in Subsection 3.3.a, except that the percentage referred to in clause (3) shall be 25%.

         3.5 Triggering Event and Notice. VB shall notify WCB promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (collectively, a "Triggering Event"), it being understood that the giving of such notice by VB shall not be a condition to the right of the Holder to exercise the Option.

4. COVENANTS OF VB. VB agrees that: (a) it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (b) it shall not by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed by VB under this Agreement; (c) it shall promptly take all action as may from time to time be required (including (1) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (2) if, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and VB duly and effectively to issue shares of Common Stock in accordance with this Agreement; and (d) it shall promptly take all action provided in this Agreement to protect the rights of the Holder against dilution.

5. EXCHANGE OF OPTION. This Agreement (and the Option granted by this Agreement) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at VB's principal office, for other Agreements providing for Options of different denominations entitling the Holder thereof to purchase, on the same terms and subject to the same conditions as are set forth in this Agreement, in the aggregate, the same number of shares of Common Stock purchasable under this Agreement. The terms "Agreement" and "Option" as used in this Agreement include any Stock Option Agreements and related Options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon receipt by VB of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of, reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, VB will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of VB, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

6. ANTI-DILUTION ADJUSTMENTS. The number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

         6.1 In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted, and proper provision shall be made in the agreements governing such transaction so that WCB shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that WCB would have received in respect of the Common Stock subject to the Option if the Option had been exercised and the Common Stock subject to the Option had been issued to WCB immediately prior to such event or the record date therefor, as applicable.

         6.2 In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than as described in Section 6.1 or pursuant to this Agreement), including, without limitation, pursuant to stock option plans and in connection with acquisitions and other transactions permitted by the Merger Agreement, the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Agreement shall be deemed to authorize VB or WCB to breach any provision of the Merger Agreement.

         6.3 Subject to the following sentence, whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 6, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment. The foregoing adjustment to the Option Price shall not apply to adjustments in the number of shares of Common Stock issuable under this Option caused by an issuance of additional shares of Common Stock for consideration pursuant to an agreement entered into before the date of this Agreement.

         6.4 In no event shall the aggregate number of shares for which this Option is exercisable (including pursuant to all adjustments as provided for in this Agreement) exceed 19.9% of VB's outstanding Common Stock prior to exercise.

7. REGISTRATION RIGHTS. Upon the occurrence of a Subsequent Triggering Event that occurs before an Exercise Termination Event, VB shall, at the request of WCB delivered within 30 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent Holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant to this Agreement), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering the Option and any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by WCB. VB will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from later of (i) the date of the closing under this Agreement or (ii) the date such registration statement first becomes effective, or such shorter time as may be reasonably necessary to effect such sales or other dispositions. WCB shall have the right to demand two such registrations. The obligations of VB under this Agreement to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time that do not exceed 60 days in the aggregate if VB's board of directors shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect VB. The foregoing notwithstanding, if at the time of any request by WCB for registration of the Option and/or the Option Shares as provided above, VB is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by VB, the number of Option Shares which in either case are to be covered in the registration statement contemplated by this Agreement may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and VB in the aggregate; and provided further, however, that if such reduction occurs, then VB shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each Holder whose Option and/or Option Shares are registered under this Agreement shall provide all information reasonably requested by VB for inclusion in any registration statement to be filed under this Agreement. If requested by any such Holder in connection with such registration, VB shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the VB. Upon receiving any request under this Section 7 from any Holder, VB agrees to send a copy thereof to any other person known to VB to be entitled to registration rights under this Section 7, in each case by promptly mailing the said postage prepaid, to the address of record of the persons entitled to receive such copies.

8.       REPURCHASE OF OPTION OR OPTION SHARES.

         8.1 Repurchase of Option or Option Shares. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (a) at the request of the Holder, delivered within 30 days of such occurrence (or such longer period as provided in Section 10), VB shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the product of the excess of (i) the Market/Offer Price (as defined below) over (ii) the Option Price, multiplied by the number of shares for which this Option may then be exercised, and (b) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days of such occurrence (or such later period as provided in Section 10), VB shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the product of the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" means the highest of the following amounts with respect to the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be (a) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made; (b) the price per share of Common Stock paid by any third party or to be paid pursuant to an agreement with VB entered into during the period; (c) the highest closing price for shares of Common Stock reported in the principal market for such shares within the period; or (d) in the event of a sale of all or substantially all of VB's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of VB as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and VB divided by the number of shares of Common Stock of VB outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and VB. Notwithstanding the foregoing, if the same person who has participated in a Triggering Event has entered, or after such Triggering Event has occurred enters, into any agreement or understanding with WCB relating to WCB's rights under this Option or with respect to the Option Shares or directly or indirectly relating to VB, WCB shall, notwithstanding the terms of such agreement or understanding, at any time upon the occurrence of a Subsequent Triggering Event of the type set forth in Subsection without VB's approval, recommendation or consent, promptly request that VB repurchase the Option and any Option Shares held by WCB as provided in this Section 8 and VB shall do so.

         8.2 Holder Election. The Holder and/or the Owner, as the case may be, may exercise its right to require VB to repurchase the Option and any Option Shares pursuant to this Section 8 by surrendering for such purpose to VB, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require VB to repurchase this option and/or the Option Shares in accordance with the provisions of this Section 8. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, VB shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that VB is not then prohibited under applicable law and regulation from so delivering.

         8.3 Prohibitions of Law. To the extent that VB is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, VB shall immediately so notify the Holder and/or the owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which VB is no longer so prohibited; provided, however, that if VB at any time after delivery of a notice of repurchase pursuant to Subsection 8.2 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and VB hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder and/or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, VB shall promptly (a) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that VB is not prohibited from delivering; and (b) deliver as appropriate, (1) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common

                  Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (2) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing, and VB shall have no further obligation to purchase such Option or Option Shares.

9.       ISSUANCE OF SUBSTITUTE OPTION UPON CERTAIN MERGERS, ETC.

         9.1 Issuance of Substitute Option. In the event that before an Exercise Termination Event, VB shall enter into an agreement
                  (a) to consolidate with or merge into any person, other than WCB or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (b) to permit any person, other than WCB or one of its Subsidiaries, to merge into VB and VB shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (c) to sell or otherwise transfer all or substantially all of its assets to any person, other than WCB or one of its Subsidiaries then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (1) the Acquiring Corporation (as defined below), (2) any person that controls the Acquiring Corporation, or (3) in the case of a merger described in clause (b) of this Subsection 9.1, VB.

         9.2      Definitions. The following terms have the meanings indicated:

                  a. "Acquiring Corporation" means (1) the continuing or surviving corporation of a consolidation or merger with VB (if other than VB); (2) VB in a merger in which VB is the continuing or surviving person; and (3) the transferee of all or substantially all of VB's assets.

                  b. "Substitute Common Stock" means the common stock of the issuer of the Substitute Option upon exercise of the Substitute Option.

                  c. "Assigned Value" means the Market/Offer Price, as defined in Section 8; provided, however, that in the event a sale of all or substantially all of VB's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of VB as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of Common Stock of VB outstanding at the time of such sale.

                  d. "Average Price" means the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if VB is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into VB or by any company which controls or is controlled by such person, as the Holder may elect.

         9.3 Exercise of Substitute Option. The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

         9.4 Terms of Substitute Option. The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms (including, without limitation, those relating to repurchase of the Option and the Option Shares) shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option. The number of shares issuable and the exercise price under the

                  Substitute Option shall be subject to adjustment in the manner provided in Sections 6.1 and 6.3 of this Agreement, but, notwithstanding the foregoing, adjustments to the number of shares issuable and the exercise price per share resulting from the application of Section 6.2, and the price adjustment provided for in the first sentence of Section 1, shall not apply to such Substitute Option.

         9.5 Limitation on Exercise of Substitute Option. In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding before exercise but for this Subsection 9.5, the issuer of the Substitute Option (the "Substitute Option VB") shall make a cash payment to the Holder equal to the excess of (a) the value of the Substitute Option without giving effect to the limitation in this clause 9.5 over (b) the value of the Substitute Option after giving effect to the limitation in this Subsection 9.5. This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

         9.6 Assumption of Agreement. VB shall not enter into any transaction described in Subsection 9.1 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of VB under this Agreement.

10. EXTENSION OF TIME PERIOD. The 30-day periods for exercise of certain rights under Sections 2, 7, 8, and 12 shall be extended so that each such period expires 30 days after all regulatory approvals required for the exercise of such rights have been obtained and all statutory waiting periods have expired; and shall be further extended to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise. No such extensions shall extend the period for the Holder to exercise the Option to a date more than 2 years after the date of this Agreement.

11. VB'S REPRESENTATIONS AND WARRANTIES. VB represents and warrants to WCB as follows:

         11.1 Authority. VB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by VB's board of directors and no other corporate proceedings on the part of VB are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by VB. This Agreement is the valid and legally binding obligation of VB.

         11.2 Corporate Action. VB has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date of this Agreement through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable under this Agreement, and all such shares, upon issuance pursuant to this Agreement will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

12. ASSIGNMENT. Neither of the parties may assign any of its rights or obligations under this Agreement or the Option created under this Agreement to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred before an Exercise Termination Event, WCB, subject to the express provisions of this Agreement, may assign in whole or in part its rights and obligations under this Agreement within 30 days following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by WCB under the Bank Holding Company Act to acquire the shares of Common Stock subject to the Option, WCB may not assign its rights under the Option except in (a) a widely dispersed public distribution; (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of VB; (c) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on WCB's behalf; or (d) any other manner approved by the Federal Reserve Board. Any assignment by WCB shall be made only in compliance with federal and applicable state securities laws.

13. BEST EFFORTS. Each of WCB and VB will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable under this Agreement on any securities exchange on which the Common Stock is then traded and applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable under this Agreement, but WCB shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable under this Agreement until such time, if ever, as it deems appropriate to do so.

14. TERMINATION OF OPTION. Notwithstanding anything to the contrary in this Agreement, in the event that the Holder or Owner or any Related Person (as defined below) thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Merger Agreement), then (a) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (b) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall be immediately repurchasable by VB at the Option Price. A "Related Person" of a Holder or Owner means any "affiliate" (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) of the Holder or Owner and any person that is the beneficial owner of 25% or more of the voting power of the Holder or Owner, as the case may be.

15. EQUITABLE RELIEF. The parties to this Agreement acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be enforceable by either party through injunctive or other equitable relief.

16. ENFORCEABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or VB is not permitted to repurchase pursuant to Section 8, the full number of shares of Common Stock provided in Section 1 (as adjusted pursuant to Section 6), it is the express intention of VB to allow the Holder to acquire or to require VB to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

17. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

20. EXPENSES. Except as otherwise expressly provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

21. ENTIRE AGREEMENT. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated under this Agreement and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties to this Agreement, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

22. MISCELLANEOUS. Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings assigned to them in the Merger Agreement. Section and Subsection headings are for convenience and reference only and shall not affect the meaning or construction of this Agreement. Except as otherwise provided in this Agreement, Sections and Subsections refer to Sections and Subsections of this Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                             WEST COAST BANCORP



                                             By: /s/ Rodney B. Tibbatts
                                                -----------------------
                                                Co-President and Chief
                                                Executive Officer


                                             VANCOUVER BANCORP



                                             By: /s/ Lee S. Stenseth
                                                -----------------------
                                                President

                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

SECTION 23B.13.010   DEFINITIONS.  As used in this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 23B.13.020   RIGHT TO DISSENT.

         (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

                  (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

              (a) The proposed corporate action is abandoned or rescinded;

              (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

              (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. 1991 c 269 Section 37; 1989 c 165 Section 141.

SECTION 23B.13.030   DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

              (a) The beneficial shareholder submits to the corporation the record shareholder's written consentt to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

              (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. 1989 c 165 Section 142.

SECTION 23B.13.200   NOTICE OF DISSENTERS' RIGHTS.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2) If corporate action creating dissenters' rights under RCW 23B.13.020 it taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. 1989 c 165 Section 143.

SECTION 23B.13.210   NOTICE OF INTENT TO DEMAND PAYMENT.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter. 1989 c 165 Section 144.

SECTION 23B.13.220   DISSENTERS' NOTICE.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

              (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

              (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

              (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

              (e) Be accompanied by a copy of this chapter.

SECTION 23B.13.260   FAILURE TO TAKE ACTION.

         (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

SECTION 23B.13.270   AFTER-ACQUIRED SHARES.

         (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

SECTION 23B.13.280   PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER.

         (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

              (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

              (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

              (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

SECTION 23B.13.300                  COURT ACTION.

         (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

SECTION 23B.13.310                  COURT COSTS AND COUNSEL FEES.

         (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

              (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

              (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                  April 10, 1996



Board of Directors
Vancouver Bancorp
801 Main Street
Vancouver, Washington  98666


Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Vancouver Bancorp and its wholly-owned subsidiary, Bank of Vancouver ("VB" or the Company"), of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated February 15, 1996, (the "Agreement") between VB and West Coast Bancorp, Inc. ("WCBO").

         In connection with the proposed merger transaction (the "Merger") whereby VB will be merged into HB Corporation, a wholly-owned subsidiary of WCBO, each issued and outstanding share and option of the Company common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by VB, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive the amount determined by the division of $11,581,000 (the Merger "Consideration") by the five-day average of the bid and ask prices of WCBO common stock two days prior to the closing date, except for fractional shares which will receive a proportional amount of cash.

         Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our

Board of Directors
April 10, 1996
Page 2

qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from WCBO pursuant to the Merger, CFAI has advised Washington and Oregon community banks regarding fairness of capital transactions. VB has agreed to pay CFAI a fee for this opinion letter.

         In connection with rendering this opinion, we have, among other things:
(i) reviewed the Agreement; (ii) reviewed VB's financial and related audited financial information for the twelve months ended December 31, 1994 and for the interim nine month period ending September 30, 1995; (iii) reviewed certain internal financial analyses and certain other forecasts for the Company prepared by and reviewed with the management of the Company; (iv) conducted interviews with senior management of the Company regarding the past and current business operations, results thereof, financial condition and future prospects of the Company; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed WCBO's audited financial information for the fiscal year ended December 31, 1995 and financial information for the 9 months ended September 30, 1995 including the Form 10- KSB filed with the U.S. Securities and Exchange Commission; (viii) reviewed the price ranges and dividend history for WCBO common stock; (ix) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

         In conducting our review and arriving at our opinion we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the Company or WCBO. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of the Company. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with VB.

         This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion

Board of Directors
April 10, 1996
Page 3

herein as to the prices at which shares of WCBO Common Stock have traded or may trade at any future date.

         This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

         In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of VB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of VB.

         We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transactions and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                              Very truly yours,

                                              COLUMBIA FINANCIAL ADVISORS, INC.

                                              By: /s/ Robert J. Rogowski
                                                  ------------------------
                                                 Robert J. Rogowski
                                                 Principal